    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2001


                                                      REGISTRATION NO. 333-52762

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               RADIAN GROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6719                              23-2691170
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               1601 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-6600
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                HOWARD S. YARUSS
                             SENIOR VICE PRESIDENT,
                         SECRETARY AND GENERAL COUNSEL
                               RADIAN GROUP INC.
                               1601 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-6600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                                             SAMUEL BERGMAN, ESQ.
                                     EXECUTIVE VICE PRESIDENT, SECRETARY
                                             AND GENERAL COUNSEL
      TREVOR S. NORWITZ, ESQ.          ENHANCE FINANCIAL SERVICES GROUP         DAVID W. BERNSTEIN, ESQ.
   WACHTELL, LIPTON, ROSEN & KATZ                    INC.                  CLIFFORD CHANCE ROGERS & WELLS LLP
        51 WEST 52ND STREET             335 MADISON AVENUE, 25TH FLOOR              200 PARK AVENUE
      NEW YORK, NEW YORK 10019             NEW YORK, NEW YORK 10017             NEW YORK, NEW YORK 10166
           (212) 403-1000                       (212) 984-9200                       (212) 878-8000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger of Enhance Financial Services Group Inc. with GOLD Acquisition Corporation, a wholly owned subsidiary of Radian Group Inc.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ] ------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Radian Logo]                                                     [Enhance Logo]


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     Radian Group Inc. and Enhance Financial Services Group Inc. have agreed on a merger transaction involving our two companies. Before we can complete the merger, we must obtain the approval of our companies' stockholders. We are sending you this Joint Proxy Statement/Prospectus to ask you to vote in favor of the merger transaction and related matters.

     In the merger, a subsidiary of Radian will merge with and into Enhance Financial Services. As a result, Enhance Financial Services will become a wholly owned subsidiary of Radian, and shareholders of Enhance Financial Services will receive 0.22 (subject to adjustment to not less than 0.205) of a Radian common share in return for each Enhance Financial Services common share they currently own. Outstanding Radian common shares will remain unchanged in the merger. The Radian common shares, including the shares issued to shareholders of Enhance Financial Services in the merger, will continue to be listed on the New York Stock Exchange under the trading symbol "RDN."

     Enhance Financial Services will hold a special meeting of its shareholders to consider and vote on the merger proposal. Radian will hold a special meeting of its stockholders to consider and vote on the proposal to issue Radian common shares in the merger.


     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholders' meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals presented. If you neither return your card nor if you do not instruct your broker how to vote any shares held for you in "street name," your shares will not be voted at the meeting.


     APPROVAL OF THE MERGER BY THE ENHANCE FINANCIAL SERVICES SHAREHOLDERS REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF ITS OUTSTANDING SHARES. THEREFORE, AN ENHANCE FINANCIAL SERVICES SHAREHOLDER NOT VOTING HAS THE SAME EFFECT AS VOTING AGAINST THE MERGER.

     The dates, times and places of the stockholders' meetings are as follows:


             RADIAN STOCKHOLDERS:                   ENHANCE FINANCIAL SERVICES SHAREHOLDERS:
              1601 Market Street                                The Cornell Club
       Philadelphia, Pennsylvania 19103                        6 East 44th Street
   February 27, 2001, 3:00 p.m., local time                 New York, New York 10017
                                                    February 27, 2001, 10:30 a.m., local time



     This Joint Proxy Statement/Prospectus gives you detailed information about the merger we are proposing, and it includes our merger agreement as Annex A. You can get more information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read carefully this entire document, including all its annexes, and we especially encourage you to read the section on "Risk Factors" beginning on page 14.


     We enthusiastically support this compelling combination of two successful companies, and we join with the members of our boards of directors in recommending that you vote in favor of the merger and the related proposal.


             /s/ FRANK P. FILIPPS
-----------------------------------------------                 /S/ DANIEL GROSS
               Frank P. Filipps                  -----------------------------------------------
     Chairman and Chief Executive Officer                         Daniel Gross
               Radian Group Inc.                      President and Chief Executive Officer
                                                      Enhance Financial Services Group Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES THAT WILL BE ISSUED IN THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 26, 2001,


    AND IS BEING FIRST MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 27, 2001.

This document incorporates important business and financial information about Radian and Enhance Financial Services that is not included in or delivered with this document. This information is available without charge to stockholders upon written or oral request at the applicable company's address and telephone number listed on page 3. To obtain timely delivery, stockholders must request the information no later than February 20, 2001.

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                               335 MADISON AVENUE
                               NEW YORK, NY 10017
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 27, 2001

                            ------------------------

To the Shareholders of Enhance Financial Services Group Inc.:


     A special meeting of shareholders of Enhance Financial Services Group Inc. will be held on February 27, 2001, at 10:30 a.m., local time, at The Cornell Club, 6 East 44th Street, New York, New York 10017, for the following purposes:


     - To consider and vote upon a proposal to adopt the merger agreement among Radian Group Inc., GOLD Acquisition Corporation, which is a newly formed wholly owned subsidiary of Radian, and Enhance Financial Services, and authorize the transactions contemplated by the merger agreement, including the merger; and

     - To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of it.


     Holders of record of Enhance Financial Services common shares at the close of business on January 23, 2001 will be entitled to be notified of and to vote at the special meeting or any adjournment or postponement of it.


     THE ENHANCE FINANCIAL SERVICES BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT, INCLUDING THE MERGER, ARE IN THE BEST INTERESTS OF ENHANCE FINANCIAL SERVICES AND ITS SHAREHOLDERS. ACCORDINGLY, THE ENHANCE FINANCIAL SERVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT AND AUTHORIZE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AT THE SPECIAL MEETING.


     Please take the time to vote by completing and mailing the proxy card. A postage-prepaid envelope has been provided for your convenience. You may revoke your proxy at any time before the vote is taken by sending to the Secretary of Enhance Financial Services a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Enhance Financial Services a written revocation or by voting in person at the special meeting.



     IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU DO NOT RETURN YOUR CARD, OR IF YOU DO NOT INSTRUCT YOUR BROKER HOW TO VOTE ANY SHARES HELD FOR YOU IN "STREET NAME," YOUR SHARES WILL NOT BE VOTED AT THE SPECIAL MEETING. BECAUSE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING ENHANCE FINANCIAL SERVICES SHARES, THAT WOULD HAVE THE SAME EFFECT AS YOUR VOTING AGAINST THE MERGER.


     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, YOUR VOTE IS VERY IMPORTANT.

                                          By Order of the Board of Directors

                                          /s/ SAMUEL BERGMAN

                                          Samuel Bergman
                                          Executive Vice President, Secretary
                                          and General Counsel

New York, NY

January 26, 2001


      PLEASE DO NOT SEND ANY ENHANCE FINANCIAL SERVICES STOCK CERTIFICATES
                                 AT THIS TIME.

                               RADIAN GROUP INC.
                               1601 MARKET STREET
                             PHILADELPHIA, PA 19103

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 27, 2001

                            ------------------------

To the Stockholders of Radian Group Inc.:


     A special meeting of stockholders of Radian Group Inc. will be held on February 27, 2001, at 3:00 p.m., local time, at 1601 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:


     - To consider and vote upon a proposal to approve the issuance of the Radian common shares to be received by Enhance Financial Services Group Inc. shareholders in the proposed merger between a newly formed wholly owned subsidiary of Radian and Enhance Financial Services; and

     - To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of it.


     Holders of record of Radian common shares at the close of business on January 26, 2001 will be entitled to be notified of and to vote at the special meeting or any adjournment or postponement of it. A list of Radian stockholders will be available for inspection at Radian's headquarters during ordinary business hours for the ten-day period before the special meeting.


     THE RADIAN BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF RADIAN SHARES, ARE IN THE BEST INTERESTS OF RADIAN AND ITS STOCKHOLDERS. ACCORDINGLY, THE RADIAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AT THE SPECIAL MEETING TO APPROVE THE SHARE ISSUANCE.

     Please take the time to vote by completing and mailing the proxy card. A postage-prepaid envelope has been provided for your convenience. You may revoke your proxy at any time before the vote is taken by sending to the Secretary of Radian a proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Radian a written revocation or by voting in person at the special meeting.

     IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU DO NOT RETURN YOUR CARD, OR IF YOU DO NOT INSTRUCT YOUR BROKER HOW TO VOTE ANY SHARES HELD FOR YOU IN "STREET NAME," YOUR SHARES WILL NOT BE VOTED AT THE SPECIAL MEETING.

     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, YOUR VOTE IS VERY IMPORTANT.

                                          By Order of the Board of Directors

                                          /s/ Howard S. Yaruss

                                          Howard S. Yaruss
                                          Senior Vice President,
                                          Secretary and General Counsel

Philadelphia, PA

January 26, 2001

               PLEASE DO NOT SEND ANY RADIAN STOCK CERTIFICATES.

To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab that corresponds to the title of the section you wish to read.

                                           TABLE OF CONTENTS          -

                      QUESTIONS AND ANSWERS ABOUT THE MERGER          -

                                                     SUMMARY          -

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL          -
                                                 INFORMATION

                                                RISK FACTORS          -

  CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS          -
                                   AND PRO FORMA INFORMATION

                                        THE SPECIAL MEETINGS          -

                                                  THE MERGER          -

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER          -

                                        THE MERGER AGREEMENT          -

                                               THE COMPANIES          -

         UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION          -

                         DESCRIPTION OF RADIAN CAPITAL STOCK          -

                            COMPARISON OF STOCKHOLDER RIGHTS          -

                         WHERE YOU CAN FIND MORE INFORMATION          -

                                                     ANNEXES          -

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Questions and Answers about the Merger......................      1
Summary.....................................................      3
Summary Historical and Unaudited Pro Forma Financial
  Information...............................................      9
Risk Factors................................................     14
Cautionary Statement Concerning Forward-Looking Statements
  and Pro Forma Information.................................     17
The Special Meetings........................................     18
  Information about the Special Meetings and Voting.........     18
  Matters Relating to the Special Meetings..................     18
  Voting by Proxy...........................................     20
  How to Vote by Proxy......................................     21
  Other Voting Matters......................................     22
  Other Business; Adjournments..............................     22
The Merger..................................................     23
  Background of the Merger..................................     23
  Reasons for the Merger; Recommendations of the Boards of
     Directors..............................................     26
  Opinion of Enhance Financial Services' Financial
     Advisor................................................     29
  Opinion of Radian's Financial Advisor.....................     33
  Accounting Treatment......................................     38
  Regulatory Approvals......................................     38
  Rights of Dissenting Stockholders.........................     39
  Federal Securities Law Consequences.......................     39
  Certain Federal Income Tax Consequences of the Merger.....     39
Interests of Certain Persons in the Merger..................     42
  Change-in-Control Provisions..............................     42
  Options Held by Enhance Financial Services Executive
     Officers and Directors.................................     43
  Agreement to Indemnify Directors, Officers and
     Employees..............................................     43
  Ownership of Securities of Enhance Financial Services.....     44
The Merger Agreement........................................     47
  General...................................................     47
  Effective Time and Effects of the Merger..................     47
  What Enhance Financial Services Shareholders Will
     Receive................................................     47
  Treatment of Enhance Financial Services Options...........     48
  Representations and Warranties............................     48
  Restrictions on Activities of Radian and Enhance Financial
     Services Pending the Merger............................     49
  What Radian and Enhance Financial Services Must Do to
     Facilitate the Merger..................................     51
  Conditions to the Parties' Obligations....................     51
  Proposals by Persons Other than Radian....................     52
  Termination of the Merger Agreement.......................     52
  Payments as a Result of Termination.......................     53
  Option to Sell C-BASS.....................................     54

                                                                PAGE
                                                                ----
  Amendments................................................     54
  Indemnification of Enhance Financial Services Directors
     and Officers...........................................     54
  The Shareholder Support Agreements........................     54
The Companies...............................................     56
  Business of Enhance Financial Services....................     56
  Business of Radian........................................     57
  GOLD Acquisition Corporation..............................     58
Unaudited Pro Forma Condensed Financial Information.........     59
Description of Radian Capital Stock.........................     66
  Authorized Capital Stock..................................     66
  Common Stock..............................................     66
     Voting.................................................     66
     Dividends..............................................     66
     Additional Rights......................................     66
  Preferred Stock...........................................     67
  Anti-Takeover Provisions..................................     67
  Stockholder Rights Plan...................................     67
  Insurance Laws............................................     68
  Preemptive Rights.........................................     69
  Transfer Agent and Registrar..............................     69
  Stock Exchange Listing; Delisting and Deregistration of
     Enhance Financial Services Common Stock................     69
Comparison of Stockholder Rights............................     70
  Amendment of Certificate of Incorporation.................     70
  Amendment of Bylaws.......................................     71
  Authorized Capital Stock..................................     71
  Class Voting..............................................     72
  Cumulative Voting.........................................     72
  Number and Classes of Directors...........................     72
  Nomination of Directors...................................     73
  Other Stockholder Proposals...............................     74
  Qualification of Directors................................     74
  Removal of Directors......................................     74
  Filling Vacancies on the Board............................     75
  Indemnification of Directors and Officers.................     76
  Limitation on Liability of Directors......................     78
  Transactions Involving Officers or Directors..............     78
  Provisions Affecting Control Share Acquisitions and
     Business Combinations..................................     79
  Mergers, Acquisitions, Share Purchases and Certain Other
     Transactions...........................................     81
  Rights of Dissenting Stockholders.........................     82
  Preemptive Rights of Stockholders.........................     83

                                                                PAGE
                                                                ----
  Right to Call Special Meetings of Stockholders............     83
  Stockholder Action Without a Meeting......................     84
  Stockholder Rights Plan...................................     84
  Notice of Stockholders' Meetings..........................     85
  Dividends.................................................     85
  Inspection of Stockholder Lists...........................     85
Legal Matters...............................................     87
Experts.....................................................     87
Independent Public Accountants..............................     87
Other Matters...............................................     88
Certain Proxy Card Matters..................................     88
Stockholder Proposals.......................................     88
Where You Can Find More Information.........................     88
Agreement and Plan of Merger, dated November 13, 2000,
  among Enhance Financial Services Group Inc., GOLD Acquisition
  Corporation and Radian Group Inc. ............................Annex A
Opinion of Morgan Stanley & Co. Incorporated, dated
  November 12, 2000.............................................Annex B
Opinion of Goldman, Sachs & Co., dated
  November 13, 2000.............................................Annex C

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, Enhance Financial Services will merge with GOLD Acquisition
   Corporation, a wholly owned subsidiary of Radian created for the purpose of effecting the merger. After the merger, Enhance Financial Services will be a wholly owned subsidiary of Radian. Enhance Financial Services shareholders will become Radian stockholders and will own approximately 18% of the Radian common shares that are outstanding after the merger. Current Radian stockholders will own the remaining approximately 82%.

Q: WHY ARE RADIAN AND ENHANCE FINANCIAL SERVICES PROPOSING THE MERGER?

A: Our companies are proposing the merger because, among other reasons, we expect as a merged company to possess the cash flow and financial strength to accelerate growth beyond the levels either company could achieve individually. We believe our companies have complementary skills, and we seek to combine Radian's strength in primary mortgage insurance with Enhance Financial Services' leadership in financial guaranty coverages. In addition, the merged company will have a more diverse revenue stream and risk profile than either company would have standing alone and the merged company will be better positioned to capitalize on and lead the trend toward convergence of financial and insurance products.


   Please read the more detailed description of each of our reasons for the merger starting on page 26.


Q: WHAT WILL HAPPEN TO MY ENHANCE FINANCIAL SERVICES COMMON SHARES IN THE
   MERGER?

A: You will receive 0.22 (subject to adjustment to not less than 0.205) of a Radian common share for each Enhance Financial Services common share you own. You will also receive cash in place of any fractional shares.

   The Radian common shares received in the merger will be listed on the New York Stock Exchange under ticker symbol "RDN."

Q: WHAT WILL HAPPEN TO MY RADIAN COMMON SHARES IN THE MERGER?

A: Nothing. Each Radian common share will remain outstanding as a Radian common share.

Q: WHEN ARE THE STOCKHOLDERS' SPECIAL MEETINGS?


A: Each company's special meeting of stockholders will take place on February
   27, 2001. The location of each special meeting is specified on the cover page of this document.


Q: WHAT WILL HAPPEN AT THE STOCKHOLDERS' SPECIAL MEETINGS?

A: At Enhance Financial Services' special meeting, Enhance Financial Services shareholders will vote on the merger agreement and the transactions contemplated by the merger agreement, including the merger. At Radian's special meeting, Radian stockholders will vote on the issuance of Radian common shares in the merger.

   We cannot complete the merger unless, among other things, Enhance Financial Services shareholders vote to adopt the merger agreement and authorize the transactions contemplated by the merger agreement, including the merger, and Radian stockholders vote to approve the stock issuance in the merger.

Q: WHAT DO I DO TO VOTE?


A: After you read this Joint Proxy Statement/ Prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the applicable special meeting. In order to ensure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend your special meeting in person.


   THE ENHANCE FINANCIAL SERVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ENHANCE FINANCIAL SERVICES SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

THE RADIAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RADIAN STOCKHOLDERS VOTE FOR THE ISSUANCE OF RADIAN COMMON SHARES IN THE MERGER.

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGER THAT I SHOULD CONSIDER IN DECIDING
   HOW TO VOTE?

A: Yes. There are risks associated with all business combinations, including the merger. In particular, you should be aware that the number of Radian common shares that Enhance Financial Services shareholders will receive will not change as the market prices of Enhance Financial Services common shares and Radian common shares fluctuate in the period before the merger. Accordingly, the value of the Radian common shares that Enhance Financial Services shareholders will receive in return for their Enhance Financial Services common shares may be either less or more than it is at the date of this Joint Proxy Statement/Prospectus. You should also be aware that the number of Radian common shares that Enhance Financial Services shareholders will receive may decrease from 0.22 to as low as 0.205, depending upon the audited consolidated net worth of Singer Asset Finance Company, L.L.C., a subsidiary of Enhance Financial Services, as of September 30, 2000. There also are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document.


   PLEASE READ WITH PARTICULAR CARE THE MORE DETAILED DESCRIPTION OF THE RISKS ASSOCIATED WITH THE MERGER ON PAGES 14 THROUGH 16.


Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our stockholders at the special meetings, are fulfilled. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. We currently expect to complete the merger in the first quarter of 2001.

Q: SHOULD I SEND IN MY ENHANCE FINANCIAL SERVICES STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send written instructions to Enhance Financial Services shareholders, including a letter of transmittal, that explain how to exchange Enhance Financial Services stock certificates for Radian stock certificates. Please do not send in any Enhance Financial Services stock certificates until you receive these written instructions and the letter of transmittal.

Q: HOW DO I VOTE MY SHARES IF MY SHARES ARE HELD IN "STREET NAME"?

A: You should contact your broker. Your broker can tell you how to instruct the broker to vote your shares. Your broker will not vote your shares unless the broker receives appropriate instructions from you.

Q: MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?


A: Yes. If you are an Enhance Financial Services shareholder and want to change your vote, you may do so at any time before the Enhance Financial Services special meeting by sending to the Secretary of Enhance Financial Services a proxy with a later date. You may also revoke your proxy by delivering to the Secretary of Enhance Financial Services a written revocation or by voting in person at the Enhance Financial Services special meeting.


   Similarly, if you are a Radian stockholder and want to change your vote, you may do so at any time before the Radian special meeting by sending to the Secretary of Radian a proxy with a later date. You may also revoke your proxy by delivering to the Secretary of Radian a written revocation or by voting in person at the Radian special meeting.


   Enhance Financial Services shareholders or Radian stockholders that require assistance in changing or revoking a proxy should contact Corporate Investor Communications, Inc., our solicitation agent for the merger, at 1-800-794-8019.


Q: IF I HAVE MORE QUESTIONS ABOUT THE MERGER OR THE TWO COMPANIES, WHERE CAN I
   FIND ANSWERS?


A: In addition to reading this document, its annexes and the documents we have incorporated in this document by reference, you can find more information about the merger or the two companies in our companies' filings with the Securities and Exchange Commission and the New York Stock Exchange. Please see pages 88 through 90.

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" on page 88. Each item in this summary includes a page reference directing you to a more complete description of that item.


GENERAL

This Joint Proxy Statement/Prospectus relates to the proposed acquisition of Enhance Financial Services by Radian through a merger of Enhance Financial Services with a wholly owned subsidiary of Radian.


THE COMPANIES (PAGE 56)


ENHANCE FINANCIAL SERVICES GROUP INC.
335 Madison Avenue
New York, NY 10017
(212) 984-9200

Enhance Financial Services insures and reinsures credit-based risks and acquires and services credit-based assets in a variety of domestic and international niche markets. Its businesses are divided into two operating segments, its insurance businesses and its asset-based businesses, with the insurance businesses being by far the larger operating segment. References to "Enhance Financial Services," or to "we" or "us" in sections of this Joint Proxy Statement/Prospectus about Enhance Financial Services refer to Enhance Financial Services Group Inc. and its subsidiaries, unless the context indicates we are referring only to Enhance Financial Services Group Inc.

RADIAN GROUP INC.
1601 Market Street
Philadelphia, PA 19103
(215) 564-6600

Radian Group Inc. ("Radian") is the parent company of Radian Guaranty Inc., which is one of the nation's largest private mortgage insurance companies. Radian Guaranty Inc. provides private mortgage insurance and risk management services to mortgage lending institutions, mortgage bankers, savings institutions, commercial banks and other lenders through offices in key cities nationwide. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to home buyers who make down payments of less than 20% of a home's purchase price and facilitates the sale of mortgage loans in the secondary mortgage market.

GOLD ACQUISITION CORPORATION
1601 Market Street
Philadelphia, PA 19103
(215) 564-6600

GOLD Acquisition Corporation is a new, wholly owned subsidiary of Radian formed for the purpose of effecting the merger.


THE SPECIAL MEETINGS (PAGE 18)



ENHANCE FINANCIAL SERVICES SHAREHOLDERS. The Enhance Financial Services special meeting of shareholders will be held on February 27, 2001, at 10:30 a.m., local time, at The Cornell Club, 6 East 44th Street, New York, New York 10017. At the Enhance Financial Services special meeting, you will be asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.



RADIAN STOCKHOLDERS. The Radian special meeting of stockholders will be held on February 27, 2001, at 3:00 p.m., local time, at 1601 Market Street, Philadelphia, Pennsylvania 19103. At the Radian special meeting, you will be asked to approve the issuance of Radian common shares to Enhance Financial Services shareholders in connection with the merger.



RECORD DATE; VOTE REQUIRED (PAGES 18 AND 20)



ENHANCE FINANCIAL SERVICES SHAREHOLDERS. You can vote at the Enhance Financial Services special meeting if you owned Enhance Financial Services common shares at the close of business on January 23, 2001. On that date, there were approximately 38,477,129 Enhance Financial Services common shares outstanding and entitled to vote. You can cast one vote for each Enhance Financial Services common share you then owned.


Adoption of the merger agreement and authorization of the transactions contemplated by the merger agreement, including the merger, requires the ap-proval of the holders of two-thirds of the outstanding Enhance Financial Services common shares. As of January 24, 2001, Enhance Financial Services directors and executive officers directly and indirectly owned approximately 5.2% of the outstanding Enhance Financial Services common shares. These individuals have indicated that they intend to vote in favor of the merger proposal, and some of them have contractually committed to do so.



RADIAN STOCKHOLDERS. You can vote at the Radian special meeting if you owned Radian common shares at the close of business on January 26, 2001. On that date, there were approximately 37,926,634 Radian common shares outstanding and entitled to vote. You can cast one vote for each Radian common share you then owned.



Approval of the share issuance requires the approval of a majority of the Radian common shares present in person or by proxy at the special meeting and entitled to vote. As of January 24, 2001, Radian directors and executive officers beneficially owned approximately 2.284% of the outstanding Radian common shares. These individuals have indicated that they intend to vote in favor of the share issuance proposal.



THE MERGER (PAGE 23)


The merger agreement is attached as Annex A to this document. Please read the whole merger agreement carefully. The merger agreement is the legal document that governs the merger.

GENERAL

We propose a merger transaction in which Enhance Financial Services will merge with GOLD Acquisition Corporation, a wholly owned subsidiary of Radian created for the purpose of effecting the merger. After the merger, Enhance Financial Services will be a wholly owned subsidiary of Radian and Enhance Financial Services shareholders will become Radian stockholders.


EXCHANGE OF ENHANCE FINANCIAL SERVICES SHARES (PAGE 47)


When we complete the merger, your Enhance Financial Services common shares will be converted into Radian common shares.

ENHANCE FINANCIAL SERVICES SHAREHOLDERS. Each Enhance Financial Services common share will automatically be converted into 0.22 (subject to adjustment to not less than 0.205) of a Radian common share. The total number of Radian common shares you will receive, therefore, will be equal to the number of Enhance Financial Services common shares you own multiplied by 0.22 (or the adjusted number), with cash being paid in place of any fractional shares. Enhance Financial Services shareholders will own approximately 18% of the Radian common shares outstanding after the merger.

RADIAN STOCKHOLDERS. Each Radian common share will remain issued and outstanding as one Radian common share. Radian stockholders will own approximately 82% of the Radian common shares outstanding after the merger.


ENHANCE FINANCIAL SERVICES STOCK OPTIONS (PAGE 48)


When we complete the merger, the outstanding options to purchase Enhance Financial Services common shares will become options to purchase Radian common shares. The number of common shares subject to such stock options and the exercise price of such stock options will be adjusted according to the merger exchange ratio.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

After the merger, the Radian board of directors will continue to manage the business of Radian, which then will include the businesses of Enhance Financial Services and its subsidiaries. The merged company will continue to be called "Radian Group Inc." However, the insurance businesses of Enhance Financial Services will operate under their current names as stand-alone units of Radian and will maintain their operations and headquarters in New York City.


OUR RECOMMENDATIONS TO STOCKHOLDERS (PAGE 26)


ENHANCE FINANCIAL SERVICES SHAREHOLDERS. The Enhance Financial Services board of directors believes that the merger is fair to you and in your best interests, and it unanimously recommends that you vote FOR the proposal to adopt the merger agreement and authorize the transactions contemplated by the merger agreement, including the merger.

RADIAN STOCKHOLDERS. The Radian board of directors believes that the issuance of Radian shares in the merger is fair to you and in your best interests, and it unanimously recommends that you vote FOR the proposal to issue Radian common shares in the merger.


OPINION OF ENHANCE FINANCIAL SERVICES' FINANCIAL ADVISOR (PAGE 29)


Morgan Stanley & Co. Incorporated, Enhance Financial Services' financial advisor, delivered a written opinion to the Enhance Financial Services board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Enhance Financial Services common shares as of November 12, 2000. We have attached this opinion, dated November 12, 2000, as Annex B to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

Morgan Stanley's opinion is addressed to the Enhance Financial Services board of directors and does not constitute a recommendation to any shareholder as to how that shareholder should vote in connection with the merger proposal.


OPINION OF RADIAN'S FINANCIAL ADVISOR (PAGE 33)


Goldman, Sachs & Co., Radian's financial advisor, delivered a written opinion to the Radian board of directors as to the fairness, from a financial point of view, to Radian of the exchange ratio. We have attached this opinion, dated November 13, 2000, as Annex C to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken.

Goldman Sachs' opinion is addressed to the Radian board of directors and does not constitute a recommendation to any stockholder as to how that stockholder should vote in connection with the proposal to issue shares in the merger.


CONDITIONS TO COMPLETION OF THE MERGER (PAGE 51)


The completion of the merger depends on a number of conditions being met or waived. In addition to customary conditions relating to our compliance with the merger agreement, these conditions include the following:

     - approval of the merger agreement by Enhance Financial Services shareholders and approval of the common share issuance by Radian stockholders;

     - receipt of all requisite governmental approvals, including the approvals of the Kentucky and New York Insurance Departments, and other relevant state insurance and other regulatory and antitrust approvals;

     - absence of any injunction or legal restraint blocking the merger or voiding the merger agreement;

     - receipt of opinions from each of our counsel stating that the merger will be tax-free to us and our stockholders; and

     - absence of any event that has had or is likely to have a material adverse effect on the other company.


Other conditions to the completion of the merger are described elsewhere in this document. Please see pages 51 through 52.



TERMINATION OF THE AGREEMENT (PAGE 52)


We can agree at any time to terminate the merger agreement without completing the merger, even if the Enhance Financial Services shareholders have adopted the merger agreement and approved the merger and the Radian stockholders have approved the share issuance. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in various circumstances, including the following:

     - if the merger has not been completed by June 30, 2001; provided that the right to terminate the merger agreement under this provision will not be available to any party whose breach of the merger agreement caused the merger not to occur by such date;

     - if the Enhance Financial Services shareholders do not approve the merger, or if the Radian stockholders do not approve the share issuance; or

     - if the other party materially breaches or fails to perform its representations, warranties or obligations under the merger agreement and the breaching party does not or cannot correct the breach within 30 days.

In addition, Enhance Financial Services may, without the consent of Radian, decide to terminate the merger agreement if the Radian board of directors withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation in favor of the share issuance in any manner adverse to Enhance Financial Services.

Enhance Financial Services may also, without the consent of Radian, decide to terminate the merger agreement if the average Radian stock price over the 20 trading days before the stockholders' meetings is less than $51.35 per share and the percentage decline in the price of Radian's shares is at least 15 percentage points greater than the percentage decline in the average price of the shares of a group of 20 specified insurance companies during the same period (unless Radian adjusts the merger exchange ratio pursuant to a specified formula set out in the merger agreement). See pages 52 through 53.

Radian may also, without the consent of Enhance Financial Services, decide to terminate the merger agreement if the Enhance Financial Services board of directors withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation of the merger agreement or merger in a manner adverse to Radian, or if the Enhance Financial Services board of directors recommends or resolves to recommend a competing business combination or similar transaction for Enhance Financial Services with a third party.

Radian and Enhance Financial Services have the right to terminate the merger in a number of other circumstances described elsewhere in this document. See pages 52 through 53.

TERMINATION FEES AND OBLIGATIONS (PAGE 53)

Enhance Financial Services must pay Radian a fee of $20 million in cash if, in certain circumstances, the merger agreement is terminated because the Enhance Financial Services shareholders do not approve the merger agreement and within 12 months after such termination, Enhance Financial Services enters into an agreement relating to, or consummates, a transaction in which someone acquires a significant portion of the equity securities or assets of Enhance Financial Services or any of its insurance subsidiaries. The amount to be paid will increase to $25 million if the transaction is with one of a specified group of companies. Please see pages 53 through 54.

Enhance Financial Services must also pay Radian a fee of $20 million in cash if, in certain circumstances, Radian terminates the merger agreement because:

     - Enhance Financial Services materially breaches its obligations to cooperate with regard to its shareholders' special meeting, not to solicit acquisition proposals, to file this Joint Proxy
       Statement/Prospectus, or not to take any action that prevents its shareholders from voting upon the merger; or

     - Enhance Financial Services' board of directors withdraws or changes its recommendation of the merger agreement in a manner adverse to Radian, refuses to affirm its recommendation within 10 days after receiving an acquisition proposal from someone other than Radian or does not, after a tender or exchange offer for more than 15% of Enhance Financial Services' shares is commenced, recommend against acceptance of the offer.

In addition, if Radian terminates the merger agreement because Asset Guaranty Insurance Company, a subsidiary of Enhance Financial Services, is downgraded, is placed on credit watch or is placed on credit review with negative implications by Standard & Poor's Rating Services, then Enhance Financial Services must pay Radian $7.5 million. Furthermore, in certain circumstances, Radian or Enhance Financial Services could be required to pay the other company's expenses up to a maximum of $5 million. Please see pages 53 through 54.


If Enhance Financial Services terminates the merger agreement because Radian materially breaches the merger agreement or because Radian's board of directors withdraws or amends its recommendation of the merger agreement in a manner adverse to Enhance Financial Services, or if either Radian or Enhance Financial Services terminates the merger agreement because the merger did not take place before June 30, 2001 because of a material breach by Radian or because the Radian stockholders failed to approve the share issuance in the merger, Enhance Financial Services will have an option to sell its interest in Credit-Based Asset Servicing and Securitization LLC ("C-BASS") to Radian for approximately $90 million (subject to adjustment based on a valuation of the assets of C-BASS).

ACCOUNTING TREATMENT (PAGE 38)


The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to the assets and liabilities of Enhance Financial Services based on their estimated fair market values at the date of acquisition and any excess of the purchase price over those fair market values will be accounted for as goodwill.


SHAREHOLDER SUPPORT AGREEMENTS (PAGE 54)


The three members of the board of directors of Enhance Financial Services with the largest holdings of Enhance Financial Services shares have agreed to vote their shares in favor of the merger.


INTERESTS OF CERTAIN PEOPLE IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 42)


Some of Enhance Financial Services' directors and officers have interests in the merger that are different from Enhance Financial Services shareholders' interests:

     - under certain circumstances the executive officers of Enhance Financial Services will become entitled to substantial payments if their employment terminates in anticipation of or within two years following the merger; and

     - options held by directors and executive officers of Enhance Financial Services that normally would not vest (i.e., become exercisable) until future years will vest immediately upon the closing of the merger.


Interests of Enhance Financial Services directors and executive officers in the merger that are different from your interests are described in more detail elsewhere in this document. For more information, please see pages 42 through 46.


Enhance Financial Services' board of directors knew about these additional interests, and considered them, when it approved the merger and recommended that the Enhance Financial Services' shareholders approve the merger transaction.


APPRAISAL RIGHTS (PAGE 39)


Under New York law, Enhance Financial Services shareholders are not entitled to dissenters' rights in connection with the merger.

Under Delaware law, Radian stockholders are not entitled to appraisal rights in connection with the merger.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 39)


ENHANCE FINANCIAL SERVICES SHAREHOLDERS. We expect that, for U.S. federal income tax purposes, the exchange of your Enhance Financial Services common shares for Radian common shares as a result of the merger generally will not cause you to recognize any gain or loss. You may, however, recognize income, gain or loss with regard to any cash received instead of fractional shares.

We have conditioned the merger on Enhance Financial Services' receipt of a legal opinion from its counsel that the U.S. federal income tax treatment will be as we have described it in this document. This opinion will not bind the Internal Revenue Service, which could take a different view.

RADIAN STOCKHOLDERS. Because Radian common shares remain unchanged, the merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

We have conditioned the merger on Radian's receipt of a legal opinion from its counsel that the U.S. federal income tax treatment will be as we have described it in this document. This opinion will not bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to certain stockholders. Determining the actual tax consequences of the merger to you may be complicated. These consequences will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.


CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 70)


The rights of Enhance Financial Services shareholders currently are governed by the New York Business Corporation Law and Enhance Financial Services' charter and bylaws. The rights of Radian stockholders are governed by the Delaware General Corporation Law and Radian's charter and bylaws. Upon our completing the merger, Radian stockholders and former Enhance Financial Services shareholders will both be Radian stockholders, and your rights will be governed by the Delaware General Corporation Law and by the Radian charter and bylaws. See pages 70 to 86 for more specific information.



COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 12)



Radian common shares and Enhance Financial Services common shares are both quoted on the New York Stock Exchange. On November 13, 2000, the last trading day before we announced the merger, Radian common shares closed at $64.19 per share and Enhance Financial Services common shares closed at $13.81 per share. On January 24, 2001, the most recent practicable date before the mailing of this document, Radian common shares closed at $61.25 per share and Enhance Financial Services common shares closed at $13.06 per share.



Based on the 0.22 exchange ratio in the merger, the market value of the consideration that Enhance Financial Services shareholders will receive in the merger for Enhance Financial Services common shares would be $14.12 per share based on the last sale price of Radian common shares on November 13, 2000, and $13.48 per share based on the last sale price of Radian common shares on January 24, 2001. If the exchange ratio were reduced to the minimum 0.205 shares, the market value would be $13.16 based on the November 13, 2000 last sale price and $12.56 based on the January 24, 2001 last sale price. Of course, the market price of Radian common shares will fluctuate before and after the merger, whereas the exchange ratio will not change as a result of such fluctuations. You should obtain current stock price quotations for Radian common shares and Enhance Financial Services common shares.



REGULATORY APPROVALS (PAGE 38)


Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we may not complete the merger unless we have made various filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and certain waiting periods have expired or have been terminated. On December 1, 2000, Radian and Enhance Financial Services submitted the required filings to the Antitrust Division and the Federal Trade Commission. The waiting period under the Hart-Scott-Rodino Act was terminated on December 20, 2000.

In addition, under the laws of certain states and certain other jurisdictions, we may not complete the merger unless we make various filings with these states' and jurisdictions' insurance regulatory authorities and these authorities approve the merger. We expect that the merger will not violate any insurance laws and that all the insurance regulatory authorities whose approval we must seek will approve the merger.


LISTING OF RADIAN COMMON STOCK (PAGE 69)


We will list the shares of Radian common stock to be issued in connection with the merger on the New York Stock Exchange.


RISK FACTORS (PAGE 14)



See pages 14 through 16 for certain factors that you should consider in connection with the merger.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

ENHANCE FINANCIAL SERVICES SUMMARY HISTORICAL FINANCIAL INFORMATION


     We have derived the summary historical financial information of Enhance Financial Services set forth below for the years 1995-1999 from the information Enhance Financial Services included in its annual reports on Form 10-K/A filed for the fiscal years ended December 31, 1999 and 1998, and its annual reports on Form 10-K filed for the fiscal years ended December 31, 1997 and 1996, except for information for the quarters ended September 30, 2000 and 1999, which is derived from Enhance Financial Services' quarterly report on Form 10-Q/A filed for the quarter ended September 30, 2000 and is unaudited. You should read this financial information in conjunction with the information in those reports by Enhance Financial Services and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information." Amounts for 1998, 1997, 1996 and 1995 have been adjusted for the 2-for-1 stock split on June 26, 1998.


                                AT OR FOR THE   AT OR FOR THE
                                 NINE MONTHS     NINE MONTHS
                                    ENDED           ENDED                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                SEPTEMBER 30,   SEPTEMBER 30,   -------------------------------------------------------
                                    2000            1999          1999        1998        1997        1996       1995
                                -------------   -------------   ---------   ---------   ---------   ---------   -------
                                 (UNAUDITED)     (UNAUDITED)     (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned...............       81,349        75,294         103,851     102,337      85,455      77,433    62,950
Net investment income.........       47,277        42,762          58,053      53,423      50,618      47,462    44,159
Provision for losses..........       22,699         9,223          26,156      10,324       9,755       9,184     9,513
Policy acquisition costs......       31,127        27,022          39,959      35,007      30,020      26,703    21,053
Other operating expenses......       93,936        53,446          70,122      53,556      37,366      13,197    12,715
Equity in net income of
  affiliates..................       21,128        17,026          19,708      14,066       8,778         274       115
Interest expense..............       12,302         7,998          10,989       8,500       7,317       5,522     5,638
Pretax income (loss)..........       (1,036)       65,630          69,444     112,807      93,956      76,390    63,840
Net income....................        9,844        64,043          68,624      82,457      68,806      55,704    47,297
Net income per
  share -- diluted............         0.25          1.64            1.76        2.10        1.78        1.52      1.36
Cash dividends per share......         0.18          0.18            0.24        0.23        0.22        0.20      0.18

Assets........................    1,553,632                     1,453,932   1,340,684   1,172,306   1,003,008   903,857
Investments...................    1,070,479                       970,001     942,775     870,173     791,701   740,418
Reserve for losses............       66,087                        51,970      36,239      33,675      28,081    30,799
Unearned premiums.............      355,342                       346,088     315,215     287,535     268,997   250,901
Short-term debt...............      174,382                       113,941      54,290      43,500      42,500    15,000
Long-term debt................       75,000                        75,000      75,000      75,000      75,000    78,400
Deferred credit...............      122,250                       138,000           0           0           0         0
Common stockholder's equity...      700,815                       676,304     662,646     581,393     488,349   423,937
Book value per share..........        18.34                         17.77       17.50       15.55       13.52     12.30

RADIAN SUMMARY HISTORICAL FINANCIAL INFORMATION

     We have derived the summary historical financial information of Radian set forth below from the information Radian included in its previous annual reports on Form 10-K, except for the information for the quarters ended September 30, 2000 and 1999, which is derived from Radian's quarterly report on Form 10-Q for the quarter ended September 30, 2000 and is unaudited. You should read this financial information in conjunction with the information in those reports by Radian and in conjunction with the other information incorporated by reference in this document. See "Where You Can Find More Information."

                                AT OR FOR THE   AT OR FOR THE
                                 NINE MONTHS     NINE MONTHS
                                    ENDED           ENDED                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                SEPTEMBER 30,   SEPTEMBER 30,   -------------------------------------------------------
                                    2000            1999          1999        1998        1997        1996       1995
                                -------------   -------------   ---------   ---------   ---------   ---------   -------
                                 (UNAUDITED)     (UNAUDITED)     (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned...............      387,072        348,843        472,635     405,252     330,039     250,270   164,693
Net investment income.........       60,310         49,166         67,259      59,862      52,394      46,882    33,564
Provision for losses..........      115,038        130,073        174,143     166,377     147,421     112,575    65,560
Policy acquisition costs......       38,822         48,913         58,777      58,479      41,807      35,335    29,997
Other operating expenses......       40,314         47,564         62,659      59,720      41,592      31,902    23,205
Merger expenses...............            0         36,883         37,766       1,098           0           0         0
Compensation charge from
  IPO.........................            0              0              0           0           0           0    35,741
Pretax income.................      261,260        145,653        219,466     197,913     159,161     122,167    46,793
Net income....................      184,527         99,935        148,138     142,237     115,726      90,450    27,993
Net income per
  share -- diluted............         4.78           2.58           3.83        3.67        2.99        2.35      0.67
Cash dividends per share......         0.09           0.07           0.10        0.07        0.07        0.06      0.06

Assets........................    2,116,774                     1,776,712   1,513,405   1,222,666   1,014,972   856,674
Investments...................    1,665,145                     1,388,677   1,175,452     974,650     841,951   734,519
Reserve for losses............      374,474                       335,584     245,125     179,908     126,936    74,393
Unearned premiums.............       67,169                        54,925      75,538      72,684      73,909    68,825
Redeemable preferred stock....       40,000                        40,000      40,000      40,000      40,000    40,000
Common stockholder's equity...    1,269,263                     1,057,256     932,199     780,098     656,953   572,753
Book value per share..........        33.59                         28.34       25.30       21.38       18.10     15.86

UNAUDITED PRO FORMA CONDENSED SUMMARY FINANCIAL INFORMATION

     The pro forma operating and balance sheet data as of September 30, 2000 give effect to the merger as if it occurred on that date. The pro forma income statement data give effect to the merger as if it occurred on January 1, 1999.

     We have included this unaudited pro forma condensed summary information only for the purposes of illustration, and it does not necessarily indicate what Radian's operating results or financial position would have been if the merger between Radian and Enhance Financial Services had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed summary financial information in conjunction with the "Unaudited Pro Forma Condensed Financial Information" included elsewhere in this document. This unaudited pro forma condensed summary financial information does not reflect any adjustments to conform accounting practices, or to reflect any cost savings or other synergies anticipated as a result of the merger or any future merger-related expenses.


                                                            UNAUDITED PRO FORMA COMBINED
                                                         -----------------------------------
                                                         AT OR FOR THE
                                                          NINE MONTHS       AT OR FOR THE
                                                             ENDED            YEAR ENDED
                                                         SEPTEMBER 30,       DECEMBER 31,
                                                             2000                1999
                                                         -------------    ------------------
                                                         (THOUSANDS, EXCEPT PER SHARE DATA)
Premiums earned........................................      468,421           576,486
Net investment income..................................      107,587           125,312
Provision for losses...................................      137,737           200,299
Policy acquisition costs...............................       60,553            80,243
Other operating expenses...............................      111,291           132,854
Pretax income..........................................      293,816           308,349
Net income.............................................      205,706           214,991
Net income per share -- diluted........................         4.36              4.56
Cash dividends per share...............................         0.22              0.28

Assets.................................................    3,604,569
Investments............................................    2,735,624
Reserve for losses.....................................      440,561
Unearned premiums......................................      422,511
Redeemable preferred stock.............................       40,000
Common stockholders' equity............................    1,847,785
Book value per share...................................        40.01

COMPARATIVE PER SHARE DATA

     We have set forth below information concerning net income, cash dividends declared and book value per share data for Radian and Enhance Financial Services on both historical and pro forma bases and on a per share equivalent pro forma basis for Enhance Financial Services. We have derived the pro forma net income per share from the "Unaudited Pro Forma Condensed Financial Information" presented elsewhere in this document (which gives effect to the merger under the purchase accounting method). Pro forma cash dividends declared per share reflect Radian cash dividends per share declared in the periods indicated. Book value per share for the pro forma presentation is based upon the number of outstanding Radian common shares, adjusted to include the estimated number of Radian common shares to be issued in the merger. The per share equivalent pro forma data for Enhance Financial Services common shares are based on the assumed conversion of each of the Enhance Financial Services common shares into 0.22 of a Radian common share. You should read the information set forth below in conjunction with the audited and unaudited financial statements of Radian and Enhance Financial Services, which are incorporated by reference, and the "Unaudited Pro Forma Condensed Financial Information" and the notes to it presented elsewhere in this document. See "Where You Can Find More Information."

                                                                 COMPARATIVE PER SHARE
                                                                      INFORMATION
                                                             ------------------------------
                                                             AT OR FOR THE
                                                              NINE MONTHS     AT OR FOR THE
                                                                 ENDED         YEAR ENDED
                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------    -------------
UNAUDITED PRO FORMA COMBINED
  Net income per common share -- basic.....................       4.42             4.67
  Net income per common share -- diluted...................       4.36             4.56
  Cash dividends per share.................................       0.22             0.28
  Book value per common share..............................      40.01            35.20
ENHANCE FINANCIAL SERVICES PER SHARE EQUIVALENTS
  Net income (loss) per common share -- basic..............       0.97             1.03
  Net income (loss) per common share -- diluted............       0.96             1.00
  Cash dividends per share.................................       0.05             0.06
  Book value per common share..............................       8.80             7.74
ENHANCE FINANCIAL SERVICES -- HISTORICAL
  Net income (loss) per common share -- basic..............       0.26             1.81
  Net income (loss) per common share -- diluted............       0.25             1.76
  Cash dividends per share.................................       0.18             0.24
  Book value per common share..............................      18.34            17.77
RADIAN -- HISTORICAL
  Net income per common share -- basic.....................       4.84             3.92
  Net income per common share -- diluted...................       4.78             3.83
  Cash dividends per share.................................       0.09             0.10
  Book value per common share..............................      33.59            28.34

MARKET PRICE AND DIVIDEND DATA

     In the table below, we present the range of the reported high and low sales prices, as shown on the New York Stock Exchange Composite Tape, of the Radian common shares and the Enhance Financial Services common shares, as well as the per share dividends paid on those shares, for the calendar quarters indicated. The Enhance Financial Services common share prices and dividend amounts for the first and second quarters of 1998 are adjusted for the 2-for-1 stock split, which occurred on June 26, 1998.


                                               RADIAN                 ENHANCE FINANCIAL SERVICES
                                            COMMON SHARES                    COMMON SHARES
                                    -----------------------------    -----------------------------
CALENDAR YEAR                        HIGH      LOW      DIVIDENDS     HIGH      LOW      DIVIDENDS
-------------                       ------    ------    ---------    ------    ------    ---------
1998:
First quarter.....................  $70.00    $55.63      $0.03      $35.00    $26.00     $0.055
Second quarter....................   68.00     57.00       0.03       37.59     30.63      0.055
Third quarter.....................   68.75     36.56       0.03       37.31     25.00      0.06
Fourth quarter....................   49.44     25.38       0.03       30.38     17.31      0.06
1999:
First quarter.....................   51.88     34.13       0.03       30.13     18.00      0.06
Second quarter....................   51.88     33.31       0.03       22.88     18.00      0.06
Third quarter.....................   55.94     41.25       0.03       22.63     17.00      0.06
Fourth quarter....................   55.69     41.25       0.03       19.31     15.50      0.06
2000:
First quarter.....................   49.56     34.25       0.03       16.38     10.75      0.06
Second quarter....................   60.00     44.19       0.03       15.00      8.63      0.06
Third quarter.....................   73.13     51.31       0.03       17.00     12.69      0.06
Fourth quarter....................   77.00     59.13       0.03       16.50     11.50      0
2001:
First quarter (through January 24,
  2001)...........................   75.06     53.81          0       15.88     11.56      0



     On November 13, 2000, the last full trading day before our signing and announcing the merger agreement, the last sale price of Radian common shares was $64.19 per share and the last sale price of Enhance Financial Services common shares was $13.81 per share, as reported on the New York Stock Exchange Composite Tape. On January 24, 2001, the most recent practicable date before the mailing of this document to you, the last sale prices of Radian common shares and Enhance Financial Services common shares were $61.25 per share and $13.06 per share, respectively, as reported on the New York Stock Exchange Composite Tape. Based on the 0.22 exchange ratio provided in the merger agreement and the last sale price of Radian common shares on November 13, 2000, the value of the Radian common shares to be received for each Enhance Financial Services common share is $14.12 per share. We encourage you to obtain current market quotations for Radian common shares and Enhance Financial Services common shares.


     Radian will file an application with the New York Stock Exchange to list on that Exchange the Radian common shares that Enhance Financial Services shareholders will receive in the merger.

     In the merger agreement, Enhance Financial Services agreed that, until the merger is completed or the merger agreement is terminated, Enhance Financial Services will not make, declare or pay any dividends or distributions on its Enhance Financial Services common shares, except for regular quarterly dividends not exceeding $0.06 per share.

                                  RISK FACTORS

     In considering whether to vote in favor of the merger transaction involving our companies, you should consider all of the information we have included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In addition, you should pay particular attention to the following risks related to the merger.

THE MARKET VALUE OF RADIAN COMMON SHARES THAT ENHANCE FINANCIAL SERVICES SHAREHOLDERS RECEIVE WILL VARY AS A RESULT OF POSSIBLE STOCK PRICE FLUCTUATIONS; A DECLINE IN THE PRICE OF RADIAN'S COMMON STOCK COULD ADVERSELY IMPACT THE CONSIDERATION ENHANCE FINANCIAL SERVICES SHAREHOLDERS ARE TO RECEIVE IN THE MERGER.

     The exchange ratio will not be adjusted as a result of any increase or decrease in the price of either Radian common shares or Enhance Financial Services common shares. The price of Radian common shares at the time the merger is completed may be higher or lower than their price on the date of this document or on the date of the special meetings of stockholders. Changes in the business, operations or prospects of Radian or Enhance Financial Services, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Radian common shares or Enhance Financial Services common shares. Most of these factors are beyond our control.

     Because the merger will be completed only after the special meetings of our stockholders are held, there is no way to be sure that the prices of the Radian common shares described on page 14 will be indicative of their price at the time the merger is completed. We urge you to obtain current market quotations for both the Radian common shares and the Enhance Financial Services common shares.


     Enhance Financial Services' only recourse in the event of a sharp decline in the price of Radian common stock will be to terminate the merger agreement and abandon the merger, which it is permitted to do if the 20 trading day average market price of Radian common stock prior to the date of the stockholders' meetings falls below 80% of its price at the date of the merger agreement and the percentage decline in the market price of Radian common stock is more than 15 percentage points greater than the decline in the average price of the shares of a group of 20 insurance companies (unless Radian adjusts the exchange ratio to increase the number of Radian common shares to be received by Enhance Financial Services shareholders in the merger so that the revised exchange ratio will provide consideration equal to at least the lower of the two threshold levels described above). As is discussed below, failure to complete the merger could cause a decline in the price of Enhance Financial Services shares.


FAILURE TO SUCCESSFULLY INTEGRATE ENHANCE FINANCIAL SERVICES WITH RADIAN COULD ADVERSELY AFFECT FUTURE OPERATIONS.

     In deciding that the merger is in the best interests of our respective stockholders, the Radian board of directors and the Enhance Financial Services board of directors considered the potential complementary effects of combining our companies' assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the combined company, challenges in retaining customers, and potential adverse short-term or long-term effects on operating results.

     Further, the reinsurance business is highly specialized and volatile. Enhance Financial Services' past results were due in large part to the strength and continuity of its management strategies. The success of Enhance Financial Services as a Radian entity will depend in part on Radian's ability to retain key management and to integrate its and Enhance Financial Services' operations and personnel in a timely and efficient manner. As Radian is not currently involved in the reinsurance business, this integration may be difficult. If Radian and Enhance Financial Services cannot successfully integrate their businesses, the combined companies may not be able to realize the expected benefits of the merger.

FAILURE TO COMPLETE THE MERGER COULD CAUSE A DECREASE IN THE VALUE OF ENHANCE FINANCIAL SERVICES STOCK.

     If the merger is not completed for any reason, the value of Enhance Financial Services stock may decline due to any or all of the following:

     - Enhance Financial Services may become obligated to pay Radian up to $20 million (or, under some circumstances, $25 million);

     - Enhance Financial Services may become obligated to reimburse Radian's expenses up to $5 million;

     - Enhance Financial Services may have to bear its own costs related to the merger, such as legal, accounting and financial advisor fees, even though the merger is not completed;

     - Enhance Financial Services will have foregone the opportunity to participate in other sale transactions and may not be able to find a suitable purchaser for its businesses in the foreseeable future;

     - Enhance Financial Services will have suspended efforts to dispose of non-insurance aspects of its businesses;

     - Enhance Financial Services' credit ratings and its insurance subsidiaries' financial strength ratings might be downgraded, which could lead to the loss of key customers; and

     - Enhance Financial Services will not have taken steps it otherwise might have taken to relieve its significant cash flow problems.

REGULATORY AGENCIES COULD IMPOSE CONDITIONS ON, DELAY OR REFUSE TO APPROVE THE MERGER.

     To complete the merger, Enhance Financial Services and Radian must obtain approvals or consents from insurance regulatory commissions and other government agencies. These agencies may seek to impose conditions on Enhance Financial Services or Radian before giving their approval or consent, and those conditions could impede Enhance Financial Services' and Radian's businesses in the future. In addition, a delay in obtaining the requisite regulatory approvals could delay completion of the merger and failure to obtain significant regulatory approvals could prevent the merger from taking place.

POOR PERFORMANCE BY SINGER ASSET FINANCE COMPANY, L.L.C. COULD NEGATIVELY IMPACT STOCK PRICES.

     Poor performance by Singer Asset Finance Company, L.L.C. ("Singer"), a wholly owned subsidiary of Enhance Financial Services, and a negative reaction to Singer's poor performance by credit rating agencies or others could negatively impact our stock prices.


THE EXCHANGE RATIO MAY BE REDUCED BASED UPON RESULTS OF AN AUDIT OF SINGER



     The balance sheet of Singer is currently being audited by Deloitte & Touche LLP, independent accountants to Enhance Financial Services. If the consolidated net worth of Singer at September 30, 2000 was less than $36 million, after elimination of the $56 million indebtedness to Enhance Financial Services existing at September 30, 2000, the exchange ratio will be reduced to as low as
0.205 shares of Radian common stock per share of Enhance Financial Services common stock to take account of such discrepancy.



POSSIBLE TAXES IF MERGER NOT APPROVED AND C-BASS SOLD



     Enhance Financial Services has realized approximately $24.8 million of accounting tax benefits relating to REMIC residuals owned by the partnership which also owns a 45.6% interest in Credit-Based Asset Servicing and Securitization LLC ("C-BASS"). If Enhance Financial Services sells those REMIC residuals or the partnership which owns them, Enhance Financial Services will be subject to taxes which could be as much as $24.8 million, essentially as a recapture of that amount of tax benefits it has received. If the merger does not take place, Enhance Financial Services would likely sell C-BASS, directly or by selling the partnership that owns both the REMIC residuals and the interest in C-BASS. The merger agreement with Radian gives Enhance Financial Services the option, if necessary conditions to the merger are not satisfied or waived (principally, if approvals by the Enhance Financial Services shareholders and the Radian stockholders are not obtained) or under some other circumstances, to sell its interest in C-BASS to Radian for approximately $90 million. Because that would not involve a sale of the REMIC residuals or the partnership which owns both the REMIC residuals and the interest in C-BASS, it should not result in a tax expense related to the REMIC residuals. However, a sale of Enhance Financial Services' interest in C-BASS to Radian or anyone else may require consents from other owners of interests in C-BASS, which would not be required if Enhance Financial Services sold the partnership which owns the REMIC residuals and its interest in C-BASS. Therefore, it is possible the only way Enhance Financial Services would be able to sell its interest in C-BASS would be by selling that partnership. A sale of the partnership would result in a tax expense of as much as $24.8 million related to the REMIC residuals.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
                           AND PRO FORMA INFORMATION

     This document and the documents incorporated by reference contain forward-looking statements with respect to the merger and the financial condition, results of operations, plans, objectives, future performance and businesses of Radian and Enhance Financial Services. Often these statements include words such as "believes," "expects," "anticipates," "estimates," "intends," "strategy," "plan," or similar words or expressions. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flows are forward-looking statements.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various possible factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of either company or of the combined company following the merger and could cause results to differ materially from those expressed in these forward-looking statements, including:

     - revenues following the merger being lower than expected;

     - costs or difficulties related to the integration of the business of Radian and Enhance Financial Services being greater than expected;

     - competitive pressures increasing in the industry or markets in which the companies operate;

     - changes in general economic conditions or in political or competitive forces, which among other things could:

          - increase claims under insurance policies written or reinsured by Radian or Enhance Financial Services' insurance subsidiaries;

          - reduce demand for insurance of the type written by Radian or Enhance Financial Services' insurance subsidiaries; and

          - increase defaults on paper held by Singer, Sherman Financial Group LLC ("Sherman") or Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), each a subsidiary of Enhance Financial Services;

     - changes in interest rates;

     - changes in the securities markets;

     - inability of key personnel to manage the integration of the two companies;

     - the possibility that our analyses of these risks and forces could be incorrect or that the strategies developed to address them could be unsuccessful; and

     - risks described above under "Risk Factors."

     Radian stockholders and Enhance Financial Services shareholders are cautioned not to place undue reliance on forward looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents.

     All subsequent written and oral forward-looking statements attributable to Radian or Enhance Financial Services or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Radian nor Enhance Financial Services undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                              THE SPECIAL MEETINGS

INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

     Enhance Financial Services and Radian will each hold a special meeting of its stockholders. Our boards of directors have provided you with this Joint Proxy Statement/Prospectus in order to solicit your proxy for use at the special meetings.

MATTERS RELATING TO THE SPECIAL MEETINGS

                       TIME AND PLACE OF SPECIAL MEETINGS


      ENHANCE FINANCIAL SERVICES                       RADIAN
           SPECIAL MEETING                        SPECIAL MEETING
      --------------------------                  ---------------
          February 27, 2001                      February 27, 2001
        10:30 a.m. local time                   3:00 p.m. local time
           The Cornell Club                      1601 Market Street
          6 East 44th Street              Philadelphia, Pennsylvania 19103
       New York, New York 10017


         PURPOSE OF SPECIAL MEETINGS IS TO VOTE ON THE FOLLOWING ITEMS

            ENHANCE FINANCIAL SERVICES                                      RADIAN
                 SPECIAL MEETING                                       SPECIAL MEETING
            --------------------------                                 ---------------
-  A proposal to adopt the merger agreement and       -  A proposal to approve the issuance of Radian
   authorize the transactions contemplated by the        common shares in the merger contemplated by the
   merger agreement, including the merger.               merger agreement.

-  Such other matters as may properly come before     -  Such other matters as may properly come before
   the Enhance Financial Services special meeting.       the Radian special meeting.

                      RECORD DATE FOR THE SPECIAL MEETINGS


     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Holders of record of Enhance            Holders of record of Radian common
Financial Services common shares at     shares at the close of business on
the close of business on January 23,    January 26, 2001 will be entitled to
2001 will be entitled to vote.          vote.


                     OUTSTANDING SHARES HELD ON RECORD DATE


     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
As of January 23, 2001, there were      As of January 26, 2001, there were
approximately 38,477,129 outstanding    approximately 37,926,634 outstanding
Enhance Financial Services common       Radian common shares. They are all
shares. They are all entitled to        entitled to vote at the meeting.
vote at the meeting.

                  SHARES ENTITLED TO VOTE AT SPECIAL MEETINGS

     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Each Enhance Financial Services         Each Radian common share that you
common share that you owned as of       owned as of the record date entitles
the record date entitles you to one     you to one vote.
vote.

Shares held by Enhance Financial        Shares held by Radian or its
Services or its subsidiaries will       subsidiaries will not be voted.
not be voted.

                    QUORUM REQUIREMENT FOR SPECIAL MEETINGS

     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
A quorum of Enhance Financial           A quorum of Radian stockholders is
Services shareholders is necessary      necessary to hold a valid Radian
to hold a valid Enhance Financial       special meeting.
Services special meeting.

The presence in person or by proxy      The presence in person or by proxy
at the Enhance Financial Services       at the Radian special meeting of
special meeting of holders of a         holders of a majority of the Radian
majority of the Enhance Financial       common shares entitled to vote at
Services common shares entitled to      the Radian special meeting is
vote at the Enhance Financial           necessary for a quorum. Abstentions
Services special meeting is             and broker non-votes count as
necessary for a quorum (although the    present for establishing a quorum.
required vote of two-thirds of the      Shares held by Radian do not count
outstanding shares to approve the       toward a quorum.
merger exceeds the quorum
requirement). Abstentions and broker
non-votes count as present for
establishing a quorum. Shares held
by Enhance Financial Services or its
majority owned subsidiaries are not
entitled to vote and do not count
toward a quorum.

A "broker non-vote" occurs on a         A "broker non-vote" occurs on a
proposal when a broker is not           proposal when a broker is not
permitted to vote on that proposal      permitted to vote on that proposal
without instruction from the            without instruction from the
beneficial owner of the shares and      beneficial owner of the shares and
no instruction is given.                no instruction is given.

  SHARES BENEFICIALLY OWNED BY ENHANCE FINANCIAL SERVICES AND RADIAN DIRECTORS

                 AND EXECUTIVE OFFICERS AS OF JANUARY 24, 2001



     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Enhance Financial Services directors    Radian directors and executive
and executive officers directly or      officers beneficially own 866,395
indirectly own 2,022,550 Enhance        Radian common shares that are
Financial Services common shares        entitled to vote at the meeting.
that are entitled to vote at the        These shares represent less than
meeting. These shares represent less    2.285% of the Radian common shares
than 5.26% of the Enhance Financial     outstanding as of January 24, 2001.
Services common shares outstanding
as of January 24, 2001.

These individuals have indicated        These individuals have indicated
that they intend to vote in favor of    that they intend to vote in favor of
the merger proposal. Three of them      the share issuance proposal.
have contractually committed to vote
1,130,000 Enhance Financial Services
common shares, representing
substantially all of the Enhance
Financial Services common shares
held by them, in favor of the merger
proposal.


  VOTE NECESSARY AT SPECIAL MEETINGS TO APPROVE ENHANCE FINANCIAL SERVICES AND
                                RADIAN PROPOSALS

     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Adoption of the merger agreement and    Approval of the share issuance in
authorization of the transactions       the merger requires the approval of
contemplated by the merger              the holders of a majority of the
agreement, including the merger,        Radian common shares present and
requires the approval of the holders    voting at the meeting.
of two-thirds of the outstanding
Enhance Financial Services common
shares.

Abstentions and broker non-votes        Abstentions and broker non-votes
will have the same effect as votes      will not be treated as votes cast
against the Enhance Financial           and will have no effect on the
Services merger proposal.               outcome of the votes on the issuance
                                        of Radian common shares in the
                                        merger.

VOTING BY PROXY

     VOTING YOUR PROXY. You may vote in person at your special meeting or by proxy. We recommend you vote by proxy even if you plan to attend your special meeting. You can always change your vote at the special meeting.


     You may vote by proxy by completing and mailing the enclosed proxy card. If you properly submit your proxy to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal or proposals submitted at your special meeting or abstain from voting.

HOW TO VOTE BY PROXY

                                  IN WRITING*

     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Complete, sign, date and return your    Complete, sign, date and return your
proxy card in the enclosed envelope.    proxy card in the enclosed envelope.


                            BY INTERNET OR TELEPHONE



     ENHANCE FINANCIAL SERVICES                        RADIAN
          SPECIAL MEETING                         SPECIAL MEETING
     --------------------------                   ---------------
Voting by Internet is not available     Voting by Internet is not available
to Enhance Financial Services           to Radian stockholders.
shareholders.

Voting by telephone is not available    Voting by telephone is not available
to Enhance Financial Services           to Radian stockholders.
shareholders.


---------------
* If you hold shares through a brokerage firm or other custodial firm, please follow the voting instructions for the voting form used by that firm.

     If you submit your proxy but do not make specific choices, your proxy will follow your board's recommendation and your shares will be voted as your board recommended.

     THE ENHANCE FINANCIAL SERVICES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

     THE RADIAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF RADIAN COMMON SHARES IN THE MERGER.

     APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, BY ENHANCE FINANCIAL SERVICES SHAREHOLDERS, AND APPROVAL OF THE ISSUANCE OF RADIAN COMMON SHARES IN THE MERGER BY RADIAN STOCKHOLDERS, ARE CONDITIONS TO CONSUMMATION OF THE MERGER.

     REVOKING YOUR PROXY.  You may revoke your proxy before it is voted by:


     - submitting a new proxy with a later date;


     - notifying your company's Secretary in writing before your special meeting that you have revoked your proxy; or

     - voting in person at your special meeting.

OTHER VOTING MATTERS

     VOTING IN PERSON. If you plan to attend your special meeting and wish to vote in person, we will give you a ballot at your special meeting, even if you have already sent in a proxy card. However, if your common shares are held in the name of a brokerage firm or custodial firm, you must obtain from that firm an account statement, letter or other evidence of your beneficial ownership of the common shares. You must bring that documentation to your special meeting to gain admission.


     PEOPLE WITH DISABILITIES. We can provide reasonable assistance to help you participate in your special meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of your company at least two weeks before your special meeting at the number or address provided on page 3.


     PROXY SOLICITATION. Each of us will pay our own costs of soliciting proxies.

     In addition to this mailing, Enhance Financial Services and Radian employees may solicit proxies personally, electronically or by telephone. We are paying Corporate Investor Communications, Inc. a customary fee, plus expenses, to assist with the solicitation.


     The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay by mail. We also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.


     DO NOT SEND IN ANY ENHANCE FINANCIAL SERVICES STOCK CERTIFICATES WITH YOUR PROXY CARDS. OUR EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF ENHANCE FINANCIAL SERVICES STOCK CERTIFICATES AFTER THE COMPLETION OF THE MERGER.

OTHER BUSINESS; ADJOURNMENTS

     We currently are not aware of any other business to be acted upon at either special meeting. If, however, other matters are properly brought before either special meeting, or any adjourned or postponed special meeting, your proxy holders will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

     Either meeting can be adjourned one or more times with the approval of the holders of a majority of the shares which are present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER


     In August 1999, Moody's Investor Service, Inc. ("Moody's") downgraded Enhance Financial Service's senior long term debt rating from Aa3 to A2 and the financial strength rating of its principal reinsurance subsidiary from Aaa to Aa2. On February 29, 2000, Moody's placed Enhance Financial Services and its principal reinsurance subsidiary on watch for a further possible downgrade. At that time, it informed Enhance Financial Services that one of its concerns was the financial prospects for Enhance Financial Services' non-insurance businesses.


     In part because of the concerns Moody's expressed and the negative impact a further downgrade could have on the business of Enhance Financial Services' insurance subsidiaries, and in part because of the continued low price of its common stock and increasing cash needs, in February 2000 Enhance Financial Services asked Morgan Stanley & Co. Incorporated ("Morgan Stanley") to advise it about possible strategic alternatives and to help it explore a possible sale of Enhance Financial Services or sales of some of its subsidiaries. Morgan Stanley contacted 22 companies to ascertain whether they had any interest in acquiring Enhance Financial Services and contacted an additional 23 companies about whether they might be interested in purchasing one or more of Enhance Financial Services' subsidiaries. It received written indications of possible interest in Enhance Financial Services or one or more of its subsidiaries from eight companies, including Radian.

     In April 2000, Radian retained Goldman Sachs & Co. ("Goldman Sachs") to assist Radian in evaluating a possible transaction with Enhance Financial Services.

     On May 19, 2000, Radian signed a confidentiality agreement with Enhance Financial Services. Shortly after that, at the request of Enhance Financial Services, Morgan Stanley sent Radian information about Enhance Financial Services and its subsidiaries, and Radian, together with its accountants and legal and financial advisors, began a review of Enhance Financial Services' insurance business and some of its non-insurance subsidiaries.

     In June 2000, Enhance Financial Services, through Morgan Stanley, received three non-binding indications of interest regarding possible acquisitions of Enhance Financial Services or its insurance subsidiaries, and received a non-binding proposal to purchase Enhance Financial Services' 45.94% interest in Credit-Based Asset Servicing and Securitization LLC ("C-BASS"). It also received non-binding proposals to acquire the servicing rights held by Singer, and a proposal from Singer's management to purchase its assets. However, the proposals related to Singer appeared to be less favorable than allowing Singer's assets to run off.

     In August 2000, Enhance Financial Services entered into a letter of intent, and late in September 2000 it entered into an agreement, to sell to Residential Finance Corporation (a subsidiary of General Motors Acceptance Corporation) a partnership that owned the 45.94% interest in C-BASS and some REMIC residual interests. The agreement gave each of Enhance Financial Services and Residential Finance Corporation the right to terminate the agreement if a sale of Enhance Financial Services were separately arranged that precluded a sale of C-BASS. However, Enhance Financial Services would have to pay $4 million if the agreement with Residential Finance Corporation were terminated for that reason.

     On September 20, 2000, the Enhance Financial Services board of directors held an informal dinner meeting at which Morgan Stanley discussed the publicly available information about Radian, including its business, financial condition, operating results and trading history. On the following day, the board held a formal meeting at which it discussed Radian's interest in a transaction with Enhance Financial Services. At that meeting the board of directors also discussed one other proposal with respect to a merger with Enhance Financial Services, a proposal to acquire Enhance Financial Services' insurance subsidiaries, and the possibility of Enhance Financial Services remaining an independent company. At the conclusion of the meeting, the Enhance Financial Services board of directors authorized its management and Morgan Stanley to pursue a transaction with Radian.

     On September 26, 2000, representatives of Goldman Sachs told representatives of Morgan Stanley that Radian was interested in entering into a transaction with Enhance Financial Services, subject to further due diligence. At that time, the parties were considering a transaction in which the shareholders of Enhance Financial Services would receive a fraction of a share of Radian common stock for each share of Enhance Financial Services common stock, plus a contingent payment security based on future revenues of certain non-core subsidiaries of Enhance Financial Services.

     Radian and its advisors continued to conduct due diligence. On September 29, 2000, Radian sent Enhance Financial Services a draft merger agreement.

     On October 17, 2000, Goldman Sachs presented information to the Radian board of directors about Enhance Financial Services, including its business, financial condition, operating results and trading history, and the information relating to the value of Enhance Financial Services described elsewhere in this Joint Proxy Statement/Prospectus under "Opinion of Radian's Financial Advisor." During the October 17 meeting, the Radian board of directors considered the proposed transaction with Enhance Financial Services. The Radian board of directors then authorized its management to pursue the transaction within parameters that had been discussed and directed representatives to continue to conduct due diligence.

     On October 27, 2000, Daniel Gross, President and Chief Executive Officer of Enhance Financial Services, met at Radian's offices in Philadelphia with Frank Filipps, Chairman and Chief Executive Officer of Radian, C. Robert Quint, Executive Vice President and Chief Financial Officer of Radian, and Howard S. Yaruss, Senior Vice President, Secretary and General Counsel of Radian, to discuss whether Radian continued to be interested in a transaction with Enhance Financial Services. The Radian representatives indicated that they continued to be interested in a transaction but discussed certain due diligence concerns, particularly regarding Singer and the commitment to fund Credit2B.com Inc. No proposal was made at that meeting.

     Further discussions were held during the following week, primarily between representatives of Morgan Stanley and representatives of Goldman Sachs. On November 8, a representative of Goldman Sachs informed a representative of Morgan Stanley that, after consideration of certain due diligence matters, particularly relating to Singer, and certain expenses to be incurred in connection with the merger, Radian was proposing a merger ratio of 0.225 of a Radian share per Enhance Financial Services share, although the parties had been discussing an exchange ratio of 0.2375.

     At a meeting of the Enhance Financial Services board of directors held on November 8, Morgan Stanley made a presentation regarding the proposed transaction with Radian. At that meeting, the Enhance Financial Services board of directors also reviewed with counsel the transaction terms contemplated by the draft merger agreement and the directors' fiduciary obligations in reviewing the proposed transaction. Morgan Stanley's presentation materials were based on the terms which had been discussed before November 8. Morgan Stanley discussed, among other things, Enhance Financial Services' financial and trading history, Radian's financial and trading history, the possibility of a downgrade of the financial strength ratings of Enhance Financial Services' insurance subsidiaries if no transaction was entered into and its potential implications, the likelihood that Enhance Financial Services would be required to obtain a waiver of certain debt covenants to pay future dividends and other information relating to the value of Enhance Financial Services described elsewhere in this Joint Proxy Statement/Prospectus under "Opinion of Enhance Financial Services' Financial Advisor." A representative of Morgan Stanley informed the board of directors that, as of that date, subject to and based upon various considerations which would be set forth in its opinion, the terms described in its presentation would be fair, from a financial point of view, to the holders of Enhance Financial Services common stock. However, he said Morgan Stanley would require a review by its fairness committee before it could deliver a similar opinion with regard to an exchange ratio of 0.225. The Enhance Financial Services board of directors then unanimously voted to approve the merger agreement, subject to receipt of a fairness opinion from Morgan Stanley and to resolution of certain open items.

     After the November 8 board of directors meeting, because it appeared likely that the costs incurred because of the merger were likely to be greater than had been anticipated, Radian reduced the proposed exchange ratio to 0.22 of a Radian share for each Enhance Financial Services share.

     The Enhance Financial Services board of directors met by telephone on November 12 to consider the revised exchange ratio. Morgan Stanley discussed with the board of directors the financial impact of the change of the exchange ratio. It then informed the board that it would be able to deliver its written opinion that, subject to and based upon various considerations which would be set forth in its written opinion, including the possibility that the financial strength rating of Enhance Financial Services' insurance subsidiaries might be downgraded if the merger did not take place and the likelihood that Enhance Financial Services would be required to obtain a waiver of certain debt covenants to pay future dividends, the exchange ratio pursuant to the merger agreement of 0.22 (subject to adjustment in certain circumstances) was fair, from a financial point of view, to the holders of Enhance Financial Services common stock. The Enhance Financial Services' board of directors then unanimously adopted the merger agreement and determined to recommend the merger to the shareholders of Enhance Financial Services.



     There were relatively minor changes to the proposed merger agreement on November 13, 2000. Although none of these required further board of directors action, Enhance Financial Services' Chief Executive Officer polled a majority of Enhance Financial Services' directors to confirm that one of the changes was within the parameters which had been discussed by the board of directors. On November 13, Goldman, Sachs & Co. delivered its written opinion to the Radian board of directors stating that the merger exchange ratio was fair from a financial point of view to Radian.


     The two companies signed the Agreement and Plan of Merger on the evening of November 13 and announced the transaction before the securities markets opened on November 14.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     ENHANCE FINANCIAL SERVICES.

     The Enhance Financial Services board believes the merger will increase the value of an Enhance Financial Services shareholder's investment in a shorter period of time and with less risk than would be the case if Enhance Financial Services remained a stand-alone entity. Accordingly, the Enhance Financial Services board has unanimously adopted the merger agreement and voted to recommend that the Enhance Financial Services shareholders vote for adoption of the merger agreement and authorization of the merger.

     The Enhance Financial Services board considered the following factors that indicated that the merger would be beneficial to the Enhance Financial Services shareholders:

     - when the board voted upon the transaction on November 12, the value of the Radian shares that an Enhance Financial Services shareholder would receive in the merger exceeded the average market price during the preceding 10 days by 8.7% and exceeded the average market price during the preceding 30 days by 13.5%;

     - the possibility that the credit rating of its insurance subsidiaries would be downgraded if the merger transaction was not entered into;

     - the transaction offered Enhance Financial Services' shareholders the opportunity to benefit from owning shares of a stronger and more diversified group of insurance and reinsurance companies;

     - Morgan Stanley delivered its opinion that, as of November 12, 2000, and subject to and based on the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Enhance Financial Services common stock;

     - the transaction would protect shareholders against the risk that Enhance Financial Services would be downgraded by credit ratings agencies and as a result would suffer a significant loss of business;

     - Morgan Stanley had contacted 22 potential purchasers of Enhance Financial Services (as well as 23 potential purchasers of aspects of its business). The only other company which had expressed what was viewed as a serious interest in merging with Enhance Financial Services was a relatively small insurance company that was confronted with many of the same issues as those that confronted Enhance Financial Services. The only sale of a significant aspect of Enhance Financial Services' business which had been arranged was a sale of the partnership which owns Enhance Financial Services' interest in C-BASS and some REMIC residuals;

     - the risk profile of Radian's mortgage insurance business was different from that of Enhance Financial Services' present business, and therefore the transaction would offer a worthwhile risk diversification;

     - the transaction would avoid approximately $30 million of writedowns and tax benefit recaptures that would result from a separate sale of the partnership which owns Enhance Financial Services' interest in C-BASS, and that could adversely affect the price of Enhance Financial Services' stock; and

     - if the shareholders of Enhance Financial Services do not approve the merger or the stockholders of Radian do not approve the share issuance, Enhance Financial Services will nevertheless have the option to sell its interest in C-BASS to Radian.

     The board also considered the following respects in which the merger could be adverse to the Enhance Financial Services shareholders:

     - signing the merger agreement would entitle the company that had agreed to purchase the partnership that owns Enhance Financial Services' interest in C-BASS (just as it entitled Enhance Financial Services) to terminate that agreement;

     - although Enhance Financial Services would have the option to sell its interest in C-BASS to Radian if, among other things, the Enhance Financial Services shareholders did not approve the merger or the Radian stockholders did not approve the share issuance in connection with the merger, the sale price would be 10% less than the purchase price under the already existing agreement, and there might be difficulties in completing a sale to Radian that would not exist under the existing contract. Failure to sell Enhance Financial Services' interest in C-BASS would increase the likelihood that Enhance Financial Services' credit rating would be downgraded; and

     - Enhance Financial Services would be required to pay Radian a break-up fee of $20 million (or, in some circumstances, $25 million), which is approximately 4% of the total value of the merger consideration, if the Enhance Financial Services board were to withdraw its recommendation that shareholders adopt the merger agreement or if Enhance Financial Services shareholders did not approve the transaction despite the board's recommendation and Enhance Financial Services entered into another disposition transaction within twelve months.

     The discussion above is not intended to be exhaustive. However, it is believed to include all the material factors that the Enhance Financial Services board considered. The Enhance Financial Services board did not attempt to rank or otherwise assign weights to the various factors it considered. To the extent individual members of the Enhance Financial Services board may have given weights to particular factors, it is very possible they gave different weights to different factors. The only decision made by the Enhance Financial Services board was a unanimous determination, in light of all the factors it considered, to adopt the merger agreement and recommend that the shareholders adopt the merger agreement and authorize the merger.

     FOR THE REASONS DISCUSSED ABOVE, THE ENHANCE FINANCIAL SERVICES BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, ENHANCE FINANCIAL SERVICES AND ENHANCE FINANCIAL SERVICES SHAREHOLDERS. ACCORDINGLY, THE ENHANCE FINANCIAL SERVICES BOARD UNANIMOUSLY RECOMMENDS THAT ENHANCE FINANCIAL SERVICES SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND AUTHORIZATION OF THE MERGER.

     RADIAN.

     The Radian board unanimously determined that the terms of the merger are fair to, and in the best interest of, Radian and its stockholders. Accordingly, the Radian board of directors unanimously recommends that the stockholders of Radian vote for approval of the issuance of Radian common stock in the merger.

     In reaching its decision to approve the merger, the Radian board of directors consulted with Radian's legal and financial advisors as well as with Radian's management. The Radian board of directors considered a number of material factors, including, without limitation, the following:

     - Accretive to Earnings. The Radian board of directors and Radian's management believed that the merger would be immediately accretive to earnings per share;


     - Trend Leader. The merger would allow Radian to capitalize on the trend toward convergence of financial and insurance products;


     - Cash and Financial Strength to Grow. After the merger, Radian would have the cash flow and financial strength to accelerate growth;

     - Diversification. The Radian board of directors and Radian's management believed that the merger presents an opportunity to diversify from a private mortgage insurance company into a more general financial guaranty insurance company, to acquire a leader in the financial guaranty insurance business, to diversify Radian's revenue stream and risk profile, and to diversify into a similar credit-based business line, and presents a diversification opportunity to Radian and its stockholders that exceeds that available to Radian on its own;

     - Presentation of Financial Advisor. The financial presentation and opinion of Goldman Sachs, Radian's financial advisor, as to the fairness, from a financial point of view, to Radian of the exchange ratio, as more fully described below under "Opinion of Radian's Financial Advisor";

     - Terms and Condition of Merger. The terms and conditions of the merger, which the Radian board of directors and Radian's management viewed as fair to, and in the best interests of, Radian and Radian stockholders; and


     - AAA-rated Subsidiary. The merger allows Radian to acquire Enhance Financial Services' subsidiary, Enhance Reinsurance Company, which has an AAA-rating from Standard & Poor's Rating Services and Fitch, Inc.


     All combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Radian stockholders identified by the Radian board of directors and management in considering the merger include the following:


     - the time and resources required to complete the merger, with the completion of the merger being subject to various conditions (see "The Merger Agreement -- Conditions to the Parties' Obligations");


     - the difficulties inherent in combining the two companies and the potential distraction to management caused by a transaction of this magnitude;

     - as a result of the merger, the benefits of Radian's long-term strategic plan would be shared by shareholders of Enhance Financial Services, rather than enjoyed solely by Radian stockholders;


     - the risk that the benefits sought from the merger, due to the matters described under "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements and Pro Forma Information" and other factors, might not be fully achieved; and


     - the risk that poor performance by Singer and a negative market reaction to it could negatively impact Radian.

     The Radian board of directors believed and continues to believe that these potential risks and disadvantages are greatly outweighed by the potential benefits anticipated to result from the merger.

     This discussion of the factors considered by the Radian board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the Radian board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE RADIAN BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, RADIAN AND RADIAN STOCKHOLDERS. ACCORDINGLY, THE RADIAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RADIAN STOCKHOLDERS VOTE FOR THE ISSUANCE OF RADIAN COMMON SHARES IN CONNECTION WITH THE MERGER.

OPINION OF ENHANCE FINANCIAL SERVICES' FINANCIAL ADVISOR

     In March 2000, Enhance Financial Services engaged Morgan Stanley to act as its financial advisor to advise it in connection with strategic alternatives regarding a possible sale of Enhance Financial Services or of certain subsidiaries of Enhance Financial Services. In connection with Morgan Stanley's engagement, Enhance Financial Services requested that Morgan Stanley evaluate the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of shares of Enhance Financial Services common stock. On November 12, 2000, at a meeting of the Enhance Financial Services board of directors held to consider the merger, Morgan Stanley rendered its oral opinion, which opinion was confirmed in writing, that as of November 12, 2000, and based on and subject to the considerations described in the opinion, the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to holders of shares of Enhance Financial Services common stock.

     The full text of Morgan Stanley's written opinion, dated November 12, 2000, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, in connection with the opinion, is attached as Annex B to, and is incorporated by reference into, this document. Enhance Financial Services shareholders are urged to read this opinion carefully in its entirety. Morgan Stanley's opinion is addressed to the Enhance Financial Services board of directors and only relates to the fairness of the exchange ratio from a financial point of view to holders of shares of Enhance Financial Services common stock. Morgan Stanley's opinion does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any shareholder as to how to vote at the special meeting or as to any other matters relating to the merger. The summary of Morgan Stanley's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of Enhance Financial Services and Radian;

     - reviewed certain internal financial statements and other financial and operating data concerning Enhance Financial Services and Radian;

     - analyzed certain financial projections prepared by the management of Enhance Financial Services;

     - discussed the past and current operations and financial condition and the prospects of Enhance Financial Services with senior executives of Enhance Financial Services;

     - discussed the past and current operations and financial condition and the prospects of Radian with senior executives of Radian;

     - reviewed the reported prices and trading activity for the Enhance Financial Services common stock and the Radian common stock;

     - compared the financial performance of Enhance Financial Services and Radian and the prices and trading activity of the Enhance Financial Services common stock and the Radian common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Enhance Financial Services and Radian and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections,

Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Enhance Financial Services and Radian. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Morgan Stanley also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Enhance Financial Services, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     In arriving at its opinion Morgan Stanley considered several factors which could have a negative impact on Enhance Financial Services' business and prospects, including the August 1999 decision by Moody's to downgrade the senior long term debt rating from Aa3 to A2 and the insurance financial strength rating of Enhance Reinsurance Company, a wholly owned subsidiary of Enhance Financial Services, from Aaa to Aa2. In February 2000, Moody's placed these senior long-term debt and insurance financial strength ratings under review for possible further downgrade. Morgan Stanley was advised by Enhance Financial Services that these further downgrades could significantly impact Enhance Reinsurance Company's ability to retain existing business and write new business. Morgan Stanley also was aware that Enhance Financial Services' net loss incurred for the second quarter of 2000 required Enhance Financial Services to seek a waiver of certain covenants, which it received, pursuant to its unsecured credit facility to pay its third quarter 2000 dividend, and that a similar waiver would likely be required to pay future dividends.

     The following is a summary of the material financial analysis performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     COMPARABLE COMPANIES ANALYSIS. Morgan Stanley selected the following publicly traded companies, referred to herein as the "comparable companies," engaged in businesses that Morgan Stanley deemed similar to that of Enhance Financial Services or its subsidiaries:

     - Ambac Financial Group; and

     - MBIA Inc.

     Morgan Stanley determined the market capitalization for each of these comparable companies based on the closing price per share as of November 10, 2000, using publicly available information. Morgan Stanley then arrived at a range of comparable company multiples by dividing the share price of each comparable company by its estimated earnings per share ("EPS") for 2000 and 2001. EPS estimates for 2000 and 2001 for these comparable companies were obtained from the Institutional Brokers Estimate System ("IBES"). Morgan Stanley then applied a ratio of approximately 62% to these comparable company multiples, because the common stock price of Enhance Financial Services, primarily a financial guaranty reinsurer, has traded for the last two years at an average discount of 38% to the financial guaranty insurers, Ambac and MBIA. Year 2000 Price-to-Earnings ("P/E") estimates ranged between 8.0x and 11.0x, and 2001 P/E estimates ranged between 6.0x and 8.0x. Morgan Stanley used Enhance Financial Services management's EPS estimates for 2000 and 2001 to arrive at an implied value range for Enhance Financial Services common stock. Morgan Stanley also determined an implied equity value range using GAAP book value and adjusted GAAP book value multiples for Enhance Financial Services. Based on these analyses, Morgan Stanley arrived at an indicative equity value range for Enhance Financial Services of $14.00 to $17.00 per fully diluted share. Morgan Stanley then applied to this equity value range a premium paid for change of control of between 5% and 25%, arriving at an implied equity value range of $14.70 to $18.00 per fully diluted share.

     Morgan Stanley selected these comparable companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses summarized above is identical to Enhance Financial Services. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which Enhance Financial Services is being compared.

     PREMIUMS PAID IN SELECTED PRECEDENT TRANSACTIONS ANALYSIS. Morgan Stanley reviewed five recent selected business combinations in the U.S. property and casualty insurance sector and analyzed the premiums/discounts paid in these transactions. Morgan Stanley selected these transactions because the target companies were facing similar financial issues to that of Enhance Financial Services at the time of sale. Morgan Stanley examined various multiples based on publicly available information for these selected precedent transactions. The table below lists the parties to the transactions and the equity value of these transactions as multiples of GAAP Operating Income estimates, Book Value and Adjusted Book Value:

                                                                       EQUITY VALUE AS MULTIPLE OF
                                                                   -----------------------------------
                                                                    GAAP OPERATING
                                                                        INCOME
                                                                   -----------------          ADJUSTED
                                                                   1 YEAR    2 YEARS   BOOK     BOOK
ACQUIROR                               TARGET             DATE     FORWARD   FORWARD   VALUE   VALUE
--------                       -----------------------  ---------  -------   -------   -----  --------
White Mountain Insurance       CGNU-U.S. operations     September     NA        NA     0.43x      NA
                                                        2000
ACE Ltd.                       Capital Re               May 1999    6.4x      6.1x     0.92x   0.64x
Trenwick Group                 Chartwell Re             June 1999   8.9x      7.3x     0.79x      NA
Fairfax Financial Hldgs. Ltd.  TIG Holdings Inc. --     December    9.5x      8.6x     0.73x      NA
                               Financial Institutions   1998
                               Co.
Gerling-Konzern                Constitution Re          July 1998     NA        NA     1.10x      NA

     Based on this analysis, Morgan Stanley arrived at an implied equity value range for Enhance Financial Services of $14.00 to $18.00 per fully diluted share.

     No company or transaction utilized in the selected precedent transactions analysis is identical to Enhance Financial Services or Radian or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Enhance Financial Services or Radian.

     INDICATIVE SUM OF THE BIDS VALUATION. Morgan Stanley also calculated an implied equity value range based on the highest bids Enhance Financial Services received for individual subsidiaries and operations of Enhance Financial Services. Enhance Financial Services received bids for its insurance operations, Singer and its 46% ownership interests in each of C-BASS and Sherman. Morgan Stanley aggregated the highest bid received for each of the individual subsidiaries and operations of Enhance Financial Services and arrived at an implied equity value range for Enhance Financial Services of $11.48 to $12.78 per fully diluted share.

     In connection with the review of the merger by the Enhance Financial Services board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Morgan Stanley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley and its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Enhance Financial Services or Radian.

     In performing its financial analyses, Morgan Stanley made numerous assumptions with respect to Enhance Financial Services, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Enhance Financial Services or Radian. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view to the holders of the common stock of Enhance Financial Services of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated November 12, 2000 to the board of directors of Enhance Financial Services. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of Enhance Financial Services might actually trade. Because these estimates are inherently subject to uncertainty, none of Enhance Financial Services, the Enhance Financial Services board of directors, Morgan Stanley or any other person assumes responsibility if future results or actual values differ materially from the estimates. The exchange ratio in the merger was determined through arm's-length negotiations between Enhance Financial Services and Radian and was approved by the Enhance Financial Services board of directors. Morgan Stanley did not recommend any specific exchange ratio to Enhance Financial Services or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

     Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of its trading, brokerage, and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of Enhance Financial Services, Radian or their affiliates. Morgan Stanley has, from time to time in the past, provided financial advice and other services to Enhance Financial Services.

     Pursuant to Morgan Stanley's engagement letter, Enhance Financial Services has agreed to pay Morgan Stanley a customary fee for its financial advisory services in connection with the merger. Enhance Financial Services also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

OPINION OF RADIAN'S FINANCIAL ADVISOR

     Goldman Sachs has acted as Radian's exclusive financial advisor in connection with the merger. Radian selected Goldman Sachs based on Goldman Sachs' experience, expertise, reputation and familiarity with Radian's business. Goldman Sachs is an internationally recognized investment banking firm, and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

     In connection with Goldman Sachs' engagement, Radian requested that Goldman Sachs evaluate the fairness, from a financial point of view, to Radian of the exchange ratio provided for in the merger. On October 17, 2000, at a meeting of the Radian board of directors held to consider the merger, Goldman Sachs rendered to the Radian board of directors an oral opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio contemplated at the time was fair, from a financial point of view, to Radian.

     Goldman Sachs also delivered a written opinion dated November 13, 2000 to the Radian board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, in connection with the opinion, and the full text of which is attached as Annex C to and is incorporated into this document by reference. Radian stockholders are urged to read this opinion carefully in its entirety. Goldman Sachs' opinion is addressed to the Radian board of directors and only relates to the fairness of the merger exchange ratio from a financial point of view to Radian. Goldman Sachs' opinion does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of Goldman Sachs' opinion in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of Radian and Enhance Financial Services for the five years ended December 31, 1999;

     - statutory financial statements of Enhance Reinsurance Company and Asset Guaranty Insurance Company ("Asset Guaranty"), wholly owned subsidiaries of Enhance Financial Services, and Radian Guaranty, Inc. and Amerin Guaranty Corporation, wholly owned subsidiaries of Radian, for the five years ended December 31, 1999;

     - interim reports to stockholders and quarterly reports on Form 10-Q of Radian and Enhance Financial Services;

     - other communications from Radian and Enhance Financial Services to their respective stockholders;

     - internal financial analyses and forecasts for Enhance Financial Services prepared by its management; and

     - internal financial analyses and forecasts for Radian and Enhance Financial Services (after giving effect to the merger), including the forecasts relating to the conduct of the businesses of Singer and Van-American Insurance Company following the closing of the merger and after giving effect to the loss and loss-adjustment-expense reserves and other accounting adjustments to be made at or before closing of the merger, prepared by the management of Radian.

     Goldman Sachs also held discussions with members of the senior management of Radian and Enhance Financial Services regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs noted that Radian was aware that audited financial statements with respect to Singer do not exist and that the consummation of the merger is conditioned on the receipt of an audited consolidated balance sheet for Singer reflecting a net worth of not less that $1.00. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for Radian common stock and Enhance Financial Services common stock;

     - compared financial and stock market information for Radian and Enhance Financial Services with similar information for other publicly traded companies;

     - reviewed the financial terms of recent business combinations in the financial services industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs assumed, with the consent of Radian, that the forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Radian and that the forecasts will be realized in the amounts and time periods contemplated thereby. Goldman Sachs noted that it was not an actuary and its services did not include actuarial determinations or evaluations by it or any attempt to evaluate actuarial assumptions and, in that regard, Goldman Sachs assumed the adequacy of the loss and loss-adjustment-expense reserves and the accounting adjustments reflected in the forecasts and it understood that, with respect to all loss and loss-adjustment-expense reserves, Radian relied upon actuarial opinions, reports and advice of Radian's actuarial advisors. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities, contingent or otherwise, of Enhance Financial Services or any of its subsidiaries (including any derivative or off-balance-sheet assets or liabilities or loss and loss-adjustment-expense reserves) and was not furnished with any such evaluation or appraisal other than actuarial opinions, reports and advice of actuarial advisors referred to in the preceding sentence. Goldman Sachs also assumed that all governmental, regulatory or other conditions, consents or approvals necessary for the consummation of the merger will be obtained or satisfied without any adverse effect on Radian or Enhance Financial Services or on the contemplated benefits of the transaction contemplated by the agreement as reflected in the forecasts. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of Radian in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Radian common stock should vote with respect to the proposed issuance of the Radian common stock.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Radian board of directors on November 13, 2000.

THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     (1) Historical Exchange Ratio Analysis. Goldman Sachs reviewed the historical daily trading prices for Radian common stock and Enhance Financial Services common stock for the period from November 13, 1997 to November 13, 2000. Goldman Sachs' analysis indicated that the three-year average of the historical exchange ratio was 0.44x, the two-year average was 0.38x, the one-year average was 0.28x and the exchange ratio as of November 13, 2000 was 0.22x, compared to the exchange ratio of 0.22x proposed in the merger.

     (2) Selected Companies Analysis. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for Radian and Enhance Financial Services to corresponding financial information, ratios and public market multiples for the following five publicly traded companies:

     - MBIA, Inc.;

     - Ambac Financial Group, Inc.;

     - MGIC Investment Corporation;

     - PMI Group, Inc.; and

     - Triad Guaranty, Inc.

     Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios of Radian and Enhance Financial Services were calculated using the closing prices for their common stock as of November 13, 2000. The multiples and ratios for Radian, Enhance Financial Services and each of the selected companies were based on Institutional Brokers Estimate System ("IBES") estimates and the most recent publicly available information. With respect to the selected companies, Goldman Sachs considered:

     - closing share price on November 13, 2000 as a percentage of 52-week high share price;

     - share price as a multiple of estimated IBES 2000 and estimated IBES 2001 earnings;

     - percentage growth rate in earnings per share based on IBES estimated 2000 earnings to estimated 2001 earnings and IBES five-year estimates;

     - share price as a multiple of the tangible book value of common equity (excluding Accumulated Other Comprehensive Income); and

     - share price as a multiple of the adjusted book value, which is the book value of common equity plus net deferred premium revenue plus the present value of future net installment premiums less deferred acquisition costs less tax effect.

     The results of these analyses are summarized as follows:

                                              SELECTED PUBLICLY-TRADED FINANCIAL GUARANTORS
                                                          AND MORTGAGE INSURERS
                                              ---------------------------------------------
                                               MEDIAN:      MEDIAN:                ENHANCE
                                              FINANCIAL     MORTGAGE              FINANCIAL
PERCENTAGE/MULTIPLE                           GUARANTORS    INSURERS    RADIAN    SERVICES
-------------------                           ----------    --------    ------    ---------
November 13, 2000 share price as a
  percentage of 52-week high share price....    89.8 %       89.7 %     89.7%       72.0 %
Price/Earnings Multiples
  2000 (Based on IBES estimates)............    13.4 x       11.6 x     10.1x       11.1 x
  2001 (Based on IBES estimates)............    11.8 x       10.3 x     9.0 x        7.3 x
EPS Growth Rate Percentages (Based on IBES
  estimates)
  2001/2000.................................    14.2 %       12.5 %     11.8%      N/A
  Five-year.................................    13.8 %       14.0 %     15.0%       15.0 %
Price/Tangible Book.........................     1.86x        2.17x     1.93x        0.76x
Price/Adjusted Book.........................     1.28x      N/A         N/A          0.59x

     (3) Pro Forma Merger Analysis. Goldman Sachs prepared analyses of the financial impact of the merger using the pro forma forecasts for Enhance Financial Services and Radian provided by Radian's management. Goldman Sachs compared the earnings per share of Radian on a stand-alone basis to the earnings per share of the common stock of the combined company following consummation of the merger assuming no synergies.

     Based on such analyses, the merger would be accretive to Radian's earnings per share in each of estimated 2001 and 2002.

     (4) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following three selected transactions in the financial services industry:

     - Dexia S.A.'s acquisition of Financial Security Assurance Holdings Ltd. on March 14, 2000;

     - ACE Limited's acquisition of Capital Re Corporation on February 24, 1999; and

     - MBIA, Inc.'s acquisition of CapMAC Holdings, Inc. on October 29, 1998.

     For the selected transactions, Goldman Sachs compared:

     - transaction price as a multiple of the tangible book value;

     - transaction price as a multiple of the adjusted book value; and

     - transaction price as a multiple of projected earnings based on IBES estimates for the first fiscal year ("FY1") and second fiscal year ("FY2"), following the signing date.

     The results of these analyses are summarized below:

                                                                      RADIAN/ENHANCE
                                              RANGE FOR SELECTED    FINANCIAL SERVICES
                                                 TRANSACTIONS             MERGER
                                              ------------------    ------------------
Price/Tangible Book.........................    1.00x - 2.10x              0.77x
Price/Adjusted Book.........................    0.73x - 1.45x              0.60x
Price/FY1 (Based on IBES estimates).........     6.3x - 14.8x              11.3x
Price/FY2 (Based on IBES estimates).........     5.6x - 12.8x               7.5x

     (5) Contribution Analysis. Goldman Sachs reviewed specific historical and estimated future operating and financial information based on publicly available information and estimates provided by Radian's management and IBES estimates to determine the contribution of each of Radian and Enhance Financial Services to the combined company's revenues, net income, stated and tangible equity based on Radian's share price on September 30, 2000, market capitalization based on Radian's share price on November 13, 2000, and market capitalization at the deal price.

     The following tables set forth the contribution that Radian and Enhance Financial Services would each have made to the combined company:


                                                                ENHANCE FINANCIAL
                                                      RADIAN        SERVICES
                                                      ------    -----------------
Total Revenues
  1999..............................................     74%            26%
Net Income
  1999..............................................     68             32
  2000 (Based on Radian estimates)..................     76             24
  2000 (Based on IBES estimates)....................     83             17
  2001 (Based on Radian estimates)..................     78             22
  2001 (Based on IBES estimates)....................     79             21
Stated and Tangible Equity (September 30, 2000).....     64             36
Market Capitalization (November 13, 2000)...........     82             18
Market Capitalization at Deal Price.................   81.7           18.3


     As described above, Goldman Sachs' opinion to the Radian board of directors was one of many factors taken into consideration by the Radian board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Goldman Sachs is familiar with Radian having provided certain investment banking services to Radian from time to time, including having acted as Radian's financial advisor in connection with, and having participated in certain of the negotiations leading to, the agreement.

     Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Radian or Enhance Financial Services for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated June 16, 2000, Radian engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of the stock or assets of Enhance Financial Services. Pursuant to the terms of this letter agreement, Radian agreed to pay Goldman Sachs a customary fee for its financial advisory services in connection with the merger. Radian also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

ACCOUNTING TREATMENT

     The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to Enhance Financial Services' assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott-Rodino Act"), the merger may not be consummated until the expiration of a 30 calendar-day waiting period, or early termination of the waiting period, following the parties' filing of premerger and notification report forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. On December 1, 2000, Radian and Enhance Financial Services submitted the required filings to the Federal Trade Commission and the Antitrust Division. The waiting period under the Hart-Scott-Rodino Act was terminated on December 20, 2000.

     The Antitrust Division and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Federal Trade Commission and the Antitrust Division could take any action under the antitrust laws that they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Enhance Financial Services or Radian. Enhance Financial Services and Radian believe that the completion of the merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.


     The insurance laws and regulations of all U.S. jurisdictions generally require that, prior to the acquisition of control of an insurance company domiciled or commercially domiciled in such jurisdiction through the acquisition of or merger with the holding company parent of the insurance company, the acquiror must obtain the approval of the commissioner of insurance in such jurisdiction for the acquisition of control of the domestic insurance company. Accordingly, completion of the merger is subject to the approval of the Kentucky Insurance Department and the New York Insurance Department. Radian filed applications for approval of the merger with the Kentucky Insurance Department and the New York Insurance Department on December 7, 2000 and December 4, 2000, respectively. Although the insurance laws and regulations of Kentucky provide the Kentucky Commissioner of Insurance with the authority to hold a public hearing prior to his making a determination of whether or not to approve a proposed acquisition of control of a Kentucky-domiciled insurer, the Kentucky Commissioner of Insurance has advised us that he will not hold such a public hearing.



     The insurance laws of Bermuda require that prior notice filings be made with the Bermudan insurance regulatory authorities regarding the merger. Radian has made the requisite filings with the Bermudan regulatory authorities.



     In addition, Radian will be required to make preacquisition notice filings in certain jurisdictions in which our insurance company subsidiaries transact business unless an exemption from the preacquisition notice requirement applies to the merger. These filings relate to the competitive impact of the proposed merger on the insurance markets in those jurisdictions. Radian has made such filing for Alaska. We anticipate that Radian will be exempt from making such preacquisition notice filings in all other such jurisdictions. If required, these filings generally are required by statute to be reviewed within 30 days after receipt by the applicable state insurance department, which may request additional information on the competitive impact of the proposed merger on a one-time basis prior to the end of such 30-day period. If additional information relating to the filing is requested by a state insurance department reviewing the filing, the review period will end no later than the 30th day after receipt of the additional information by the insurance department. Approval of the merger is not required in these states, but the insurance regulators could take actions that could have the effect of preventing the merger by imposing conditions upon the merger that the parties may deem to be unacceptable.

     There can be no assurances that the required regulatory approvals described above will be received or, if they are received, whether the timing of such approvals and any conditions to such regulatory approvals that may be imposed by the regulators will allow for the merger to be completed.

     Other than as we describe in this document, the merger does not require the approval of any U.S. federal or state or foreign agency.

RIGHTS OF DISSENTING STOCKHOLDERS

     ENHANCE FINANCIAL SERVICES SHAREHOLDERS. Enhance Financial Services shareholders will not be entitled to any dissenters' rights under the New York Business Corporation Law or any other applicable law in connection with the merger.

     RADIAN STOCKHOLDERS. Radian stockholders will not be entitled to appraisal rights under the Delaware General Corporation Law or any other applicable law in connection with the merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Radian common shares that Enhance Financial Services shareholders will receive in the merger will be freely transferable, except for Radian common shares that are received by persons who are deemed to be "affiliates" of Enhance Financial Services under the Securities Act of 1933, as amended, at the time of the Enhance Financial Services special meeting. These affiliates may resell the Radian common shares they receive in the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Enhance Financial Services for the above purposes generally include individuals or entities that control, are controlled by or are under common control with, Enhance Financial Services, and may include directors and certain executive officers of Enhance Financial Services. The merger agreement requires that Enhance Financial Services cause each of these affiliates to deliver to Radian, before the Enhance Financial Services special meeting, a written agreement, attached as Exhibit 4.9-A to the merger agreement, to the effect that these persons will not sell, transfer or otherwise dispose of any of the Radian common shares issued to them in the merger in violation of the Securities Act or the related rules of the Securities Exchange Commission (the "SEC").

     This Joint Proxy Statement/Prospectus does not cover any resales of the Radian common stock to be received by the shareholders of Enhance Financial Services upon completion of the merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to Enhance Financial Services shareholders. This discussion addresses only those shareholders who hold their Enhance Financial Services common shares as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Enhance Financial Services shareholders in light of their individual circumstances, or to Enhance Financial Services shareholders that are subject to special rules, such as:

     - financial institutions;

     - mutual funds;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - foreign holders;

     - persons who hold Enhance Financial Services common shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

     - holders who acquired their Enhance Financial Services common shares upon the exercise of employee stock options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, as amended, regulations, rulings and decisions in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

     Enhance Financial Services shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.


     In connection with the filing of the registration statement, of which this Joint Proxy Statement/ Prospectus forms a part, Clifford Chance Rogers & Wells LLP, counsel to Enhance Financial Services, delivered an opinion to Enhance Financial Services, and Wachtell, Lipton, Rosen & Katz, counsel to Radian, delivered an opinion to Radian, in connection with the filing of the registration statement of which this Joint Proxy Statement/Prospectus is a part, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions are based on certain assumptions and certain representations made by Enhance Financial Services, Radian and GOLD Acquisition Corporation. An opinion of counsel is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.


     Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of Enhance Financial Services common shares that receive Radian common shares in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional Radian common shares. Each stockholder's aggregate tax basis in the Radian common shares received in the merger (including fractional shares deemed received and redeemed as described below) will be the same as his aggregate tax basis in the Enhance Financial Services common shares surrendered in the merger. The holding period of the Radian common shares received in the merger (including fractional shares deemed received and redeemed as described below) by a holder of Radian common shares will include the holding period of Enhance Financial Services common shares that the holder surrendered in the merger.

     A holder of Enhance Financial Services common shares that receives cash in lieu of a fractional Radian common share will be treated as having received the fractional Radian share and then as having received the cash in redemption of the fractional Radian share and generally will recognize gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Radian common shares (determined as described above) that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any of this capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held the holder's Enhance Financial Services common shares for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     Because Radian common shares remain unchanged in the merger, the merger will not cause Radian stockholders to recognize any gain or loss. No gain or loss will be recognized by Radian, Enhance Financial Services and GOLD Acquisition Corporation.

     Radian and Enhance Financial Services will not be obligated to complete the merger unless, among other things, they receive from their respective counsel further opinions, dated the day on which the merger is to take place, to the effect that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon facts and representations contained in certificates of the officers of Enhance Financial Services, Radian and GOLD Acquisition Corporation.

     THE DISCUSSION SET FORTH ABOVE OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to Change-in-Control Protection Agreements, certain executive officers of Enhance Financial Services will become entitled to substantial payments if their employment terminates under certain circumstances in anticipation of, or within a specified period following, the merger. The details of these arrangements are discussed below. Also, pursuant to the Change-in-Control Protection Agreements and Enhance Financial Services' Management Severance Protection Plan (with respect to executive officers), and pursuant to a board of directors resolution (with respect to directors), options held by directors and executive officers that normally would not vest (i.e., become exercisable) until future years will vest immediately upon the closing of the merger. The possibility of receiving change-in-control payments and accelerated vesting of options may have given directors and executive officers interests in the merger that are different from those of most of our common shareholders.

CHANGE-IN-CONTROL PROVISIONS

     Each of Daniel Gross (who is the President and Chief Executive Officer of Enhance Financial Services and also a director on the board), Samuel Bergman, Elaine Eisenman, Martin Kamarck, Brian Kleinberg and Richard Lutenski has entered into a Change-in-Control Protection Agreement with Enhance Financial Services. Consummation of the merger will constitute a "change-in-control" under these agreements. Under the agreements, the executive will be entitled to severance benefits if during certain specified periods, the executive's employment is terminated other than for cause or the executive terminates his or her employment for good reason, such as a reduction in pay and benefits, status, or responsibilities. The periods during which such a termination without cause triggers severance benefits are the two years following consummation of the merger and the 90 days preceding consummation of the merger, although, during the 90 days preceding consummation of the merger, the termination must be in connection with the merger or at the initiative of Radian to trigger severance benefits. The following are the severance benefits to which the executive would be entitled:

     - three times his or her base salary and bonus amount, with the bonus amount based on the higher of the executive's bonus for the year immediately preceding the calendar year of termination or the executive's year 2000 bonus;

     - a pro-rata bonus amount for the year of termination;

     - outplacement services for six months (or cash in lieu of such services);

     - coverage under Enhance Financial Services' welfare benefit programs for 36 months after termination; and

     - if the executive was not vested in Enhance Financial Services' supplemental pension plan, immediate vesting and a lump-sum payment under that plan.

     Each executive vice-president who is a party to a Change-in-Control Protection Agreement is entitled to a tax "gross-up" if payments received due to a control change (whether under the change-in-control agreement or otherwise) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.


     As indicated above, the cash component of the severance benefits to which executive officers of Enhance Financial Services would be entitled upon a change of control is dependent upon a number of factors, including the date on which the merger is consummated and the date on which such officer's employment with Enhance Financial Services terminates. The approximate lump-sum cash severance payment (not including tax "gross-up" payments for any excise tax which an executive officer may be obligated to pay pursuant to Section 4999 of the Internal Revenue Code) which each executive officer would receive if the merger was consummated on March 31, 2001 and the employment of such officer was terminated on March 31, 2001 is as follows:



Daniel Gross - $3,254,560


Samuel Bergman - $1,927,033

Elaine Eisenman - $1,779,948


Martin A. Kamarck - $2,596,542


Brian C. Kleinberg - $1,502,751


Richard P. Lutenski - $1,921,474


     No director (other than Mr. Gross, who could receive a payment under a Change-in-Control Protection Agreement in his capacity as President and Chief Executive Officer of Enhance Financial Services) is entitled to receive a cash payment as a result of the merger.

OPTIONS HELD BY ENHANCE FINANCIAL SERVICES EXECUTIVE OFFICERS AND DIRECTORS


     As of January 24, 2001, Enhance Financial Services' executive officers and directors held options to purchase a total of 2,726,300 shares of Enhance Financial Services' common stock at exercise prices ranging from $7.25 to $30.00, of which options to purchase 703,750 shares at exercise prices ranging from $14.00 to $30.00 would not vest until February 2001 or later. However, these options will automatically vest when the merger takes place. The number of options that will vest as a result of the merger with regard to each executive officer and each director is as follows (assuming a closing during February
2001):



                                                                                WEIGHTED
                                                        NUMBER OF OPTIONS    AVERAGE OPTION
NAME AND TITLE                                             ACCELERATED       EXERCISE PRICE
--------------                                          -----------------    --------------
Daniel Gross..........................................       281,250             $22.23
Samuel Bergman........................................        42,250              21.49
Elaine J. Eisenman....................................        50,750              22.16
Martin A. Kamarck.....................................       117,500              17.10
Brian C. Kleinberg....................................        77,000              19.34
Richard P. Lutenski...................................        30,000              17.56
Brenton W. Harries....................................        10,500              15.71
David R. Markin.......................................        10,500              15.71
Jay A. Novik..........................................        10,500              15.71
Robert P. Saltzman....................................        10,500              15.71
Wallace O. Sellers....................................        10,500              15.71
Richard J. Shima......................................        10,500              15.71
Spencer R. Stuart.....................................        10,500              15.71
Allan R. Tessler......................................        10,500              15.71
Jerry Wind............................................        10,500              15.71



     On January 24, 2001, the price of 0.22 shares of Radian common stock (the number of shares, subject to adjustment in certain circumstances, to be issued with regard to each share of Enhance Financial Services' common stock) was $13.48.


AGREEMENT TO INDEMNIFY DIRECTORS, OFFICERS AND EMPLOYEES

     The merger agreement provides that the surviving corporation of the merger will honor for at least six years Enhance Financial Services' obligations to indemnify its present and past directors, officers and employees with respect to matters that occurred prior to the merger and maintain the insurance Enhance Financial Services currently maintains for its directors or officers or similar insurance, subject to certain limits, for at least six years.

     Enhance Financial Services' board of directors knew about these additional interests, and considered them, when it approved the merger and recommended that Enhance Financial Services' shareholders approve the merger agreement.

OWNERSHIP OF SECURITIES OF ENHANCE FINANCIAL SERVICES


     The following table sets forth certain information with respect to the beneficial ownership of the common stock par value $.10 of Enhance Financial Services Group Inc. as of January 24, 2001 by (a) each shareholder known to Enhance Financial Services to be the beneficial owner, within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, as amended, of more than 5% of the outstanding shares of Enhance Financial Services common stock; (b) each director of Enhance Financial Services; (c) each of the chief executive officer and the other executive officers of Enhance Financial Services; and (d) all executive officers and directors of Enhance Financial Services as a group. Unless otherwise indicated, the address of each such person is c/o Enhance Financial Services Group Inc., 335 Madison Avenue, New York, New York 10017.



                                                              NUMBER OF        PERCENT OF
NAME AND ADDRESS                                              SHARES(1)          CLASS
----------------                                              ---------        ----------
Swiss Reinsurance Company...................................  3,400,000           8.9
  Mythenquai 50/60
  8022 Zurich, Switzerland
EQSF Advisers, Inc. ........................................  3,310,050(2)        8.7
  767 Third Avenue
  New York, New York 10017-2023
Legg Mason Inc. ............................................  2,213,235(3)        5.8
  100 Light Street
  Baltimore, Maryland 21202
Lazard Freres & Co. LLC.....................................  1,927,930(4)        5.0
  30 Rockefeller Plaza
  New York, New York 10020
Allan R. Tessler............................................    513,500(5)(6)     1.3
Wallace O. Sellers..........................................    803,800(5)(6)     2.1
Daniel Gross................................................  1,473,750(5)        3.7
Samuel Bergman..............................................    194,950(5)          *
Elaine J. Eisenman..........................................     54,450(5)          *
Martin A. Kamarck...........................................     22,500(5)          *
Brian C. Kleinberg..........................................     57,000(5)          *
Richard P. Lutenski.........................................     14,500(5)          *
Brenton W. Harries..........................................     43,500(6)          *
David R. Markin.............................................    252,477(6)(7)       *
Jay A. Novik................................................     31,500(6)          *
Robert P. Saltzman..........................................    181,500(6)(8)       *
Richard J. Shima............................................     46,702(6)          *
Spencer R. Stuart...........................................     44,606(6)(9)       *
Frieda K. Wallison..........................................     47,772(6)          *
Jerry Wind..................................................     34,272(6)          *
All executive officers and directors as a group.............  3,816,779(10)       9.9


---------------
  *  Less than 1%

 (1) The table in this section is based upon information supplied by directors, officers, and principal shareholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

 (2) On November 14, 2000, EQSF Advisers, Inc., M.J. Whitman Advisers, Inc., and their respective controlling person, Martin J. Whitman, jointly filed an amendment to their joint Schedule 13G describing their respective ownership of shares of Enhance Financial Services common stock as of November 14, 2000 as set forth in this paragraph. EQSF has sole voting and dispositive power over

     3,310,050 shares of Enhance Financial Services common stock and shared voting and dispositive power over no shares of Enhance Financial Services common stock, MJWA has sole voting and dispositive power over 1,122,327 shares of Enhance Financial Services common stock and shared voting and dispositive power over no shares of Enhance Financial Services common stock, and Mr. Whitman has sole or shared voting or dispositive power over no shares of Enhance Financial Services common stock as Mr. Whitman has disclaimed beneficial ownership over all shares of Enhance Financial Services common stock over which EQSF and MJWA have voting or dispositive power. Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 2,444,500 of the shares reported by EQSF; Third Avenue Small-Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 163,000 of the shares reported by EQSF; Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 44,950 of the shares reported by EQSF; Third Avenue Value Portfolio of the WRL Series Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 130,600 of the shares reported by EQSF; Style Select Series Small Cap Value Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 50,000 of the shares reported by EQSF; and Style Select Series Focused Value Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 477,000 of the shares reported by EQSF. Various clients for whom MJWA acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by MJWA.

 (3) On February 16, 1999, Legg Mason, Inc. filed a Schedule 13G describing its ownership of shares of Enhance Financial Services common stock at December 31, 1998 as follows: Legg Mason, Inc. has sole voting and dispositive power over 2,126,500 shares of Enhance Financial Services common stock and shared voting and dispositive power over 86,735 shares of Enhance Financial Services common stock. Such shares of Enhance Financial Services common stock are held by various identified subsidiaries of Legg Mason, Inc. and by various of their clients, all of which have the power to dispose of the shares held by them.

 (4) On February 3, 2000, Lazard Freres & Co. LLC filed a Schedule 13G describing its ownership of shares of Common Stock at December 31, 1999 as follows: Lazard Freres has sole voting power over 1,589,605 and sole dispositive power over 1,927,930 shares of Enhance Financial Services common stock. Clients of Lazard Freres have the right to receive dividends and proceeds of the sale of the Enhance Financial Services common stock. To the knowledge of Lazard Freres, no such person has an interest relating to more than 5% of the Enhance Financial Services common stock.

 (5) Includes the shares set forth in (a) Column A below issuable to the named director or officer upon the exercise of currently exercisable stock options granted under Enhance Financial Services employee stock programs and (b) Column B below owned by the named officer's spouse and children or in trusts of which such officer is a trustee (as to which shares such officer disclaims beneficial ownership).


NAME                                                 A           B
----                                             ---------    -------
Allan R. Tessler...............................     44,000      4,000
Wallace O. Sellers.............................    308,300    470,000
Daniel Gross...................................  1,053,750    204,000
Samuel Bergman.................................    185,750      9,200
Elaine J. Eisenman.............................     53,250        -0-
Martin A. Kamarck..............................     22,500        -0-
Brian C. Kleinberg.............................     52,000        -0-
Richard P. Lutenski............................     10,000        -0-

 (6) Includes shares issuable upon the exercise of the currently exercisable portion of options granted to such director under the Non-Employee-Director Stock Option Plan, as amended, as follows: Allan R. Tessler -- 25,500 shares; Wallace O. Sellers -- 21,500 shares; Brenton W. Harries -- 41,500 shares; David R. Markin -- 41,500 shares; Jay A. Novik -- 3,500 shares; Robert P. Saltzman -- 21,500 shares; Richard J. Shima -- 33,500 shares; Spencer R. Stuart -- 41,500 shares; Frieda K. Wallison -- 41,500 shares; and Jerry Wind -- 21,500 shares.


 (7) Includes 200,000 shares held in a limited partnership in which Mr. Markin and his wife are the limited partners and a trust controlled by Mr. Markin is the general partner.

 (8) Includes 160,000 shares held in a living trust account of which Mr. Saltzman and his wife are co-trustees.


 (9) Includes 3,106 shares held in a partnership controlled by Mr. Stuart. Mr. Stuart's wife holds a durable power of attorney granting her joint voting and dispositive power over the shares owned by Mr. Stuart.



(10) Includes 293,000 shares issuable to the directors of Enhance Financial Services who are not employees of the Enhance Financial Services upon the exercise of the currently exercisable portion of stock options granted to them under the Non-Employee-Director Stock Option Plan; 1,729,550 shares issuable to the executive officers upon the exercise of currently exercisable options granted to them under the 1987 Long Term Incentive Plan for Key Employees, as amended, and the 1997 Long Term Incentive Plan for Key Employees, as amended; and 687,200 shares owned by spouses of executive officers in trusts of which such officers are trustees or by executive officers or their spouses as custodians for their children. Such persons disclaim beneficial ownership of such shares owned by their spouses, individually or as custodians, or by such trusts.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated in this document by reference. This summary is qualified in its entirety by reference to the merger agreement. You should read the merger agreement because it, and not this document, is the legal document that governs the merger.

GENERAL

     The merger agreement provides the legal framework for Radian's acquisition of Enhance Financial Services through a merger of a newly formed wholly owned subsidiary of Radian with and into Enhance Financial Services. It covers, among other things:

     - the effective time and effects of the merger;

     - what Enhance Financial Services' shareholders will receive;

     - the treatment of Enhance Financial Services options;

     - representations and warranties as to various facts regarding the parties;

     - what the parties may not do until the effective time of the merger;

     - what the parties must do to facilitate the merger;

     - conditions that must be fulfilled before each party is obligated to effect the merger;

     - proposals by persons other than Radian;

     - the circumstances under which the merger agreement may be terminated; and

     - the effects of termination of the merger agreement.

     The following sections briefly summarize each of the above categories. For a more complete understanding of the contents of the merger agreement, please see the merger agreement itself, which is attached to this Joint Proxy Statement/Prospectus as Annex A.

EFFECTIVE TIME AND EFFECTS OF THE MERGER

     The merger will become effective at 11:59 p.m. on the day when a certificate of merger is filed with the Secretary of State of New York. This is expected to occur on the third business day after the day on which all the conditions to the obligations of the parties specified in the merger agreement are fulfilled, but the day may be changed by the parties. It is expected that the last substantive conditions to be fulfilled will be the votes at the stockholders' meetings that are the subject of this Joint Proxy Statement/Prospectus. Therefore it is expected that the merger will be effective at 11:59 p.m. on the third business day after the day on which the stockholders' meetings are held.

     At the effective time of the merger, GOLD Acquisition Corporation, a wholly owned subsidiary of Radian formed for the purpose of effecting the merger, will merge with and into Enhance Financial Services and the separate corporate existence of GOLD Acquisition will terminate. Enhance Financial Services will be the surviving corporation in the merger. After the merger, the certificate of incorporation and bylaws of the Radian subsidiary will remain in effect, except that the name of GOLD Acquisition Corporation will be changed to Enhance Financial Services Group Inc.

WHAT ENHANCE FINANCIAL SERVICES SHAREHOLDERS WILL RECEIVE

     As a result of the merger, each share of Enhance Financial Services common stock that is outstanding immediately before the merger will be converted into the right to receive 0.22 of a share of Radian common stock. However, if an audited consolidated balance sheet of Singer as of September 30, 2000 reflects a net worth of less than $36 million, the number of Radian shares into which an Enhance Financial Services share will be converted (i.e., the exchange ratio) will be reduced by a formula set forth in the merger agreement to the right to receive as low as 0.205 of a share of Radian common stock.


     The exchange ratio will not change to reflect increases or decreases in the price of Radian stock. However, Enhance Financial Services will not have to complete the transaction if both (a) the average closing price of Radian's shares during the 20 trading days before the day of the Enhance Financial Services shareholders meeting is less than $51.35 per share and (b) there is a percentage decline in the price of Radian's shares between November 13, 2000 (when the price was $61.49) and the day before the Enhance Financial Services shareholders meeting that is at least 15 percentage points greater than the percentage decline in the average price of the shares of a group of 20 specified insurance companies during the same period (unless Radian adjusts the exchange ratio to increase the number of Radian common shares to be received by Enhance Financial Services shareholders in the merger so that the revised exchange ratio will provide consideration equal to at least the lower of the two threshold levels described above).


     No fractional shares of Radian common stock will be issued as a result of the merger. Instead, Enhance Financial Services shareholders will receive cash with regard to any fractional shares to which they would have been entitled based upon the average last sale price of Radian common stock on the 20 trading days before the day of the merger.

     In order to receive the merger consideration, an Enhance Financial Services shareholder will have to complete and sign a letter of transmittal and return it, together with the shareholder's Enhance Financial Services shares, to a designated bank or trust company, which will act as exchange agent with regard to the merger consideration.

TREATMENT OF ENHANCE FINANCIAL SERVICES OPTIONS

     Each option to purchase Enhance Financial Services common stock that is outstanding at the effective time of the merger will become an option to purchase shares of Radian common stock on terms reflecting the exchange ratio.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of the parties. They are designed to provide snapshots of the companies as they existed at the time the merger agreement was signed and will exist at the time of the merger. They must be correct in all material respects on the day the merger takes place. However, they will not be a basis for claims after the merger takes place. Many of the representations and warranties are similar as to Enhance Financial Services and Radian. They include the following:

     - confirmation that each company has the corporate power to conduct its business and is in good standing in its state of incorporation;

     - confirmation that the merger will not violate agreements to which either company is a party or court or governmental orders to which it is subject;

     - confirmation of the authorized and issued capital stock of each company;

     - confirmation that reports filed with the SEC, including the financial statements in them, were complete and accurate and, as to the financial statements, in accordance with generally accepted accounting principles -- because these reports contain detailed descriptions of the companies, they are, in general, representations and warranties as to the businesses of Radian and Enhance Financial Services;

     - confirmation that the audited financial statements of each company's insurance subsidiaries filed with insurance regulatory authorities were complete and accurate and in conformity with the accounting practices adopted by the insurance regulatory authorities;

     - confirmation that during 2000 each company has been conducting its business in the ordinary course consistent with past practice and (with specified exceptions as to Enhance Financial Services) nothing has occurred that has had a material effect upon it;

     - confirmation that each company has all licenses and permits that are material to it and has complied in all material respects with applicable laws; and

     - confirmation that each company has filed all tax returns, except for nonmaterial tax returns of Enhance Financial Services' subsidiaries, in a timely manner and has paid all taxes that were due.

     Other representations and warranties by both parties involve the authority of the parties to enter into the merger agreement, the enforceability of the merger agreement, and the board of directors' approvals and recommendations to shareholders.

     There are additional representations and warranties relating only to Enhance Financial Services and its subsidiaries. They include:

     - confirmation that Enhance Financial Services has complied in all material respects with applicable environmental laws;

     - confirmation that Enhance Financial Services has no material actual or contingent liabilities, except as described in reports previously filed with the SEC, and except for contingent liabilities under insurance policies in excess of the reserves required under generally accepted accounting principles, and liabilities incurred in the ordinary course of business since June 30, 2000;

     - a list of all material contracts of Enhance Financial Services and its subsidiaries;

     - confirmation that all reinsurance and coinsurance treaties or agreements of Enhance Financial Services or its insurance subsidiaries are in effect (except to the extent to which the failure of treaties or agreements to be in effect would not have a materially adverse effect upon them) and that, with specified exceptions, no party that has ceded insurance to Enhance Financial Services' subsidiaries has, or will have as a result of the merger, the right to terminate a reinsurance contract on a cut-off basis (i.e., to reassume the ceded insurance and require the Enhance Financial Services subsidiary to return premiums that they had received with regard to future periods);

     - a list of all material litigation or similar proceedings involving Enhance Financial Services or its subsidiaries;

     - a list of Enhance Financial Services' commitments to make material loans to, or investments in, other persons;

     - a list of Enhance Financial Services' employee benefit plans and confirmation that Enhance Financial Services and its subsidiaries have complied with all legal requirements with regard to them; and

     - confirmation that Enhance Financial Services has received an opinion of Morgan Stanley to the effect that, as of the date of the merger agreement, the exchange ratio was fair from a financial point of view to Enhance Financial Services' shareholders.

RESTRICTIONS ON ACTIVITIES OF RADIAN AND ENHANCE FINANCIAL SERVICES PENDING THE MERGER

     The merger agreement contains restrictions on the conduct of the businesses of each of Radian and Enhance Financial Services pending the merger. They are designed to prevent major changes in either of the companies until the merger takes place (except to the extent the other company consents to the changes). In general, the merger agreement provides that Radian and Enhance Financial Services and each of their respective subsidiaries will, except as consented to by the other of them:

     - operate its business in the ordinary course and in a manner consistent with past practice (except, in the case of Radian, in certain circumstances);

     - use reasonable best efforts to preserve its business, to maintain the goodwill of its business and the continued employment of its executive officers and other employees and to maintain good relationships with its vendors, suppliers, contractors and others;

     - comply in all material respects with all applicable laws and regulations;

     - not amend its certificate of incorporation or bylaws;

     - not take any action that would make any representation and warranty in the merger agreement untrue or result in any condition to the obligations of the parties to consummate the merger not being satisfied; and

     - not knowingly take any action that could prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

     The merger agreement also provides that Enhance Financial Services will, except as consented to by Radian:

     - at its expense, maintain its assets in good repair and condition;

     - not make any borrowings other than borrowings up to $1,000,000 in the aggregate in the ordinary course of business under existing working capital lines;

     - not enter into any commitments involving loans, capital contributions or advances, except in each case up to $50,000 in the aggregate, and not voluntarily incur any contingent liabilities, except in the ordinary course of business;

     - not redeem, acquire or purchase any of its stock or declare or pay any dividends or other distributions to its shareholders, except for quarterly dividends not exceeding $.06 per share, payments by subsidiaries of Enhance Financial Services to Enhance Financial Services or its wholly owned subsidiaries, or dividends of excess proceeds of Credit2B.com Inc. as described in the merger agreement;

     - not enter into any agreement with respect to the voting of its capital stock;

     - not make any loans or advances to any person, shareholders, officers, directors or employees (other than loans, advances or capital contributions to wholly owned subsidiaries of Enhance Financial Services made in the ordinary course, capital contributions which Enhance Financial Services is already committed to make, or advances for travel and normal business expenses);

     - maintain its books and records in the usual manner, in accordance with generally accepted accounting principles;

     - not acquire, purchase, sell or otherwise dispose of or encumber any property or assets, except in the ordinary course of business consistent with past practice and except as to Credit2B.com Inc. as provided in the merger agreement;

     - not increase the salaries of any employees, pay annual bonuses for 2000 totaling more than $6,245,938 or enter into or amend any employment, severance or similar agreements or arrangements;

     - not adopt, become an employer with respect to, or amend any employee compensation, employee benefit or post-employment benefit plan;

     - not take any action to accelerate the vesting of any stock-based compensation (other than the consummation of the merger);

     - not issue or sell any of its stock (except upon exercise of options which were outstanding, or in accordance with the Enhance Financial Services stock plan, as applicable, which were in effect, on the date of the merger agreement) or securities convertible into shares of its stock, and not split, combine or reclassify or amend any material term of its stock;

     - not file any tax return other than in the ordinary course of business, make any tax election, settle or compromise any tax liability or change any method of accounting for tax purposes;

     - not terminate or change significant agreements, or waive material rights other than in the ordinary course of business consistent with past practice;

     - not make capital expenditures (other than subsidiaries' purchases of assets in the ordinary course of their business) in excess of $50,000 for Enhance Financial Services and its subsidiaries taken as a whole;

     - not change its investment policies or accounting principles, except as may be required by law, GAAP, SAP or Regulation S-X;

     - not pay material claims, other than in the ordinary course of business or in accordance with terms reflected or reserved against in Enhance Financial Services' consolidated financial statements; and

     - not amend any reinsurance agreement.

WHAT RADIAN AND ENHANCE FINANCIAL SERVICES MUST DO TO FACILITATE THE MERGER

     The merger agreement requires Radian and Enhance Financial Services to take various steps to facilitate completion of the merger, including:

     - obtaining all necessary consents, approvals or waivers;

     - making all necessary filings (including filings under the Hart-Scott-Rodino Act);

     - affording the other party access to information; and

     - using its best efforts to cause the conditions to the other party's obligations to be fulfilled.

CONDITIONS TO THE PARTIES' OBLIGATIONS

     The parties' obligations to carry out the merger are subject to the satisfaction of various conditions. These conditions include:

     With regard to each party:

     - the other party's representations and warranties being materially accurate at the merger date;

     - the other party's materially fulfilling its obligations under the merger agreement;

     - the absence of court or other governmental action that prohibits the merger;

     - approval of the merger agreement by Enhance Financial Services' shareholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

     - all licenses, approvals and consents from governmental entities that are necessary to complete the merger having been obtained;

     - nothing having occurred which had or is likely to have a material adverse effect on the other party; and

     - receipt of an opinion from the party's counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     With regard to Radian:

     - Approval of the issuance of the Radian common shares by Radian's stockholders;

     - Enhance Financial Services receiving waivers of termination rights relating to reinsurance treaties, of acceleration or certain other rights in third-party contracts with Singer, and of senior officers' rights under change-control-agreements;

     - Audited consolidated balance sheet of Singer at September 30, 2000 showing a positive net worth (as such term is defined in the merger agreement);

     - Radian being reasonably satisfied that Singer will be able to fulfill its obligations as a debt servicer;

     - Enhance Financial Services' consolidated debt not exceeding $250 million;

     - Asset Guaranty's having in effect $75 million of soft-capital financing or a similar facility that will cause Standard & Poor's Rating Services to reaffirm Asset Guaranty's AA rating;

     - Enhance Financial Services not being liable for guarantees other than a guarantee of $25 million of the obligation of Sherman (of which Enhance Financial Services owns 45.5%); and

     - Off-balance sheet financing with respect or relating to the assets of Singer (other than a credit line from an affiliate of The Industrial Bank of Japan) being in place and the terms of such financing having been extended to match the duration or maturities of the particular assets to which it relates, or the particular assets having been sold on terms reasonably acceptable to Radian.

Either Radian or Enhance Financial Services may waive any of the conditions to its obligations.

PROPOSALS BY PERSONS OTHER THAN RADIAN

     Neither Enhance Financial Services nor anyone acting on its behalf may solicit, encourage or otherwise facilitate any discussion, negotiation or inquiry, or the making of a proposal or offer, with respect to an acquisition of a significant portion of the equity securities or assets of Enhance Financial Services or any of its insurance subsidiaries, except that Enhance Financial Services may, after receipt of an appropriate confidentiality agreement that is no less favorable to Enhance Financial Services than the confidentiality agreement entered into by Enhance Financial Services and Radian, furnish information to, and enter into discussions or negotiations with, a person who makes an unsolicited written proposal if (a) Enhance Financial Services' board determines in good faith, after consultation with its independent financial advisor, that (i) the proposal (if consummated) would result in a transaction for which financing is then fully committed or reasonably determined to be available and (ii) that transaction would be more favorable over the long term to Enhance Financial Services' shareholders than the merger, after taking into account the strategic benefits anticipated to be derived from the merger and the prospects of Radian and Enhance Financial Services as a combined company; and
(b) based upon written advice of outside counsel that there would be a reasonable probability that the failure to enter into discussions or negotiations would be held to be a breach of the Enhance Financial Services' directors' fiduciary duties. Enhance Financial Services must promptly notify Radian when Enhance Financial Services receives an acquisition proposal or learns that any person is contemplating soliciting tenders of Enhance Financial Services stock or otherwise proposes to acquire Enhance Financial Services or a significant portion of its or its subsidiaries' assets, and will promptly provide Radian with any additional material information Enhance Financial Services obtains.

TERMINATION OF THE MERGER AGREEMENT

     The parties may terminate the merger agreement by mutual consent, even after the shareholders have approved it. The merger agreement also may be terminated:

     By either Enhance Financial Services or Radian if:

     - the other party's representations and warranties were not complete and accurate in all material respects (or, in certain circumstances, all respects) when they were made;

     - any of the conditions to its obligation to complete the merger is not fulfilled;

     - the other party breaches in a material respect any representation, warranty, covenant or agreement contained in the agreement and does not cure that breach within 30 days after notice from the other party (or by the effective time of the merger, if earlier);

     - the merger is not completed by June 30, 2001 (provided the terminating party's failure to fulfill an obligation is not the cause of the merger not being completed);

     - a court or other governmental authority enjoins or otherwise prohibits the merger; or

     - the Enhance Financial Services shareholders do not approve the merger or the Radian stockholders do not approve the share issuance.

     By Radian if:

     - Enhance Financial Services' board of directors withdraws or changes its recommendation to its shareholders in a manner adverse to Radian, or resolves to do so;

     - Enhance Financial Services' board of directors refuses to affirm its recommendation of the merger agreement within 10 days after receiving an acquisition proposal from someone other than Radian;

     - Enhance Financial Services' board of directors authorizes or recommends a different transaction to its shareholders;

     - Enhance Financial Services' board of directors fails to recommend against, or states that it is taking no position with respect to, the acceptance of a tender or exchange offer for 15% or more of Enhance Financial Services' outstanding shares; or

     - Asset Guaranty is downgraded, is placed on credit watch, or is placed on credit review with negative implications by Standard & Poor's Rating Services.

     By Enhance Financial Services if:

     - Radian's board of directors withdraws or changes its recommendation to its stockholders in a manner adverse to Enhance Financial Services, or resolves to do so; or


     - both (a) the average closing price of Radian's shares during the 20 trading days before the day of the Enhance Financial Services shareholders meeting is less than $51.35 per share and (b) there is a percentage decline in the price of Radian's shares between November 13, 2000 (when the price was $61.49) and the day before the Enhance Financial Services shareholders meeting that is at least 15 percentage points greater than the percentage decline in the average price of the shares of a group of 20 specified insurance companies during the same period (unless Radian adjusts the exchange ratio to increase the number of Radian common shares to be received by Enhance Financial Services shareholders in the merger so that the revised exchange ratio will provide consideration equal to at least the lower of the two threshold levels described above).


PAYMENTS AS A RESULT OF TERMINATION

     Enhance Financial Services will have to pay Radian $20 million if:

     - (a) before the Enhance Financial Services shareholders meeting someone publicly announces a proposal to acquire Enhance Financial Services or its intention to make such a proposal, (b) the Enhance Financial Services shareholders do not approve the adoption of the merger agreement, (c) either Enhance Financial Services or Radian terminates the merger agreement because the Enhance Financial Services shareholders do not adopt it or the Radian stockholders do not approve the share issuance, and (d) within 12 months after the merger agreement is terminated, Enhance Financial Services enters into an agreement relating to, or consummates, a transaction in which someone acquires a significant portion of the equity securities or assets of Enhance Financial Services or any of its insurance subsidiaries;

     - Radian terminates the merger agreement because Enhance Financial Services' board (i) withdraws or changes its recommendation of the merger agreement in a manner adverse to Radian, (ii) refuses to affirm its recommendation of the merger agreement within 10 days after receiving an acquisition proposal from someone other than Radian, (iii) recommends or resolves to recommend an acquisition proposal by someone other than Radian or (iv) does not, after a tender or exchange offer for 15% or more of Enhance Financial Services' shares is commenced, recommend against acceptance of the offer or states that it is taking no position with respect to acceptance of the offer;

     - Radian terminates the merger agreement because Enhance Financial Services willfully breaches its obligation not to solicit, encourage or facilitate acquisition proposals; or

     - Radian terminates the merger agreement because Enhance Financial Services materially breaches its obligations to file a proxy statement relating to the merger, to cooperate with regard to the meeting at which its shareholders will vote on the merger and not to take any action that prevents its shareholders from voting upon the merger.

     In certain circumstances, the amount Enhance Financial Services must pay will be increased to $25 million if the termination involves a definitive agreement or transaction with, or an acquisition proposal by, American International Group, Inc., MGIC Investment Corporation, PMI Group Inc., Old Republic International Corporation or General Electric Company or any of their affiliates.

     Enhance Financial Services must pay Radian up to $5 million for its out-of-pocket expenses incurred in connection with the merger if Radian terminates the merger agreement because Enhance Financial Services fails to obtain certain waivers or consents or Enhance Financial Services materially breaches its obligations under the merger agreement, other than the material breaches that would result in the $20 million payment mentioned above, or if the merger does not close by June 30, 2001 due to a breach of the agreement by Enhance Financial Services.

     Radian must pay Enhance Financial Services up to $5 million for its out-of-pocket expenses incurred in connection with the merger if Enhance Financial Services terminates the merger agreement because Radian materially breaches its obligations under the merger agreement.

     Enhance Financial Services must pay Radian $7.5 million if Radian terminates the merger agreement because Asset Guaranty is downgraded, is placed on credit watch, or is placed on credit review with negative implications by Standard & Poor's Rating Services.

OPTION TO SELL C-BASS


     If Enhance Financial Services terminates the merger agreement because of a material breach by Radian of its representations and warranties or obligations under the merger agreement or because Radian's board withdraws or amends its recommendation of the merger agreement in a manner adverse to Enhance Financial Services, or if either Radian or Enhance Financial Services terminates the merger agreement because the merger did not take place before June 30, 2001 because of a material breach by Radian or because the Radian stockholders did not approve the share issuance, Enhance Financial Services will have an option to sell to Radian Enhance Financial Services' 45.94% interest in C-BASS for approximately $90 million (subject to adjustment based on a valuation of C-BASS's assets).


AMENDMENTS

     The merger agreement may be amended by an agreement signed by both Radian and Enhance Financial Services.

INDEMNIFICATION OF ENHANCE FINANCIAL SERVICES DIRECTORS AND OFFICERS

     The surviving corporation in the merger will indemnify anyone who was a director, officer or employee of Enhance Financial Services or any of its subsidiaries, for a period not less than six years after the effective time of the merger, against liabilities and expenses relating to acts or omissions in those capacities before the effective time of the merger, to the same extent provided in Enhance Financial Services' certificate of incorporation or bylaws, or any indemnification agreements that were in effect at the date of the merger agreement.

THE SHAREHOLDER SUPPORT AGREEMENTS

     The following summary of the shareholder support agreements is qualified by reference to the complete text of the shareholder support agreements. The form of shareholder support agreement is attached as Exhibit 4.14-A to the merger agreement.

     Each of Daniel Gross, the president and chief executive officer and a director of Enhance Financial Services; Allan R. Tessler, the chairman of the board of directors of Enhance Financial Services; and Wallace O. Sellers, the vice chairman of the board of directors of Enhance Financial Services, has entered into a shareholder support agreement with Radian. Under the terms of the shareholder support agreements, these three members of the board of directors of Enhance Financial Services have agreed to vote their Enhance Financial Services common shares in favor of the merger, to vote against any proposals relating to a third party's acquisition of, or other business combination with, Enhance Financial Services, and not to solicit, encourage or facilitate any third-party acquisition of, or acquisition proposal relating to, Enhance Financial Services.


     A total of 1,130,000 shares (or 2.9% of the outstanding shares) of Enhance Financial Services common shares owned by the three directors who executed shareholder support agreements are subject to the obligations of such directors to vote in favor of the merger contained in the shareholder support agreements. It is possible that the shareholder support agreements might discourage some third parties from proposing an alternative transaction to the current merger proposed by us, including one that might be more favorable from a financial point of view to the stockholders of Radian or Enhance Financial Services.


     The boards of directors of Radian and Enhance Financial Services were aware when they approved the merger that the three members of the Enhance Financial Services board of directors would be asked to execute the shareholder support agreements.

                                 THE COMPANIES

BUSINESS OF ENHANCE FINANCIAL SERVICES

     Enhance Financial Services was incorporated in New York in 1985. We are a holding company primarily engaged, through our subsidiaries, in reinsuring guaranties by the four major U.S. monoline primary financial guaranty insurers of municipal and asset-backed debt obligations. We are also engaged in other insurance and reinsurance businesses, including direct financial guaranty insurance, trade credit reinsurance and financial institutions insurance, and several asset-based businesses that take advantage of our expertise in performing sophisticated analysis of complex, credit-based risks.

  Business Strategy

     Our principal business strategy has been to apply intensive and prudent credit underwriting and conservative investment policies to our financial guaranty business, both primary and reinsurance, and to use our expertise in underwriting credit risks to expand and develop our other insurance businesses. In addition we pursued asset-based businesses and diversification efforts in areas which would let us take advantage of our credit analysis skills and which we believed have strong profit and growth potential relative to risk.

     In late 1999, Moody's downgraded our credit rating from Aa3 to A2, and, more importantly, the financial strength rating of our main insurance subsidiary, Enhance Reinsurance Company, from Aaa to Aa2. On February 29, 2000, Moody's placed us on watch for a possible further downgrade. We were also told that Moody's was concerned primarily about the degree of our involvement in non-insurance businesses. Stimulated in part by that, we undertook a review of strategic alternatives that could maximize shareholder value. In March 2000, we retained Morgan Stanley to act as our financial adviser in connection with exploring strategic alternatives regarding a possible sale of Enhance Financial Services or certain of its subsidiaries. The review led us to explore the possibility of seeking buyers of aspects of our businesses or, alternatively, a buyer for our entire company. We were concerned that if we did not accomplish one of those results, we might face further downgrades in our, and our insurance subsidiaries', credit and financial strength ratings.


     In September 2000, we signed an agreement to sell our 45.94% interest in C-BASS for $100 million, subject to possible reduction based upon a valuation of C-BASS's assets, with mutual rights of the parties to terminate the agreement if Enhance Financial Services entered into an agreement for sale of our entire company which precluded a sale of our interest in C-BASS under this prior agreement. The other party to the C-BASS sale agreement terminated that agreement shortly after we signed the merger agreement and we paid the other party a $4 million termination fee in accordance with the sale agreement.



     In May 2000, we sold our 80% interest in AGS Financial LLC for nominal consideration, in October 2000, we sold Enhance Life Benefits LLC for approximately $1 million, and in December 2000, we disposed of certain assets, including the pipeline of future lottery receivable and structured settlement transactions, of Singer to certain members of the management of Singer. Those three transactions were the only ones we were able to arrange for sale or disposition of portions of our business on what we believed to be satisfactory terms.


  Operations

     Our businesses are divided into two operating segments, insurance businesses and asset-based businesses, with the insurance businesses being by far the larger operating segment. We have, since inception, conducted our insurance businesses through two wholly owned financial guaranty insurance subsidiaries, Enhance Reinsurance Company and Asset Guaranty.

  Insurance Businesses

     Within the insurance businesses, we provide credit-related insurance coverage to meet the needs of customers in a wide variety of domestic and international markets. Our largest business is the reinsurance of financial guaranty insurance written by the four major monolines for both municipal and non-municipal obligations. We provide reinsurance on a treaty and/or facultative basis for those companies. We have also diversified into three other insurance lines: direct financial guaranty insurance, trade credit reinsurance, and financial institutions insurance, which includes excess-SIPC coverage and related products.

     Reinsurance of financial guaranties issued by the four major monoline insurers represented 44.4% of our gross premiums written for 1999. During 1999, we received approximately 16.2% of the total reinsurance premiums ceded by the four major monoline insurers. Our other insurance businesses represented 55.6% of our gross premiums written for 1999.

  Asset-Based and Other Businesses

     We are also engaged in various asset-based businesses, primarily involving the origination, purchase, servicing and securitization of special assets, including state lottery awards, structured settlements, sub-performing, non-performing and seller-financed residential mortgages and delinquent unsecured consumer assets. In recent years, we expanded these asset-based businesses to diversify our products and services into other areas. In addition, we recently began an effort to create a business-to-business online credit information and credit analysis system. Principal among our non-insurance businesses are:

     - C-BASS purchases, services, and securitizes credit-sensitive residential mortgage loans and seller-financed mortgages. (We own 45.94% of C-BASS.)

     - Sherman purchases, services, and securitizes delinquent unsecured consumer assets, including charged-off credit card receivables. (We own 45.5% of Sherman.)

     - Latin American initiatives (SBF Participacoes Ltda) provides surety insurance, structured finance, and other credit-based products in Latin America. (We own 45% of SBF.)


     - Singer originates, purchases and securitizes state lottery awards, structured settlements, and other consumer receivables. We are in the process of winding down the operations of Singer. (We own 100% of Singer, except for certain assets that we recently sold, as described in "-- Business Strategy" above.)


     - Credit2B.com Inc. is seeking to develop a system by which credit information and credit analysis about businesses can be provided to other businesses over the Internet. (We own approximately 80% of Credit2B.)

     Additional information about Enhance Financial Services and its subsidiaries is included in the Enhance Financial Services documents filed with the SEC, which are incorporated by reference in this document. See "Where You Can Find More Information."

BUSINESS OF RADIAN

     Radian is the parent company of Radian Guaranty Inc., one of the nation's largest private mortgage insurance companies. Radian Guaranty Inc. provides private mortgage insurance and risk management services to mortgage lending institutions, mortgage bankers, savings institutions, commercial banks and other lenders through offices in key cities nationwide. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to home buyers who make down payments of less than 20% of a home's purchase price and facilitates the sale of mortgage loans in the secondary mortgage market.

     Radian Guaranty Inc., a wholly owned subsidiary of Radian, is restricted, both by state insurance laws and regulations and the eligibility requirements of Freddie Mac and Fannie Mae, to providing insurance on residential first mortgage loans only. Radian Guaranty Inc. currently offers two principal types of private mortgage insurance coverage, primary and pool. At December 31, 1999, primary insurance comprised 94.3% of Radian Guaranty Inc.'s risk in force and pool insurance comprised 5.7% of Radian Guaranty Inc.'s risk in force. The volume of pool insurance written increased significantly in the past several years, but declined in 2000 and is expected to remain a small part of the business written in the future, primarily due to the stringent capital charges associated with pool insurance.

     At year-end 2000, Radian Guaranty Inc. had approximately 875 employees. Radian's headquarters are located at 1601 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 564-6600. Radian Guaranty Inc. also has offices in 15 states. Additional information concerning Radian and its subsidiaries is included in the Radian documents filed with the SEC, which are incorporated by reference in this document. See "Where You Can Find More Information."


GOLD ACQUISITION CORPORATION

     GOLD Acquisition Corporation is a newly formed, wholly owned subsidiary of Radian formed for the purpose of effecting the merger. In the merger, GOLD Acquisition Corporation will merge with and into Enhance Financial Services, with Enhance Financial Services as the surviving corporation.

     GOLD Acquisition Corporation's headquarters are located at 1601 Market Street, Philadelphia, PA 19103, and its telephone number is (215) 564-6600.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Radian and Enhance Financial Services, which are incorporated by reference in this document. The unaudited pro forma information is presented for illustration purposes only, in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed. Nor is it necessarily indicative of future operating results or the financial position of the combined enterprise.

                             NEW RADIAN GROUP INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                        QUARTER ENDED SEPTEMBER 30, 2000

                                                      HISTORICAL
                                                       ENHANCE
                                        HISTORICAL    FINANCIAL      PRO FORMA         PRO FORMA
                                          RADIAN       SERVICES     ADJUSTMENTS         COMBINED
                                        ----------    ----------    -----------        ----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
  Investments.........................  $1,665,145    $1,070,479                       $2,735,624
  Cash................................       3,983         1,562                            5,545
  Investment in affiliates............           0       139,938                          139,938
  Deferred policy acquisition costs...      67,103       126,270       (69,721)(1)        123,652
  Prepaid and deferred federal income
     taxes............................     265,250        92,343         3,884(1)         361,477
  Other assets........................     115,293       123,040                          238,333
                                        ----------    ----------     ---------         ----------
          TOTAL ASSETS................  $2,116,774    $1,553,632     $ (65,837)        $3,604,569
                                        ==========    ==========     =========         ==========
LIABILITIES, DEFERRED CREDIT AND
  STOCKHOLDERS' EQUITY
Liabilities
  Unearned premiums...................  $   67,169    $  355,342                       $  422,511
  Reserve for losses..................     374,474        66,087                          440,561
  Short-term debt.....................           0       174,382                          174,382
  Long-term debt......................           0        75,000                           75,000
  Deferred federal income taxes.......     277,578             0        24,906(1)         302,484
  Other liabilities...................      88,290        59,756        31,550(1)(2)      179,596
                                        ----------    ----------     ---------         ----------
          TOTAL LIABILITIES...........     807,511       730,567        56,456          1,594,534
                                        ----------    ----------     ---------         ----------
Deferred Credit
  Deferred credit.....................           0       122,250             0            122,250
                                        ----------    ----------     ---------         ----------
Preferred Stockholder's Equity
  Redeemable preferred stock..........      40,000             0                           40,000
                                        ----------    ----------     ---------         ----------
Common Stockholder's Equity
  Common stock........................          38         4,016        (4,008)(1)             46
  Additional paid-in capital..........     541,600       254,763       323,751(1)(2)    1,120,114
  Retained earnings...................     727,379       480,688      (480,688)(1)        727,379
  Net unrealized gains (losses) on
     investments, net of tax..........       2,405        (6,066)        6,066(1)           2,405
  Treasury stock......................      (2,159)      (32,586)       32,586(1)          (2,159)
                                        ----------    ----------     ---------         ----------
          TOTAL COMMON STOCKHOLDERS'
            EQUITY....................   1,269,263       700,815      (122,293)         1,847,785
                                        ----------    ----------     ---------         ----------
          TOTAL LIABILITIES, DEFERRED
            CREDIT AND STOCKHOLDERS'
            EQUITY....................  $2,116,774    $1,553,632     $ (65,837)        $3,604,569
                                        ==========    ==========     =========         ==========

                             NEW RADIAN GROUP INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                        HISTORICAL
                                                         ENHANCE
                                           HISTORICAL   FINANCIAL     PRO FORMA             PRO FORMA
                                             RADIAN      SERVICES    ADJUSTMENTS            COMBINED
                                           ----------   ----------   -----------            ---------
                                                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
REVENUES
  Premiums earned........................   $387,072     $81,349                            $468,421
  Net investment income..................     60,310      47,277                             107,587
  Equity in net income of affiliates.....          0      21,128                              21,128
  Other net income.......................      8,052      10,511                              18,563
                                            --------     -------       -------              --------
          Total revenues.................    455,434     160,265             0               615,699
                                            --------     -------       -------              --------
EXPENSES
  Provision for losses...................    115,038      22,699                             137,737
  Policy acquisition costs...............     38,822      31,127        (9,396)(3)            60,553
  Other operating expenses...............     40,314      95,173       (24,196)(5)           111,291
  Interest expense.......................          0      12,302                              12,302
  Merger expenses........................          0           0                                   0
                                            --------     -------       -------              --------
          Total expenses.................    194,174     161,301       (33,592)              321,883
                                            --------     -------       -------              --------
  Pretax income (loss)...................    261,260      (1,036)       33,592               293,816
  Provision for income taxes (benefit)...     76,733     (10,880)       22,257(3)(4)(5)       88,110
                                            --------     -------       -------              --------
          Net income.....................    184,527       9,844        11,335               205,706
                                            ========     =======       =======              ========
  Net income per common share -- basic...       4.84        0.26                                4.42
                                            ========     =======                            ========
  Net income per common
     share -- diluted....................       4.78        0.25                                4.36
                                            ========     =======                            ========
  Average number of common shares
     outstanding -- basic................     37,586      38,163       (29,767)(1)            45,982
                                            ========     =======       =======              ========
  Average number of common and common
     equivalent shares
     outstanding -- diluted..............     38,065      38,659       (30,154)(1)            46,570
                                            ========     =======       =======              ========

                             NEW RADIAN GROUP INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999

                                                          HISTORICAL
                                                           ENHANCE
                                             HISTORICAL   FINANCIAL     PRO FORMA           PRO FORMA
                                               RADIAN      SERVICES    ADJUSTMENTS          COMBINED
                                             ----------   ----------   -----------          ---------
                                                     (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
REVENUES
  Premiums earned..........................   $472,635     $103,851                         $576,486
  Net investment income....................     67,259       58,053                          125,312
  Equity in net income of affiliates.......          0       19,708                           19,708
  Other net income.........................     12,917       36,077                           48,994
                                              --------     --------      -------            --------
          Total revenues...................    552,811      217,689            0             770,500
                                              --------     --------      -------            --------
EXPENSES
  Provision for losses.....................    174,143       26,156                          200,299
  Policy acquisition costs.................     58,777       39,959      (18,493)(3)          80,243
  Other operating expenses.................     62,659       71,141         (946)(5)         132,854
  Interest expense.........................          0       10,989                           10,989
  Merger expenses..........................     37,766            0                           37,766
                                              --------     --------      -------            --------
          Total expenses...................    333,345      148,245      (19,439)            462,151
                                              --------     --------      -------            --------
  Pretax income............................    219,466       69,444       19,439             308,349
  Provision for income taxes...............     71,328          820       21,210(3)(4)(5)     93,358
                                              --------     --------      -------            --------
          Net income.......................    148,138       68,624       (1,771)            214,991
                                              ========     ========      =======            ========
Net income per common share -- basic.......       3.92         1.81                             4.67
                                              ========     ========                         ========
Net income per common share -- diluted.....       3.83         1.76                             4.56
                                              ========     ========                         ========
Average number of common shares
  outstanding -- basic.....................     36,975       38,000      (29,640)(1)          45,335
                                              ========     ========      =======            ========
Average number of common and common
  equivalent shares
  outstanding -- diluted...................     37,856       39,024      (30,439)(1)          46,441
                                              ========     ========      =======            ========

                             NEW RADIAN GROUP INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition took place as of September 30, 2000 and allocates the total estimated purchase price to the fair value of assets and liabilities of the acquired company based on preliminary valuations.

     The unaudited pro forma condensed combined statements of income combine Radian's and Enhance Financial Services' historical statements of income and give effect to the acquisition as if it occurred on January 1, 1999, the beginning of the earliest period presented.

     The total estimated purchase price of Enhance Financial Services has been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair values with the excess of net assets acquired over costs allocated to the present value of future insurance profits. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

(1) Adjustment to reflect the issuance of Radian common stock and related direct acquisition expenses as the total purchase price for the net assets of Enhance Financial Services, based on the assumed conversion of each of the Enhance Financial Services common shares into 0.22 of a Radian common share, the elimination of Enhance Financial Services stockholders' equity and the write-down of Enhance Financial Services' deferred policy acquisition asset, offset by the recognition of the present value of future insurance profits. The present value of future insurance profits of Enhance Financial Services is a preliminary estimate based on current facts and circumstances.

                                                             IN THOUSANDS
                                                             ------------
Current income tax benefit.............................  $  3,884
Enhance Financial Services common stock................     4,016
Enhance Financial Services additional paid in
  capital..............................................   254,763
Enhance Financial Services retained earnings...........   480,688
  Enhance Financial Services deferred policy
     acquisition asset.................................              $ 69,721
  Deferred income tax liability........................                24,906
  Enhance Financial Services net unrealized loss on
     investments, net of tax benefit...................                 6,066
  Enhance Financial Services treasury stock............                32,586
  Radian common stock..................................                     8
  Radian additional paid in capital....................               578,668
  Accrued acquisition costs............................                31,396
                                                         --------    --------
Totals.................................................  $743,351    $743,351
                                                         ========    ========

     The following chart indicates the components of the estimated purchase price of the acquisition inherent in the adjusting entry:

                                                              IN THOUSANDS
                                                              ------------
Radian common stock.........................................    $553,197
Issuance of Radian options..................................      25,479
Estimated direct acquisition costs, net of tax..............      27,512
                                                                --------
          Total estimated purchase price....................    $606,188
                                                                ========

     The estimated purchase price will be issued in exchange for the net assets of Enhance Financial Services on the closing date of the merger.

     The purchase price of Enhance Financial Services reflects the issuance of 8,405,591 shares of Radian common stock at $65.813 per share which is the average closing price of Radian common stock for the three trading days preceding and the three days following the announcement of the acquisition. Under the terms of the merger agreement, Radian has also issued 1,332,120 Radian options to replace Enhance Financial Services options, 938,126 of which are already vested. The value of the assumed Radian option grant is based on a Black-Scholes valuation model assuming an average life of 2.3 years, a risk-free interest rate of 6.75%, volatility of 39.3% and a dividend yield of 0.18%.

    The following table provides the preliminary allocation of the purchase price inherent in the adjusting entry:

                                                              IN THOUSANDS
                                                              ------------
Net assets of Enhance Financial Services:
  Cash and investments......................................   $1,072,041
  Investment in affiliates..................................      139,938
  Deferred policy acquisition asset.........................       56,549
  Other assets, net.........................................      130,721
  Unearned premiums.........................................     (355,342)
  Reserve for losses........................................      (66,087)
  External debt financing...................................     (249,382)
  Deferred credit...........................................     (122,250)
                                                               ----------
Total purchase price........................................   $  606,188
                                                               ==========

(2) Adjustment to accrue the cost of registering Radian shares to be issued for Enhance Financial Services of $154,000.

                                                              IN THOUSANDS
                                                              ------------
Additional paid in capital..................................  $154
  Accrued liabilities.......................................          $154

(3) Adjustment to reflect the change in amortization expense and the related income tax expense associated with the write-down of Enhance Financial Services' deferred policy acquisition asset, offset by an increase in amortization expense and the related income tax benefit associated with the estimated present value of future insurance profits recognized at January 1, 1999.

For the year ended December 31, 1999:
  Decrease in deferred policy acquisition amortization......  $(18,493)
  Increase in federal income tax expense....................     6,473

For the nine months ended September 30, 2000:
  Decrease in deferred policy acquisition amortization......  $ (9,396)
  Increase in federal income tax expense....................     3,288

(4) Adjustment to reflect the reversal of an income tax benefit relating to income tax reductions produced by an investment in a portfolio of approximately 500 residential mortgage backed securities consisting of residual interests in real estate mortgage investment conduits ("REMIC") owned by Enhance Financial Services. These deductions were treated by Enhance Financial Services as permanent tax differences due to a partnership exit strategy that will not be executed by Radian. Therefore, the tax deductions from the REMIC residuals will be treated as a timing difference which eliminates the income tax benefit for GAAP purposes.

For or at the year ended December 31, 1999:
  Increase in deferred federal income taxes payable.........    $14,406
  Increase in federal income tax expense....................     14,406

For or at the nine months ended September 30, 2000:
  Increase in deferred federal income taxes payable.........    $10,500
  Increase in federal income tax expense....................     10,500

(5) Reflects the adjustments and related income tax expense required to eliminate the amortization of goodwill that was created as a result of prior acquisitions of Enhance Financial Services.

For the year ended December 31, 1999:
  Decrease in goodwill amortization.........................  $   (946)
  Increase in federal income tax expense....................       331

For the nine months ended September 30, 2000:
  Decrease in goodwill amortization.........................  $(24,196)
  Increase in federal income tax expense....................     8,469

                      DESCRIPTION OF RADIAN CAPITAL STOCK

     The following description summarizes the terms of the capital stock of Radian following the merger. For further information, please read Radian's certificate of incorporation and Radian's bylaws. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Radian's authorized capital stock consists of:

     - 80,000,000 shares of Radian common stock, par value $.001 per share; and

     - 20,000,000 shares of Radian series preferred stock, par value $.001 per share of which 800,000 shares are designated $4.125 Preferred Stock ("$4.125 Preferred Stock") and 100,000 are designated Series A Junior Participating Preferred Shares ("Series A Preferred Stock").

     Following the merger:


     - approximately 46,391,602 shares of Radian common stock will be outstanding;


     - 800,000 shares of Radian $4.125 Preferred Stock will be outstanding;

     - no shares of Series A Preferred Stock will be outstanding; and

     - approximately 4,777,878 shares of Radian common stock and 100,000 shares of Radian Series A Preferred Stock will be reserved for issuance.

COMMON STOCK

  Voting

     - Each share is entitled to one vote on all matters submitted to a vote;
       and

     - There is no cumulative voting.

  Dividends

     - Subject to preferred stock rights, common stockholders are entitled to receive any dividends which are declared;

     - The board of directors may declare dividends out of legally available funds; and

     - No dividends will be paid on the Radian common stock at any time when the amount in the reserve account established in connection with the $4.125 Preferred Stock is less than three years of dividend payments on the shares of $4.125 Preferred Stock then outstanding. The current amount in such reserve account is sufficient to permit Radian to pay dividends on the Radian common stock.

  Additional Rights

     - Subject to the preferred stock rights, common stockholders are entitled to receive assets remaining after payment of liabilities on a ratable basis;

     - There are no preemptive rights;

     - There are no conversion rights;

     - There are no subscription rights; and

     - There are no redemption rights.

PREFERRED STOCK

     Radian has $4.125 Preferred Stock that is issued and outstanding and that will remain outstanding after the merger. For more information see "Where You Can Find More Information."

     Radian also has authorized 100,000 shares of Series A Preferred Stock, of which none are issued and outstanding. For more information see "-- Stockholder Rights Plan" in this section.

ANTI-TAKEOVER PROVISIONS

     The following provisions of Radian's certificate of incorporation, its bylaws and the statutes summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for Radian's shares.

     The certificate of incorporation and bylaws provide:

     - for a classified board of directors consisting of three classes as nearly equal in size as possible;

     - that directors can only be removed for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes that all stockholders are entitled to cast at an election of directors;

     - for preferred stock with such rights, preferences, privileges and limitations as may be established by the board of directors;

     - that stockholders may act only at an annual or special meeting or by unanimous written consent;

     - that special meetings of stockholders may only be called by the chairman of the board or a majority of the board of directors;


     - that, in certain circumstances, certain corporate actions, including, but not limited to, amendments to the certificate of incorporation and bylaws, and mergers and other business combinations involving Radian, will require the vote of two-thirds of the outstanding voting stock, voting as a class. In addition, in certain circumstances certain of such actions must be approved by the holders of two-thirds of the outstanding shares of $4.125 Preferred Stock; and


     - advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the secretary of Radian generally not less than 60 days before the meeting at which directors are to be elected.

STOCKHOLDER RIGHTS PLAN

     The Radian board of directors has adopted a stockholder rights plan. The rights plan is designed to help insure that all stockholders of Radian receive fair value for their shares of common stock in the event of any proposed takeover of Radian and to guard against the use of partial tender offers or other coercive tactics to gain control of Radian without offering fair value to Radian's stockholders. The provisions of the rights plan may render an unsolicited takeover of Radian more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Radian's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Radian.

     A right was issued as a dividend on each outstanding share of Radian common stock as of May 5, 1998. The right entitles its holder to purchase from Radian a unit consisting of one one-thousandth of a share of the Series A Preferred Stock, or a combination of securities and assets of equivalent value, at a purchase price of $300, subject to adjustment. Ownership of the rights is evidenced by certificates for common stock.

     Separate certificates will be issued for the rights upon the earlier of:

     - 10 business days following a determination by the board of directors that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 12% or more of the outstanding shares of common stock; or

     - 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 12% or more of the outstanding shares of common stock.

     If someone acquires beneficial ownership of 12% or more of the outstanding shares of common stock of Radian, each holder of a right will thereafter have the right to receive, upon exercise, shares of common stock, or, upon the determination of the Radian board, cash, property or other securities of Radian, having a value equal to two times the exercise price of the right. Radian may permit the holders to surrender rights with a value of 50% of what could be purchased instead of the purchase price. All rights that are, or were, beneficially owned by any person making such an acquisition or tender offer will be null and void.

     If following one of the events set forth in the preceding paragraph, Radian is acquired in a merger or other business combination transaction in which it is not the surviving corporation or 50% or more of Radian's assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right, except to the extent that such rights have been voided. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

INSURANCE LAWS

     Because Radian is an insurance holding company and, after the merger, will have affiliated insurance companies domiciled in Illinois, New York, Kentucky, Pennsylvania, Arizona, Texas and Vermont, the insurance laws of those states could impose regulatory approval requirements on future purchases or acquisitions of 10% or more of Radian common stock. Each of these states has adopted a substantially equivalent version of the Insurance Holding Company System Act, a model statute developed by the National Association of Insurance Commissioners. Under the Holding Company Act, any transaction by which a person will acquire control over an insurance company requires a Form A filing with, and approval by, the insurance company's domiciliary insurance regulator. A person is rebuttably presumed to acquire control over an insurer if the transaction involves the purchase or acquisition of 10% or more of the insurer's voting securities. These statutes would apply to a proposed purchase or acquisition of 10% or more of Radian common stock and, unless a statutory exemption were available, would require that the acquiror first make Form A filings for approval of the acquisition in each of Illinois, New York, Kentucky, Pennsylvania, Arizona, Texas and Vermont. The criteria for approval in these jurisdictions are quite similar, but would be applied separately by each domiciliary regulator relative to the transaction's impact on the affiliated insurance company in that state. Under the Form A filings, the proposed acquiror would have to demonstrate to the domiciliary regulator's satisfaction that:

     - the transaction complies with law;

     - following the change in control, the affiliated insurance company would remain qualified for licensure;

     - the transaction would not substantially lessen competition in the state or tend to create a monopoly;

     - the financial condition of the acquiror will not jeopardize the financial stability of the affiliated insurance company or prejudice the interests of its policyholders;

     - any plan or proposals that the acquiror has to liquidate the affiliated insurance company, to sell its assets, to consolidate or merge it with any other person, to make any other material change in its business, corporate structure or management, or to cause the affiliated insurance company to enter into material agreements, arrangements or transactions with others, are fair and reasonable, and not prejudicial or hazardous, to its policyholders, and also are consistent with the public interest;

     - the competence, experience and integrity of those persons who control or manage the acquiror do not make the transaction inconsistent with the interests of the affiliated insurance company's policyholders or the public interest;

     - the transaction would not otherwise be hazardous or prejudicial to the insurance-buying public; and

     - the transaction would not be inequitable to the affiliated insurance company's stockholders.

     In addition to these Form A filing requirements, Connecticut, Michigan and New Hampshire have statutory procedures under which a licensed foreign company may be required to requalify for continued licensure following a change in control, such as the purchase of 10% or more of Radian common stock. Some of the Radian insurance company affiliates will be licensed in Connecticut, Michigan and/or New Hampshire and therefore could have to requalify for continued licensure following a change in control. Finally, Alaska, California, Florida, Michigan, Texas and Utah have commercially domiciled statutes under which foreign property and casualty insurers that have a stated percentage of their total in-force business located in those states are treated as domestic companies for Holding Company Act purposes. One consequence is that, for transactions causing a change in control of such insurers, a Form A filing and approval must be made in both the insurer's state of domicile and also its state of commercial domicile. Based on current in-force statistics, it appears that none of the Radian insurance company affiliates will be commercially domiciled immediately following the closing of the merger. However, this could change in the future, creating additional Form A filing and approval requirements applicable to purchases and acquisitions of Radian common stock.

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of Radian will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

TRANSFER AGENT AND REGISTRAR


     The principal transfer agent and registrar for Radian common stock after the merger will be Bank of New York.


STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF ENHANCE FINANCIAL SERVICES COMMON STOCK

     It is a condition to the merger that the shares of Radian common stock issuable in connection with the merger be approved for listing on the New York Stock Exchange. If the merger is completed, Enhance Financial Services common stock will cease to be listed on the New York Stock Exchange and Enhance Financial Services will cease to file periodic reports required by the Securities Exchange Act of 1934.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Enhance Financial Services shareholders are currently governed by New York corporate law and the certificate of incorporation and bylaws of Enhance Financial Services. The rights of Radian stockholders are currently governed by Delaware corporate law and the certificate of incorporation and bylaws of Radian. Following the merger, the rights of Enhance Financial Services shareholders who become stockholders of Radian in the merger and Radian stockholders will be governed by Delaware corporate law and the certificate of incorporation and bylaws of Radian. The following is a summary of some material differences between the rights of Enhance Financial Services shareholders and the rights of Radian stockholders. These differences arise in part from the differences between New York and Delaware law. Additional differences arise from the certificate of incorporation (also called the charter) and bylaws of the two companies. Although it is impractical to compare all of the ways in which Delaware and New York law, and Enhance Financial Services' and Radian's governing instruments, differ with respect to stockholders' rights, the following discussion summarizes some significant differences. The following discussions are not intended to be complete. You should therefore also refer to New York and Delaware corporate law, and the charters and bylaws of Enhance Financial Services and Radian.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION


         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, subject to       Under Delaware corporate law, unless the
limited exceptions, amendments to Enhance      certificate of incorporation requires a
Financial Services' charter must be approved   greater vote, a proposed amendment to the
by the board of directors and by vote of a     certificate of incorporation requires a
majority of all outstanding shares entitled    declaration by the board of directors of such
to vote on the proposed amendment, except      amendment's advisability and an affirmative
that charter provisions requiring a greater    vote of a majority of the voting power of the
or class vote may only be amended by such      outstanding stock entitled to vote thereon
vote. In addition, an amendment that           and a majority of the voting power of the
negatively affects in certain ways holders of  outstanding stock of each class entitled to
shares of a class or series requires           vote thereon.
authorization by a majority of the votes of
all outstanding shares of such class or        The Radian charter provides that it may be
series.                                        amended at any regular or special meeting by:

The Enhance Financial Services charter may be  - the affirmative vote of the holders of a
amended in accordance with New York corporate    majority of Radian common stock if such
law.                                             amendment is approved by two-thirds of the
                                                 entire Radian board of directors; or

                                               - the affirmative vote of the holders of
                                                 two-thirds of Radian common stock;

                                               in each case, subject to the rights, if any,
                                               of the holders of $4.125 Preferred Stock.

                                               Amendment of the super-majority provisions of
                                               Radian's certificate of incorporation
                                               requires the same super-majority as specified
                                               in such provisions.

                                               Shares of Radian preferred stock currently
                                               authorized in Radian's certificate of
                                               incorporation may be issued by Radian's board
                                               of directors without amending Radian's
                                               certificate of incorporation or otherwise
                                               obtaining the approval of Radian's
                                               stockholders; provided that so long as any
                                               $4.125 Preferred Stock is outstanding, the
                                               approval of the holders of at least

                                               two-thirds of the outstanding shares of the
                                               $4.125 Preferred Stock is required for the
                                               issuance of certain types of stock and
                                               certain other corporate actions. For more
                                               information see "Where You Can Find More
                                               Information."

                                    AMENDMENT OF BYLAWS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, except as        Under Delaware corporate law, the power to
otherwise provided in the certificate of       adopt, alter and repeal bylaws is vested in
incorporation, bylaws may be amended,          the stockholders, except to the extent that a
repealed or adopted by a majority of the       corporation's certificate of incorporation
votes cast by the shares at the time entitled  vests concurrent power in the board of
to vote in the election of any directors.      directors.
When so provided in the certificate of
incorporation or a bylaw adopted by the        The Radian bylaws provide that the bylaws may
shareholders, bylaws also may be amended,      be amended at any regular or special meeting
repealed or adopted by the board of directors  by:
by such vote as may be therein specified,
which vote may be greater than the vote        - the affirmative vote of the holders of a
otherwise prescribed by New York corporate       majority of Radian common stock if such
law, but any bylaw adopted by the board of       amendment is approved by two-thirds of the
directors may be amended or repealed by the      entire Radian board of directors;
shareholders entitled to vote thereon as
provided by New York corporate law.            - the affirmative vote of the holders of
                                                 two-thirds of Radian common stock; or
The Enhance Financial Services bylaws may
generally be amended by a majority of          - the affirmative vote of two-thirds of the
directors of the entire board of directors,      entire board of directors.
or by the holders of a majority of the voting
stock entitled to vote for the election of
directors. However:

- shareholders can repeal or amend
  director-created bylaws by an affirmative vote of the holders of a majority vote of the shares entitled to vote for election of directors; and

- if the board of directors adopts, amends or repeals any bylaw regarding an impending election of directors, notice is required at the next meeting of shareholders for election of directors setting forth such bylaw and the change made.

                                  AUTHORIZED CAPITAL STOCK

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

- 100,000,000 shares of common stock           - 80,000,000 shares of common stock
- 5,000,000 shares of preferred stock          - 20,000,000 shares of preferred stock



                                        CLASS VOTING

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York law provides that holders of the      Delaware corporate law requires voting by
outstanding shares of a class are entitled to  separate classes only with respect to charter vote as a separate voting group if the rights  amendments that adversely affect the holders
of that class are affected in certain          of those classes or that increase or decrease
respects by certain plans of merger, plans of  the aggregate number of authorized shares or
share exchange or charter amendments.          the par value of the shares of any of those
                                               classes.

                                               The Radian charter provides the holders of
                                               the $4.125 Preferred Stock with voting
                                               rights, in certain circumstances, with
                                               respect to the election of directors, the
                                               issuance of certain stock, the consummation
                                               of certain fundamental transactions and the
                                               amendment of certain agreements and
                                               documents.

                                     CUMULATIVE VOTING

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Cumulative voting entitles each shareholder    Under Delaware corporate law, stockholders do
to cast an aggregate number of votes equal to  not have the right to cumulate their votes in
the number of voting shares held, multiplied   the election of directors unless such right
by the number of directors to be elected.      is granted in the certificate of
Each shareholder may cast all of his or her    incorporation.
votes for one nominee or distribute them
among two or more nominees, thus permitting    The Radian charter does not provide for
holders of less than a majority of the         cumulative voting for the election of
outstanding shares of voting stock to achieve  directors.
board representation. Where cumulative voting
is not permitted, holders of all outstanding
shares of voting stock of a corporation elect
the entire board of directors of the
corporation, thereby precluding the election
of any directors by the holders of less than
a majority of the outstanding shares of
voting stock.

Under New York corporate law, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation.

The Enhance Financial Services charter does not provide for cumulative voting for the election of directors.

                              NUMBER AND CLASSES OF DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Subject to certain limitations, New York       Delaware corporate law permits the
corporate law permits the number of directors  certificate of incorporation or the bylaws of
of a corporation to be fixed by its bylaws,    a corporation to contain provisions governing
by action of the shareholders or by action of  the number and terms of directors. However,
the board of directors under the               if the certificate of incorporation

specific provision of a bylaw adopted by the   contains provisions fixing the number of
shareholders. At each annual meeting of the    directors, such number may not be changed
shareholders, directors are to be elected to   amending the certificate of incorporation.
hold office until the next annual meeting,     Delaware corporate law also permits the
except as described below for corporations     certificate of incorporation of a corporation
with classified boards. New York corporate     or a bylaw adopted by the stockholders to
law permits the certificate of incorporation   provide that directors be divided into one,
or the specific provisions of a bylaw adopted  two or three classes, with staggered terms of by the shareholders to provide that directors  office, with only one class of directors to
be divided into either two, three or four      be elected each year for a maximum term of
classes. All classes must be as nearly equal   three years. Delaware corporate law also
in number as possible. The term of office of   permits the certificate of incorporation to
one class of directors shall expire each       confer upon holders of any class or series of
year, with the terms of office of no two       stock the right to elect one or more
classes expiring the same year.                directors to serve for such terms and have
                                               such voting powers as are stated in the
Enhance Financial Services' bylaws provide     certificate of incorporation. The terms of
for a board of one class of five directors,    office and voting powers of directors so
but permit a majority of the authorized        elected may be greater or less than those of
number of directors to increase or decrease    any other director or class of directors.
the number of directors. The current number
of directors is 11.                            Radian's charter and bylaws provide that the
                                               total number of directors shall be determined
                                               by the Radian board, but shall not be less
                                               than 9 or more than 14. A majority of the
                                               entire Radian board present at a meeting at
                                               which a quorum is present may increase or
                                               decrease the number of directors. The current
                                               number of directors is 14, divided into three
                                               classes of five, five and four directors,
                                               with each class serving a staggered
                                               three-year term.

                                   NOMINATION OF DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------
The Enhance Financial Services' bylaws         The Radian bylaws provide that nominations by
require that shareholders provide notice of    stockholders of persons for election to the
nominations no less than 60 nor more than 90   Radian board at a stockholders' meeting must
days before the anniversary of the             be received not less than 60 days before the
immediately preceding annual meeting. In the   meeting. If less than 75 days' notice or
event the annual meeting is called for a date  prior public disclosure of the meeting date
that is not within 30 days before or after     is given or made to the stockholders,
such anniversary date, shareholder notice      however, then stockholder nominations must be
must be received no later than the close of    received no less than 15 days following such
business on the tenth day following the day    notice or public disclosure.
on which such notice of the date of the
annual meeting was mailed or public
disclosure of the date of the annual meeting
was made, whichever first occurs.

In the case of a special meeting of
shareholders called for the purpose of
electing directors, shareholder notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

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
                                OTHER STOCKHOLDER PROPOSALS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

The Enhance Financial Services' bylaws         The Radian bylaws provide that stockholder
require that shareholders provide notice of    proposals for other businesses to be
proposals no less than 60 nor more than 90     considered at the stock- holders' meeting
days before the anniversary of the             must be received not less than 60 days before
immediately preceding annual meeting. In the   the meeting. If less than 75 days' notice or
event annual meeting is called for a date      prior public disclosure of the meeting date
that is not within 30 days before or after     is given or made to the stockholders,
such anniversary date, notice by the           however, then stockholder proposals must be
shareholder in order to be timely must be      received no less than 15 days following such
received no later than the close of business   notice or public disclosure.
on the tenth day following the day on which
such notice of the date of the annual meeting
was mailed or public disclosure of the date
of the annual meeting was made, whichever
first occurs.

                                 QUALIFICATION OF DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, a director need  Under Delaware corporate law, a director need
not be a shareholder unless the certificate    not be a stockholder unless the certificate
of incorporation or bylaws so requires.        of incorporation or bylaws so requires.

Enhance Financial Services' governing          Radian's certificate of incorporation does
documents do not contain such a requirement.   not contain such a requirement, and its
                                               bylaws provide that directors need not be
                                               stockholders of Radian.

                                    REMOVAL OF DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law provides that any or    Delaware corporate law provides that a
all of the directors may be removed for cause  director or directors may be removed, with or
by vote of the shareholders, and, if the       without cause, by the holders of a majority
certificate of incorporation or the specific   in voting power of the shares then entitled
provisions of a bylaw adopted by the           to vote at an election of directors, except
shareholders so provides, directors may be     that:
removed by action of the board of directors.
If the certificate of incorporation or the     - members of a classified board of directors
bylaws so provide, any or all of the             may be removed only for cause, unless the
directors may be removed without cause by        certificate of incorporation provides
vote of the shareholders. The removal of         otherwise; and
directors, with or without cause, is subject
to the following:                              - in the case of a corporation having
                                                 cumulative voting, if less than the entire
- in the case of a corporation having            board of directors is to be removed, no
  cumulative voting, no director may be          director may be removed without cause if
  removed when the votes cast against such       the votes cast against such director's
  director's removal would be sufficient to      removal would be sufficient to elect such
  elect the director if voted cumulatively;      director if then cumulatively voted at an
  and                                            election of the entire board of directors
                                                 or of the class of directors of which such
- if a director is elected by the holders of     director is a part.
  shares of any class or series, such
  director may be removed only by the          The Radian charter provides that any Radian
  applicable vote of the holders of the        director may be removed from office only for
                                               cause, by vote of
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
  shares of that class or series voting as a   the holders of a majority of the
  class. An action to procure a judgment       voting stock entitled to vote at an election
  removing a director for cause may be         of directors.
  brought by the attorney general or by
  the holders of 10% of the outstanding
  shares, whether or not entitled to vote.

The Enhance Financial Services bylaws provide that any Enhance Financial Services director can be removed:

- with cause by vote of a majority of the entire board to the extent permitted by law; and

- with or without cause by holders of a
  majority of the shares entitled to vote at an election of directors.

                               FILLING VACANCIES ON THE BOARD

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, newly created    Under Delaware corporate law, unless
directorships resulting from an increase in    otherwise provided in the certificate of
the number of directors and vacancies          incorporation or the bylaws, vacancies on a
occurring on the board of directors for any    board of directors and newly created
reason, except the removal of directors        directorships resulting from an increase in
without cause, may be filled by vote of the    the authorized number of directors elected by
board of directors. Unless the certificate of  all of the stockholders having the right to
incorporation or bylaws provide otherwise, a   vote as a single class may be filled by a
vacancy in a directorship elected by holders   majority of the directors then in office,
of a particular class of shares shall be       although less than a quorum, or by the sole
filled by a vote of the other directors        remaining director; however, in the case of a
elected by holders of the same class of        classified board of directors, as provided by
shares. However, the certificate of            Delaware corporate law and the Radian bylaws,
incorporation or bylaws may provide that such  such vacancies and newly created
newly created directorships or vacancies are   directorships may be filled by a majority of
to be filled by vote of the shareholders.      the directors elected by such class or by the
Unless the certificate of incorporation or     sole remaining director so elected. In the
the specific provisions of a bylaw adopted by  case of a classified board of directors,
the shareholders provide that the board of     directors elected to fill vacancies or newly
directors may fill vacancies occurring on the  created directorships shall hold office until
board of directors by reason of the removal    the next election of the class for which such
of directors without cause, such vacancies     directors have been chosen, and until their
may be filled only by vote of the              successors have been duly elected and
shareholders. A director elected to fill a     qualified. In addition, under both Delaware
vacancy, unless elected by the shareholders,   corporate law and the Radian bylaws, if, at
will hold office until the next meeting of     the time of the filling of any such vacancy
shareholders at which the election of          or newly created directorship, the directors
directors is in the regular order of business  in office constitute less than a majority of
and until his or her successor has been        the whole board of directors (as constituted
elected and qualified.                         immediately before any such increase), the
                                               Delaware Court of Chancery may, upon
The Enhance Financial Services bylaws provide  application of any stockholder or
that director vacancies occurring for any      stockholders holding at least 10% of the
reason (including due to a removal without     total number of outstanding shares entitled
cause or the creation of additional directors  to vote for such directors, summarily order
by the directors) can be filled by:            an election to fill any such vacancy or newly
                                               created directorship, or replace the
                                               directors chosen by the directors then in
                                               office.


                                       75
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

- a majority of directors in office at the     The Radian bylaws also provide that any
  time even if less than a quorum remains; or  vacancy on the Radian board of directors that results from an increase in the number of
- in the case of any vacancy in the office of  directors may be filled by a majority of the
  any director, by the shareholders.           directors then in office, provided that a
                                               quorum is present. Any other vacancy may be
                                               filled by a majority of the directors then in
                                               office, even if less than a quorum, or by a
                                               sole remaining director, except as limited
                                               above.

                         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York Corporate law, a corporation    Delaware corporate law provides that, subject
may indemnify its directors and officers       to certain limitations in the case of
made, or threatened to be made, a party to     "derivative" suits brought by a corporation's
any action or proceeding, except for           stockholders in its name, a corporation may
shareholder derivative suits, if such          indemnify any person who is made a party to
director or officer acted in good faith, for   any third-party suit or proceeding on account
a purpose that he or she reasonably believed   of being a director, officer, employee or
to be in or, in the case of service to         agent of the corporation against expenses,
another corporation or enterprise, not         including attorney's fees, judgments, fines
opposed to the best interests of the           and amounts paid in settlement reasonably
corporation, and, in criminal proceedings, in  incurred by him or her in connection with the
addition, had no reasonable cause to believe   action, through, among other things, a
his or her conduct was unlawful. In the case   majority vote of a quorum consisting of
of shareholder derivative suits, the           directors who were not parties to the suit or
corporation may indemnify a director or        proceeding, if the person:
officer if he or she acted in good faith for
a purpose that he or she reasonably believed   - acted in good faith and in a manner he or
to be in or, in the case of service to           she reasonably believed to be in or not
another corporation or enterprise, not           opposed to the best interests of the
opposed to the best interests of the             corporation or, in some circumstances, at
corporation, except that no indemnification      least not opposed to its best interests;
may be made in respect of (a) a threatened       and
action, or a pending action that is settled
or otherwise disposed of, or (b) any claim,    - in a criminal proceeding, had no reasonable
issue or matter as to which such individual      cause to believe his or her conduct was
has been adjudged to be liable to the            unlawful.
corporation, unless and only to the extent
that the court in which the action was         To the extent a director, officer, employee
brought, or, if no action was brought, any     or agent is successful in the defense of such
court of competent jurisdiction, determines,   an action, suit or proceeding, the
upon application, that, in view of all the     corporation is required by Delaware corporate
circumstances of the case, the individual is   law to indemnify such person for reasonable
fairly and reasonably entitled to indemnity    expense incurred thereby.
for such portion of the settlement amount and
expenses as the court deems proper.            Radian's charter provides that Radian shall,
                                               to the fullest extent permitted by the
Any individual who has been successful on the  Delaware General Corporation Law, as the same merits or otherwise in the defense of a civil  may be amended and supplemented, indemnify
or criminal action or proceeding will be       any and all past, present and future
entitled to indemnification. Except as         directors and officers of Radian from and
provided in the preceding sentence, unless     against any and all costs, expenses
ordered by a court pursuant to New York        (including attorneys' fees), damages,
corporate law, any indemnification under New   judgments, penalties, fines, punitive
York corporate law pursuant to the above       damages, excise taxes assessed with respect
paragraph may be made only if authorized in    to an employee benefit plan and amounts paid
the specific case and after a finding that     in settlement in connection with any action,
the director or officer met the requisite      suit or proceeding, whether by or in the
standard of conduct by the disinterested       right of Radian, a class of its security
                                               holders or otherwise, in which the


                                       76
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
directors if a quorum is available, or, if     director or officer may be involved as a
such a quorum so directs or is unavailable,    party of otherwise, by reason of the fact that
(a) the board of directors upon the written    such person was serving as a director, officer,
opinion of independent legal counsel or        employee or agent of Radian.
(b) the shareholders.

The indemnification described above under New  Radian also maintains insurance policies
York corporate law is not exclusive of other   covering directors and officers against
indemnification rights to which a director or  certain liabilities, including liabilities officer may be entitled, whether contained in  arising under the Securities Act of 1933.
the certificate of incorporation or bylaws,
or, when authorized by such certificate of     In addition, pursuant to the merger
incorporation or bylaws, (a) a resolution of   agreement, after the merger, the surviving
shareholders, (b) a resolution of directors    corporation in the merger will indemnify the
or (c) an agreement providing for              former and current directors, officers and
indemnification, provided that no              employees of Enhance Financial Services and
indemnification may be made to or on behalf    its subsidiaries for at least six years,
of any director or officer if a judgment or    subject to certain limitations.
other final adjudication adverse to the
director or officer establishes that his or
her acts were committed in bad faith or were
the result of active and deliberate
dishonesty and were material to the cause of
action so adjudicated, or that he or she
personally gained in fact a financial profit
or other advantage to which he or she was not
legally entitled.

The Enhance Financial Services bylaws provide that, except where prohibited by New York law, Enhance Financial Services shall indemnify directors, officers and employees against civil or criminal liability for judgments, fines, penalties, settlements, and reasonable expenses including attorney fees for the action itself or appeal unless a judgment or other final adjudication establishes that the indemnified committed:

- bad faith; or

- deliberate dishonesty material to the
  action; or

- personally gained financial profit or some other advantage to which the indemnified was not legally entitled.

Enhance Financial Services cannot indemnify any settlement or nonadjudicatory disposition threatened or pending to which the Enhance
Financial Services has not consented.

Enhance Financial Services also maintains insurance policies covering directors and officers against certain liabilities, including liabilities arising under the
Securities Act of 1933.


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
                            LIMITATION ON LIABILITY OF DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law permits Enhance         Delaware corporate law provides that a
Financial Services to eliminate or limit the   corporation may include in its charter a
personal liability of directors to Enhance     provision eliminating or limiting the
Financial Services or its shareholders for     personal liability of a director to the
damages for any breach of duty in such         corporation or its stockholders for monetary
capacity except liability of a director (a)    damages for breach of fiduciary duty as a
whose acts or omissions were in bad faith,     director. However, the provision may not
involved intentional misconduct or a knowing   eliminate or limit the liability of a
violation of law, (b) who personally gained a  director for:
financial profit or other advantage to which
he or she was not legally entitled or (c)      - breach of the duty of loyalty;
whose acts violated certain provisions of New
York law.                                      - acts or omissions not in good faith or that
                                                 involve intentional misconduct or a knowing
The Enhance Financial Services charter           violation of law;
provides that directors are not personally
liable to Enhance Financial Services or the    - unlawful payments of dividends, certain
shareholders for damages from judgments,         stock repurchases or redemptions; or
settlements, fines, penalties, punitive
damages, excise taxes from the employee        - any transaction from which the director
benefit plan, and expenses, for any breach of    derived an improper personal benefit.
duty except where a judgment or final
adjudication establishes:                      Radian's certificate of incorporation
                                               contains a provision eliminating the personal
- that the director committed acts or          liability of a Radian director to Radian and
  omissions of bad faith, or intentional       its stockholders for monetary damages for
  misconduct or in violation of law;           breach of fiduciary duty as a director,
                                               except as restricted by Delaware corporate
- that the director financially profited or    law.
  gained other personal advantage to which he
  was not legally entitled; or

- that the director's action violated Section
  719 of the New York Business Corporation
  Law.

                        TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, no contract or   Delaware corporate law provides that a
other transaction between the corporation and  corporation may lend money to, or guarantee
one or more of its directors, or between the   any obligation incurred by, its officers or
corporation and another corporation in which   directors if, in the judgment of the board of
one or more of the directors or officers have  directors, the loan or guarantee may
a substantial financial interest is void or    reasonably be expected to benefit the
voidable for this reason alone, or by          corporation. Any other contract or
presence of such director at any meeting       transaction between the corporation and one
approving such transaction, or by such         or more of its directors or officers is
directors' vote being counted for approval of  neither void nor voidable solely because the
such transaction so long as the following      interested director or officer was present,
conditions are met:                            participates or votes at the board or board
                                               committee meeting that authorizes the
- material facts as to the director's          contract or transaction, if either:
  interest in the transaction must be
  disclosed in good faith or known by the      - the director's or officer's interest is
  board of directors; the transaction            made known to the disinterested directors
                                                 or the stockholders of

                                       78
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
  must be approved by sufficient board votes     the corporation, who thereafter approve the
  without counting the interested director's     transaction in good faith; or
  vote, or, if the number of votes are
  insufficient to approve the transaction,     - the contract or transaction is fair to the
  unanimous approval by disinterested            corporation as of the time it is approved or
  directors is required; or                      ratified by either the board of directors,
                                                 a committee thereof, or the stockholders.
- the material facts of the director's
  interest must be disclosed in good faith or
  known to shareholders; and the shareholders
  entitled to vote on the transaction approve
  such transaction.

Common or interested directors may be counted to determine a quorum at a meeting of the board of directors or of a committee which approves such a transaction. The certificate of incorporation may contain further restrictions on such transactions and may establish them void or voidable by the corporation.

If such an interested transaction or contract was not approved in the above manner, the corporation may avoid the contract or transaction unless the parties thereto establish affirmatively that the contract or transaction was fair and reasonable as to the corporation at the time it was approved by the board of directors, a committee, or the shareholders.

The corporation generally may not lend money to, or guarantee the obligation of, a director of the corporation unless such loan or guarantee is approved by the shareholders, where a majority of shares entitled to vote thereon constitute a quorum, but shares held of record or beneficially by directors benefited by such loan may not be included to establish quorum and may not vote.

The Enhance Financial Services certificate of incorporation and bylaws are silent on transactions between the corporation and its directors except that the bylaws specify that the corporation may enter into agreements with the directors that extend their rights to indemnification and extension of expenses to directors to the fullest extent permitted by applicable law.

         PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law generally provides      Delaware corporate law contains a business
that a New York corporation may not engage in  combination statute that protects domestic
a business combination with an interested      corporations from hostile takeovers, and from
shareholder for a period of five years         actions following such a takeover, by
following the interested                       prohibiting some

                                       79
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
shareholder's becoming such. Such a business   transactions once an acquiror has gained
combination would be permitted where it is     a significant holding in the corporation.
approved by the board of directors before the  Delaware corporate law generally prohibits
interested shareholder's becoming such, or     "business combinations," including mergers,
within 30 days thereafter, if a good faith     sales and leases of assets, issuances of
proposal regarding a business combination is   securities and similar transactions by a
made in writing.                               corporation or a subsidiary with an
                                               "interested stockholder" who beneficially
Covered business combinations include certain  owns 15% or more of a corporation's voting
mergers and consolidations, dispositions of    stock, within three years after the person or
assets or stock, plans for liquidation or      entity becomes an interested stockholder,
dissolution, reclassifications of securities,  unless:
recapitalizations and similar transactions.
An interested shareholder is generally a       - the board of directors of the target
shareholder owning at least 20% of a             corporation has approved, before the
corporation's outstanding voting stock.          acquisition date, either the business
                                                 combination or the transaction that
In addition, New York corporations may not       resulted in the person becoming an
engage at any time with any interested           interested stockholder;
shareholder in a business combination other
than:                                          - upon consummation of the transaction that
                                                 resulted in the person becoming an interested
- a business combination approved by the         stockholder, the person owns at least 85%
  board of directors before the stock            of the corporation's voting stock
  acquisition, or where the acquisition of       (excluding shares owned by directors who
  the stock had been approved by the board of    are officers and shares owned by employee
  directors before the stock acquisition;        stock plans in which participants do not
                                                 have the right to determine confidentially
- a business combination approved by the         whether shares will be tendered in a tender
  affirmative vote of the holders of a           or exchange offer); or
  majority of the outstanding voting stock
  not beneficially owned by the interested     - after the person or entity becomes an
  shareholder at a meeting for that purpose      interested stockholder, the business
  no earlier than five years after the stock     combination is approved by the board of
  acquisition; or                                directors and authorized by the vote of at
                                                 least 66 2/3% of the outstanding voting
- business combination in which the              stock not owned by the interested
  interested shareholder pays a formula price    stockholder.
  designed to ensure that all other
  shareholders receive at least the highest    These restrictions on interested stockholders
  price per share that is paid by the          do not apply under some circumstances,
  interested shareholder and that meets        including if the corporation, by action of
  certain other requirements.                  its stockholders, adopts an amendment to its
                                               charter or bylaws expressly electing not to
Enhance Financial Services is governed by New  be governed by these provisions of Delaware
York corporate law, as described above. The    corporate law. The amendment will be
Enhance Financial Services charter does not    effective 12 months after it is adopted.
contain a provision regarding transactions
with interested shareholders.                  Neither Radian's certificate of incorporation
                                               nor Radian's bylaws contain a provision
                                               electing not to be governed by these
                                               provisions of Delaware corporate law.
                                               However, the transactions described below
                                               require approval of two-thirds of the shares
                                               entitled to vote if such transactions have
                                               not been approved by two-thirds of the Radian
                                               board:

                                               - amendment of the Radian charter;

                                               - adoption, amendment or repeal of the Radian
                                                 bylaws;

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
                                               - change in the number of directors
                                                 constituting the entire board of directors;

                                               - removal of one or more directors;



                                               and, any of the following, if such
                                               transaction requires the approval of
                                               stockholders under the Radian charter or
                                               Delaware corporate law, each as then in
                                               effect:

                                               - the sale, lease, exchange or other
                                                 disposition of all or substantially all of
                                                 Radian's assets; or

                                               - the merger, consolidation, division,
                                                 reorganization, recapitalization,
                                                 dissolution, liquidation or winding up of
                                                 Radian.

           MERGERS, ACQUISITIONS, SHARE PURCHASES AND CERTAIN OTHER TRANSACTIONS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, the              Under Delaware corporate law, a merger,
consummation by Enhance Financial Services of  consolidation or sale of all or substantially
a merger, consolidation or disposition of      all of a corporation's assets must be
substantially all of its assets requires the   approved by the board of directors and by a
approval of two-thirds of all the shares of    majority of the outstanding stock of the
Enhance Financial Services entitled to vote    corporation entitled to vote thereon.
on the proposal, including, in certain         However, no vote of stockholders of a
situations, the affirmative vote by the        constituent corporation surviving a merger is
holders of a majority of all outstanding       required, unless the corporation provides
shares of each class or series of shares       otherwise in its certificate of incorporation
                                               (which Radian's certificate of incorporation
                                               does not), if:

                                               - the merger agreement does not amend the
                                                 certificate of incorporation of the
                                                 surviving corporation;

                                               - each share of stock of the surviving
                                                 corporation outstanding before the merger is
                                                 an identical outstanding or treasury share
                                                 after the merger; and

                                               - either no shares of common stock of the
                                                 surviving corporation are to be issued or
                                                 delivered pursuant to the merger or, if
                                                 such common stock will be issued or
                                                 delivered, it will not increase the number
                                                 of shares of common stock outstanding
                                                 immediately before the merger by more than
                                                 20%.

                                               Additional supermajority voting requirements
                                               may be applicable in certain circumstances.
                                               See "Description of Radian Capital
                                               Stock -- Anti-Takeover Provisions" and
                                               "-- Provisions Affecting Control Share
                                               Acquisitions and Business Combinations."

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
                             RIGHTS OF DISSENTING STOCKHOLDERS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, appraisal        Delaware corporate law provides stockholders
rights are generally available in connection   of a corporation involved in a merger the
with a merger or consolidation, except that    right to demand and receive payment of the
no appraisal rights are available:             fair value of their stock in certain mergers.
                                               However, appraisal rights are not available
- to the shareholder of a parent corporation   to holders of shares:
  merging with its subsidiary where the
  parent owns at least 90% of the              - listed on a national securities exchange;
  subsidiary's outstanding stock and certain
  additional requirements are met;             - designated as a national market system
                                                 security on an interdealer quotation system
- to the shareholder of the surviving            operated by the National Association of
  corporation in a merger (other than a          Securities Dealers, Inc.; or
  merger described in the previous bullet
  item) unless the merger adversely affects    - held of record by more than 2,000
  rights of the shares held by the shareholder   stockholders;
  in a certain way; or
                                               unless holders of stock are required to
- to a shareholder of shares of any class or   accept in the merger anything other than any
  series of stock listed on a national         combination of:
  securities exchange or designated as a
  national market system security on an        - shares of stock or depository receipts of
  interdealer quotation system by the            the surviving corporation in the merger;
  National Association of Securities Dealers,
  Inc.                                         - shares of stock or depository receipts of
                                                 another corporation that, at the effective
Under the statutory provisions described         date of the merger, will be:
above, since shares of Enhance Financial
Services common stock are listed on the New      - listed on a national securities exchange;
York Stock Exchange, Enhance Financial
Services common shareholders are not entitled    - designated as a national market system
to appraisal rights in connection with a           security on an interdealer quotation system
merger or consolidation.                           operated by the National Association of
                                                   Securities Dealers, Inc.; or
Appraisal rights are also available under New
York corporate law in connection with the        - held of record by more than 2,000 holders;
sale, lease, exchange or other disposition of      and
all or substantially all of a corporation's
assets other than a transaction wholly for       - cash instead of fractional shares of stock
cash where shareholder approval is                 or depository receipts received.
conditioned upon the corporation's
dissolution and the distribution of all of     Dissenters' appraisal rights are not
the corporation's net assets within one year   available to the Radian stockholders with
after the transaction.                         respect to the merger because Delaware
                                               corporate law does not require that Radian
Further, appraisal rights are available in     stockholders vote to approve the merger
connection with a share exchange between two   agreement. Moreover, Radian common stock is
corporations as authorized by New York         listed on the New York Stock Exchange and is
corporate law, except with respect to shares   currently held by more than 2,000
of a subject corporation that are not          stockholders. As a result, assuming that the
acquired in the exchange or that are listed    other conditions described above are
on a national securities exchange or           satisfied, holders of Radian stock will not
designated as a national market system         have appraisal rights in connection with
security on an interdealer quotation system    consolidations and mergers involving Radian.
by the National Association of Securities
Dealers, Inc. In addition, appraisal rights
are available to a shareholder of a
subsidiary corporation that merges

with its parent corporation, or is acquired by it in a share exchange, where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met.

Appraisal rights are also available to a shareholder who is not entitled to vote with respect to a plan of merger or consolidation and whose shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

                             PREEMPTIVE RIGHTS OF STOCKHOLDERS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, except as        Delaware corporate law provides that no
otherwise provided in New York corporate law   stockholder will have any preemptive rights
or in the certificate of incorporation, the    to purchase additional securities of a
holders of equity shares are granted certain   corporation unless the corporation's
preemptive rights.                             certificate of incorporation expressly grants
                                               such rights.
The Enhance Financial Services charter
provides that stockholders will have no        Radian's certificate of incorporation does
preemptive rights to purchase additional       not provide for preemptive rights.
securities of Enhance Financial Services.

                       RIGHT TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law provides that special   Delaware corporate law provides that a
meetings of shareholders may be called by the  special meeting of stockholders may be called board of directors and by such persons as may  by the board of directors or by such person
be authorized in the certificate of            or persons as may be authorized by the
incorporation or the bylaws.                   certificate of incorporation or the bylaws.

New York corporate law also provides that if,  The Radian bylaws provide that special
for a period of one month after the date       meetings of Radian stockholders may be called
fixed by or under the bylaws for the annual    by the chairman of the Radian board of
meeting of shareholders, or, if no date has    directors or a majority of the Radian board
been so fixed, for a period of 13 months       of directors.
after the last annual meeting, there is a
failure to elect a sufficient number of
directors to conduct the business of the
corporation, the board of directors shall
call a special meeting for the election of
directors. If such special meeting is not
called by the board of directors within two
weeks after the expiration of such period or
if it is called but there is a failure to
elect such directors for a period of two
months after the expiration of such period,
holders of 10% of the votes of the shares
entitled to vote in an election of directors
may, in writing, demand the call of a special
meeting for the election of directors.

The Enhance Financial Services bylaws provide
that special meetings of Enhance Financial
Services shareholders may be called by:

- a majority of the board of directors;

- the chairman of the board of directors, if any;

- the Secretary; or

- the President.

A special meeting must be called by the
President if the holders of shares
representing a majority of the outstanding stock of all classes of record entitled to be cast at the special meeting request a special meeting in writing.

                            STOCKHOLDER ACTION WITHOUT A MEETING

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------
New York corporate law provides that           Under Delaware corporate law, unless
shareholder action may be taken without a      otherwise provided in the certificate of
meeting upon the written consent of the        incorporation, any action required or
holders of all outstanding shares entitled to  permitted to be taken at a meeting of
vote and also allows, if the certificate of    shareholders may be taken without a meeting,
incorporation so provides, shareholder action  without prior notice and without a vote, if a without a meeting upon the written consent of  written consent or consents setting forth the holders of outstanding shares having not less  action taken is signed by the holders of
than the minimum number of votes that would    outstanding stock having not less than the
be necessary to authorize such action at a     minimum number of votes that would be
meeting at which all shares entitled to vote   necessary to authorize or take such action at
thereon were present and voted.                a meeting at which all shares entitled to
                                               vote upon such action were present and voted.
The Enhance Financial Services certificate of
incorporation does not contain such a          The Radian charter provides that Radian
provision.                                     stockholders may not consent in writing
                                               without a meeting to the taking of any
                                               action, unless all Radian stockholders
                                               entitled to vote consent in writing.

                                  STOCKHOLDER RIGHTS PLAN

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------
Enhance Financial Services has not             Radian has implemented a stockholder rights
implemented a shareholder rights plan.         plan under which a group of persons becomes
                                               an acquiring person upon a public
                                               announcement or determination by the Radian
                                               board of directors that they have acquired or
                                               intend to acquire 12% or more of Radian's
                                               voting stock. This threshold can be reduced
                                               by amendment. Each share of Radian common
                                               stock issued in the merger will be issued
                                               with an attached right. See "Description of
                                               Radian Capital Stock -- Stockholder Rights
                                               Plan."

                              NOTICE OF STOCKHOLDERS' MEETINGS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law requires notice of      Delaware corporate law requires notice of
shareholders meetings to be sent to all        stockholders meetings to be sent to all
stockholders of record entitled to vote at     stockholders of record entitled to vote at
the meeting not less than 10 nor more than 60  the meeting not less than 10 nor more than 60 days before the date of the meeting, provided  days before the date of the meeting.
that such notice may be given by third class
mail not fewer than 24 hours nor more than 60
days before the date of the meeting.

                                         DIVIDENDS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

New York corporate law provides that           Delaware corporate law provides that
dividends may be declared, distributed or      corporations may pay dividends out of surplus
paid out by the corporation on outstanding     or, if there is no surplus, out of net
shares except as restricted by the             profits for the fiscal year in which declared
certificate of incorporation, or unless the    and for the preceding fiscal year. Delaware
corporation is insolvent or such distribution  corporate law also provides that dividends
would make the corporation insolvent. The      may not be paid out of net profits if, after
corporation generally can only make such       the payment of the dividend, capital is less
distributions out of surplus. The net assets   than the capital represented by the
of the corporation upon declaration or         outstanding stock of all classes having a
distribution must remain at least equal to     preference upon the distribution of assets.
the amount of the corporation's stated
capital. Enhance Financial Services            Radian's certificate of incorporation
certificate of incorporation does not provide  provides that the stockholders have the right
otherwise.                                     to receive dividends if and when declared by
                                               the board of directors. For more information
                                               see "Description of Radian Capital
                                               Stock -- Common Stock -- Dividends" and
                                               "Where You Can Find More Information."

                              INSPECTION OF STOCKHOLDER LISTS

         ENHANCE FINANCIAL SERVICES                               RADIAN
---------------------------------------------  ---------------------------------------------

Under New York corporate law, any person who   Delaware corporate law allows any stockholder
has been a shareholder of record has the       to inspect the stock ledger and the other
right, upon five days written demand, to       books and records of a corporation for a
examine the record of shareholders in person   purpose reasonably related to that person's
and to make extracts, during usual business    interest as a stockholder.
hours, for any purpose reasonably related to
such person's interest as a shareholder.       Radian's bylaws provide that the list of
                                               stockholders entitled to vote at a
A shareholder or other person may be denied    stockholder meeting shall be open to
inspection upon refusal to furnish the         inspection by any stockholder, for any
corporation, its transfer agent or registrar,  purpose germane to the meeting, during usual
an affidavit that inspection is not desired    business hours, for 10 days before the
for a purpose which is in the interest of a    meeting.
business or object other than the business of
the corporation and that the shareholder or
person has not offered for sale any list of
shareholders of any corporation either from a
corporation formed, in New York or elsewhere,
for five years, and has not aided or

abetted any person in procuring any record of shareholders for such purpose.

Upon such refusal, the shareholder or person making the demand may apply to the supreme court in the judicial district where the office of the corporation is located for an order directing the corporation to show cause why an order directing such inspection should not be granted. The court shall then hear the parties, by affidavit or otherwise, and if the applicant appears qualified and entitled to inspection, the court shall grant an order compelling inspection and any further relief the court deems just and proper.

The certificate of incorporation and bylaws of Enhance Financial Services are silent on rights of inspection.

                                 LEGAL MATTERS

     Clifford Chance Rogers & Wells LLP, counsel to Enhance Financial Services, has rendered an opinion that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     The validity of the Radian common shares to be issued in the merger will be passed upon for Radian by Howard S. Yaruss, Senior Vice President, Secretary and General Counsel of Radian. Wachtell, Lipton, Rosen & Katz, special counsel to Radian, has rendered an opinion that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

                                    EXPERTS

     The consolidated financial statements of Enhance Financial Services and the combined financial statements of C-BASS incorporated in this document by reference from Enhance Financial Services' Annual Report on Form 10-K/A for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     With respect to the unaudited interim financial information for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Enhance Financial Services' Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


     The consolidated financial statements and the related financial statement schedules of Radian incorporated in this document by reference from the Radian Annual Report of Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Deloitte & Touche LLP, current independent certified accountants of Enhance Financial Services, expect to be present at the Enhance Financial Services special meeting and will be available to respond to appropriate questions from Enhance Financial Services shareholders in attendance. Although these representatives have stated that they do not intend to make any statements at the Enhance Financial Services special meeting, they will have the opportunity to do so.

     Representatives of Deloitte & Touche LLP, current independent certified accountants of Radian, expect to be present at the Radian special meeting and will be available to respond to appropriate questions from Radian stockholders in attendance. Although these representatives have stated that they do not intend to make any statements at the Radian special meeting, they will have the opportunity to do so.

                                 OTHER MATTERS


     Pursuant to New York law, the business that may be conducted at the Enhance Financial Services special meeting is confined to the purpose described in the notice of special meeting of shareholders that accompanies this document.


                           CERTAIN PROXY CARD MATTERS

     Radian stockholders having shares registered in different names will receive a proxy card for each registration. If your Radian common shares are held by a broker as nominee, you will receive a voter information form from your broker. All these Radian common shares will be voted in accordance with the instructions on the proxy card.

                             STOCKHOLDER PROPOSALS


     Any Enhance Financial Services shareholder who intends to present a proposal at Enhance Financial Services' 2001 annual meeting of shareholders (if there is one) for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the written proposal and any written statement in support of the proposal must have been received by the Secretary of Enhance Financial Services at its principal executive offices not later than December 31, 2000. Enhance Financial Services will not be required to include in its proxy statement a form of proxy or shareholder proposal that has been or is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC. If the merger is consummated before the date of this meeting, there will be no 2001 annual meeting of Enhance Financial Services shareholders.



     Any Radian stockholder who intends to present a proposal at Radian's 2001 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must have been received by Radian at its principal executive offices not later than December 4, 2000. Radian will not be required to include in its proxy statement a form of proxy or stockholder proposal that has been or is received after that date or that otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC.



                      WHERE YOU CAN FIND MORE INFORMATION


     Radian has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the Radian common shares to be issued in the merger to Enhance Financial Services shareholders. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Radian and Enhance Financial Services. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     In addition, Radian and Enhance Financial Services file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for information on public reference rooms. You may read and copy this information at the following location of the SEC:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                              Washington, DC 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Radian and Enhance Financial Services, who file electronically with the SEC. The address of that website is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Radian and

Enhance Financial Services at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows Radian and Enhance Financial Services to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that Radian and Enhance Financial Services have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.


ENHANCE FINANCIAL SERVICES COMMISSION FILINGS
             (FILE NO. 1-10967)                             DESCRIPTION OR PERIOD
---------------------------------------------               ---------------------
        Annual Report on Form 10-K/A                     Year ended December 31, 1999
      Quarterly Report on Form 10-Q/A                    Quarter ended March 31, 2000
      Quarterly Report on Form 10-Q/A                    Quarter ended June 30, 2000
      Quarterly Report on Form 10-Q/A                  Quarter ended September 30, 2000
      Proxy Statement on Schedule 14A             Filed on May 2, 2000 for Enhance Financial
                                                  Services' annual meeting held June 1, 2000


         RADIAN COMMISSION FILINGS
             (FILE NO. 1-11356)                            DESCRIPTION OR PERIOD
         -------------------------                         ---------------------
         Annual Report on Form 10-K                     Year ended December 31, 1999
       Quarterly Report on Form 10-Q                    Quarter ended March 31, 2000
       Quarterly Report on Form 10-Q                    Quarter ended June 30, 2000
       Quarterly Report on Form 10-Q                  Quarter ended September 30, 2000
        Current Reports on Form 8-K                      Filed on November 15, 2000
      Proxy Statement on Schedule 14A           Filed on April 10, 2000 for Radian's annual
                                                          meeting held May 9, 2000

     Radian and Enhance Financial Services incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of the Radian special meeting and the Enhance Financial Services special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Radian or Enhance Financial Services, as the case may be, or from the SEC through the SEC's website at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference as an exhibit in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

FOR ENHANCE FINANCIAL SERVICES SHAREHOLDERS:              FOR RADIAN STOCKHOLDERS:
--------------------------------------------              ------------------------
   Enhance Financial Services Group Inc.                     Radian Group Inc.
             335 Madison Avenue                              1601 Market Street
             New York, NY 10017                            Philadelphia, PA 19103
               (212) 984-9200                                  (215) 564-6600

     If you would like to request documents, please do so promptly to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have authorized no one to give you any information or to make any representation about the merger or our companies that differs from or adds to the information contained in this document or in the documents that our companies have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

     If you live in a jurisdiction in which it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

     With respect to the information contained in this document, Enhance Financial Services has supplied the information concerning Enhance Financial Services and Radian has supplied the information concerning Radian and GOLD Acquisition Corporation.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     DATED

                               NOVEMBER 13, 2000

                                     AMONG

                     ENHANCE FINANCIAL SERVICES GROUP INC.

                          GOLD ACQUISITION CORPORATION

                                      AND

                               RADIAN GROUP INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I MERGER OF ACQUISITION AND THE COMPANY.............   A-1
  1.1  The Merger...........................................   A-1
  1.2  Certificate of Incorporation.........................   A-2
  1.3  By-Laws..............................................   A-2
  1.4  Directors............................................   A-2
  1.5  Officers.............................................   A-2
  1.6  Stock of the Company.................................   A-2
  1.7  Stock of Sub.........................................   A-2
  1.8  Distributions with Regard to Company Stock...........   A-3
  1.9  Options and Warrants.................................   A-4
  1.10 Adjustment of Exchange Ratio.........................   A-4
ARTICLE II EFFECTIVE TIME OF MERGER.........................   A-4
  2.1  Date of the Merger...................................   A-4
  2.2  Execution of Certificate of Merger...................   A-4
  2.3  Effective Time of the Merger.........................   A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES..................   A-5
  3.1  Representations and Warranties of the Company........   A-5
  3.2  Representations and Warranties of Parent and Sub.....  A-16
  3.3  Termination of Representations and Warranties........  A-19
ARTICLE IV ACTIONS PRIOR TO THE MERGER......................  A-19
  4.1  Company's Activities Until Effective Time............  A-19
  4.2  Parent's Activities Until Effective Time.............  A-21
  4.3  HSR Act Filings......................................  A-22
  4.4  Licenses and Permits.................................  A-22
  4.5  Registration Statement, Proxy Statements and
       Shareholders Meetings................................  A-22
  4.6  No Solicitation of Offers; Notice of Proposals from
       Others...............................................  A-24
  4.7  Appropriate Action; Consents.........................  A-24
  4.8  Cooperation..........................................  A-25
  4.9  Company Affiliates; Reorganization...................  A-25
  4.10 Takeover Statutes....................................  A-25
  4.11 Certain Contracts....................................  A-25
  4.12 C-BASS...............................................  A-26
  4.13 Benefits.............................................  A-26
  4.14 Support Agreements...................................  A-26
ARTICLE V CONDITIONS PRECEDENT TO MERGER....................  A-26
  5.1  Conditions to the Company's Obligations..............  A-26
  5.2  Conditions to Parent's and Sub's Obligations.........  A-27
ARTICLE VI TERMINATION......................................  A-28
  6.1  Right to Terminate...................................  A-28
  6.2  Manner of Terminating Agreement......................  A-31
  6.3  Effect of Termination................................  A-31
ARTICLE VII ABSENCE OF BROKERS..............................  A-31
  7.1  Representations and Warranties Regarding Brokers and
       Others...............................................  A-31

                                                              PAGE
                                                              ----
ARTICLE VIII OTHER AGREEMENTS...............................  A-31
  8.1  Payment to Parent....................................  A-31
  8.2  Indemnification for Prior Acts.......................  A-32
  8.3  Beneficiaries........................................  A-32
ARTICLE IX GENERAL..........................................  A-33
  9.1  Expenses.............................................  A-33
  9.2  Access to Properties, Books and Records..............  A-33
  9.3  Press Releases.......................................  A-33
  9.4  Entire Agreement.....................................  A-33
  9.5  Effect of Disclosures................................  A-33
  9.6  Captions; Definitions................................  A-33
  9.7  Prohibition Against Assignment; Benefit..............  A-33
  9.8  Notices and Other Communications.....................  A-33
  9.9  Governing Law........................................  A-34
  9.10 Amendments...........................................  A-34
  9.11 Counterparts.........................................  A-34
EXHIBITS
Exhibit 4.9-A  Affiliate Letter.............................  A-36
Exhibit 4.14-A Shareholders Support Agreement...............  A-39

                          AGREEMENT AND PLAN OF MERGER

     This is an Agreement and Plan of Merger (this "Agreement") dated November 13, 2000, among ENHANCE FINANCIAL SERVICES GROUP INC. (the "Company"), a New York corporation, RADIAN GROUP INC. ("Parent"), a Delaware corporation, and GOLD Acquisition Corporation ("Sub"), a New York corporation and wholly owned subsidiary of Parent.

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the "NYBCL"), whereby the issued and outstanding shares of Company Common Stock (as defined herein), other than shares to be canceled in accordance with Section 1.6(b), will be converted into the right to receive the Merger Consideration (as defined herein);

     WHEREAS, as an inducement to Parent to enter into this Agreement, certain significant shareholders of the Company are entering into an agreement with Parent (the "Shareholders Support Agreement") pursuant to which each significant shareholder has, among other things, agreed to vote such significant shareholder's shares of Company Common Stock in favor of the Merger;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                     MERGER OF ACQUISITION AND THE COMPANY

     1.1 The Merger. (a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined herein) pursuant to the Merger, Sub will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, at the Effective Time, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Sub will terminate, and Sub's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 906 of the NYBCL.

     (b) Notwithstanding Section 1.1(a), Parent may elect to modify the structure of the transactions contemplated by this Agreement, including, without limitation, to provide for the merger of the Company directly with and into Parent, so long as (i) there are no adverse tax or other consequences to the holders of Company Common Stock as a result of such modification, (ii) the consideration to be paid to the holders of Company Common Stock under this Agreement is not thereby changed or reduced in form or amount, and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or otherwise delay or jeopardize the closing of the transactions contemplated hereby. In the event that Parent determines to do the foregoing, the parties hereto agree to modify this Agreement and any exhibits, annexes or schedules hereto to reflect such revised terms. In any such event, Parent shall prepare appropriate amendments to this Agreement and any such exhibits, annexes or schedules for execution by the parties hereto. The Company agrees to cooperate fully with Parent to effect such amendments.

     1.2 Certificate of Incorporation. From the Effective Time until subsequently amended, the Certificate of Incorporation of Sub immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, except that it will provide that the name of the Surviving Corporation will be "Enhance Financial Services Group Inc.," and that Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

     1.3 By-Laws. From the Effective Time until subsequently amended, the By-Laws of Sub immediately before the Effective Time will be the By-Laws of the Surviving Corporation.

     1.4 Directors. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation.

     1.5 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office until successors are duly elected or appointed and qualified in accordance with applicable law.

     1.6 Stock of the Company.  (a) Except as provided in Sections 1.6(b) and
(c), at the Effective Time, each share of common stock of the Company, par value $.10 per share, ("Company Common Stock"), that is outstanding immediately before the Effective Time will be converted into and become the right to receive 0.22 (as adjusted pursuant to the immediately succeeding sentence) (the "Exchange Ratio") of a share of common stock, par value $.001 per share, of Parent (such shares, together with the associated rights (the "Parent Shareholder Rights") pursuant to the Amended and Restated Shareholder Rights Agreement, dated as of January 19, 1999, by and between CMAC Investment Corporation (predecessor to Parent) and the Bank of New York, as Rights Agent thereunder, the "Parent Common Stock"), together with any associated Parent Shareholder Rights. If the Singer September 30 Net Worth (as defined herein) shall be less than $36 million, then the Exchange Ratio shall be reduced to equal 0.22 minus the quotient (rounded to the nearest four decimal places) obtained by dividing (1) the quotient obtained by dividing (a) the difference between $36 million and the Singer September 30 Net Worth by (b) 38,500,000, by (2) the Starting Price (as defined herein).

     (b) Each share of Company Common Stock held in the treasury of the Company, or by any direct or indirect wholly owned subsidiary of the Company, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist, and no consideration will be paid with respect to any of those shares of Company Common Stock.

     (c) No fractional shares of Parent Common Stock will be issued as a result of the Merger. Any holder of Company Common Stock that, but for this Section 1.6, would be entitled to receive a fraction of a share of Parent Common Stock as a result of the Merger will, at the Effective Time, have the right to receive, instead of that fraction of a share and without interest, cash equal to the Market Value of a share of Parent Common Stock on the Merger Date (as defined herein) times the fraction. As used herein, the "Market Value" of a share of Parent Common Stock on a day means the average of the Last Sale Price of a share of Parent Common Stock on each of the twenty New York Stock Exchange trading days ending on, and including, that day. As used herein, the "Last Sale Price" of a share of Parent Common Stock on a day given will be the last sale price of a share of Parent Common Stock reported on the New York Stock Exchange consolidated tape prior to 4:00 p.m. New York City time on that day.

     (d) The Parent Common Stock into which a share of Company Common Stock is converted in the Merger as provided in Section 1.6(a), together with the right to receive cash instead of fractional shares, is referred to in this Agreement as the "Merger Consideration."

     1.7 Stock of Sub. At the Effective Time, each share of stock of Sub ("Sub stock") which is outstanding immediately before the Effective Time will be converted into and become one share of the same class of stock of the Surviving Corporation. At the Effective Time, a certificate which represented Sub stock will automatically become and be a certificate representing the number of shares of the class of Surviving Corporation stock into which the Sub stock represented by the certificate was converted.

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

     1.8 Distributions with Regard to Company Stock. (a) Prior to the Effective Time, Parent or Sub will designate a bank or trust company to act as distributing agent in connection with the Merger (the "Distributing Agent"). At, or immediately before, the Effective Time, Parent will provide the Distributing Agent with the shares of Parent Common Stock and any funds which will have to be distributed to holders of Company Common Stock under Section 1.6(c) as a result of the Merger.

     (b) After the Effective Time and until they are distributed to former Company shareholders pursuant to this Agreement, the shares of Parent Common Stock held by the Distributing Agent will be deemed to be outstanding, but the Distributing Agent will not vote those shares or exercise any rights of a shareholder of Parent with regard to those shares of Parent Common Stock. If any dividends are paid with regard to shares of Parent Common Stock while they are held by the Distributing Agent, the Distributing Agent will hold the dividends, uninvested, until such shares of Parent Common Stock are distributed to former holders of Company Common Stock pursuant to this Agreement, at which time the dividends which have been paid with regard to the shares of Parent Common Stock which are being distributed will be paid, without interest, to the persons to whom the shares of Parent Common Stock are being distributed.

     (c) While the Distributing Agent is holding cash provided by Parent under
Section 1.8(a), the Distributing Agent will invest the funds, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody's Investors Services Inc. or Standard & Poors' Rating Services, a division of The McGraw-Hill Companies ("S&P"), or in deposit accounts, certificates of deposit or banker's acceptances of, commercial banks with capital, surplus and undivided profits aggregating more than $200 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (the "SEC") or otherwise).

     (d) Promptly after the Effective Time, the Surviving Corporation will cause the Distributing Agent to mail to each person who was a record holder of Company Common Stock at the Effective Time a form of letter of transmittal for use in effecting the surrender of stock certificates representing Company Common Stock ("Certificates") in order to receive the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the shares represented by the Certificate, and the Certificate will be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of a Certificate. If the Merger Consideration is to be issued to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes (as defined herein) required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of Parent that the Tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Consideration (including any dividends theretofore paid after the Effective Time with regard to shares of Parent Common Stock included in the Merger Consideration), without any interest.

     (e) If a Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable pursuant to this Agreement in respect of the shares represented by the Certificate.

     (f) At any time which is more than six months after the Effective Time, Parent may require the Distributing Agent to deliver to it any Parent Common Stock and any funds which had been made available to the Distributing Agent and have not been disbursed to former holders of Company Common Stock (including, without limitation, interest and other income received by the Distributing Agent in respect of the funds made available to it), and after the Parent Common Stock and funds have been delivered to Parent, former shareholders of the Company must look to Parent for the Merger Consideration. None of Parent, the Surviving Corporation or the Distributing Agent will be liable to any former shareholder of the Company for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (g) After the Effective Time, the Surviving Corporation will not record any transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Consideration.

     1.9 Options and Warrants. At the Effective Time, all Company Stock Options (as defined herein) which are then outstanding and unexercised shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into options to purchase shares of Parent Common Stock on the same terms and conditions under the applicable Company Stock Plan (as defined herein) and the stock option agreement by which such Company Stock Option is evidenced. From and after the Effective Time, (a) the number of shares of Parent Common Stock purchasable upon exercise of such Company Stock Option shall equal the product (rounded to the nearest share) of (1) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time and (2) the Exchange Ratio, and (b) the per share exercise price under each such Company Stock Option shall be equal to the result (rounded to the nearest cent) of dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. As used herein, "Company Stock Options" shall mean each option to purchase shares of Company Common Stock under the stock-based compensation and incentive plans of the Company set forth in Exhibit
1.9 (the "Company Stock Plans").

     1.10 Adjustment of Exchange Ratio. If, after the date of this Agreement, but prior to the Effective Time, the shares of Parent Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise) in the capitalization of Parent, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

                                   ARTICLE II

                            EFFECTIVE TIME OF MERGER

     2.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be the third business day after the first day on which all the conditions in Article V (other than conditions which are to be fulfilled on the Merger Date) have been fulfilled or waived. The Merger Date may be changed with the consent of the Company and Parent.

     2.2 Execution of Certificate of Merger. Not later than 3:00 P.M. New York City time on the day before the Merger Date, (a) Sub and the Company will each execute a certificate of the merger (the "Certificate of Merger") which complies with the requirements of Section 904 of the NYBCL, and deliver it to Wachtell, Lipton, Rosen & Katz for filing with the Department of State of the State of New York on behalf of the parties. Wachtell, Lipton, Rosen & Katz will be instructed that, if it is notified on the Merger Date that all the conditions in Article V have been fulfilled or waived, it is to cause the Certificate of Merger to be filed on behalf of the parties with the Department of State of the State of New York on the Merger Date or as soon after that date as is practicable.

     2.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. Albany, New York time on the day when the Certificate of Merger is filed with the Department of State of the State of New York (that being the "Effective Time").

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

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all corporate powers and all Permits (as defined herein) of Governmental Entities (as defined herein) required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, other than jurisdictions in which the failure to qualify, individually or in aggregate, would not be reasonably expected to have a Material Adverse Effect (as defined herein) on the Company. The Company has heretofore delivered to Parent true and complete copies of the Certificate of Incorporation and By-laws of the Company as currently in effect.

          (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the Merger and adoption of this Agreement by the shareholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company's Board of Directors has determined that the Merger is fair to the Company's shareholders and has voted to recommend to the Company's shareholders that they vote in favor of adopting this Agreement and approving the Merger.

          (c) Except as disclosed by the Company on Exhibit 3.1-C, neither the execution, delivery and performance of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement by the Company will (i) contravene, violate, or result in a breach of, or (ii) require any consent or other action by any person, give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries (as defined in Section 3.1(e)) or to a loss of any benefit to which the Company or any of its subsidiaries is entitled or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any material agreement or material instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound or any Permit or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its subsidiaries, any law, or any order, rule or regulation of any court, arbitrator or other judicial body, governmental agency or instrumentality or other regulatory organization (each, a "Governmental Entity") having jurisdiction over the Company or any of its subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries. As used herein, "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

          (d) Except as disclosed by the Company on Exhibit 3.1-D, no Permits of Governmental Entities, or other governmental action, other than the expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, are required to permit the Company to fulfill all its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (e) Each of the corporations and other entities of which the Company owns, directly or indirectly, 50% or more of the capital stock, partnership or membership interests or other equity, or possesses the power, directly or indirectly, to elect a majority of the members of the board of directors or other governing body of such corporation or other entity (each such corporation or other entity with respect to a party hereto being a "subsidiary" of that party hereto (provided, that for all purposes of this Agreement unless expressly provided otherwise herein, each of Credit-Based Asset Servicing and Securitization LLC ("C-BASS") and Sherman Financial Group LLC ("Sherman") shall be deemed to be subsidiaries of the Company)) has been duly authorized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and is qualified to do business as a foreign corporation in each jurisdiction in which it is required to be qualified, except jurisdictions in which the failure to qualify, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company. As used herein, "Material Adverse Effect" with respect to a party hereto means a material adverse effect (i) on the business, properties, assets, liabilities (including contingent liabilities), condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries, taken as a whole, or (ii) on the ability of such party timely to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that changes or events set forth on Exhibit 3.1-E shall not constitute a Material Adverse Effect on the Company.

          (f) The only authorized stock of the Company is 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of the close of business on November 10, 2000, the only outstanding stock of the Company was 38,223,467 shares of Company Common Stock. All the outstanding shares of Company Common Stock have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.1-F, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock. Except as set forth in this Section 3.1(f) and except for changes since the close of business on November 10, 2000, resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding
     (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or any of its subsidiaries or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as disclosed on Exhibit 3.1-F, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or register for sale or offering any securities referred to in clause (i), (ii) or (iii) above.

          (g) Except as shown on Exhibit 3.1-G, (i) all the shares of stock or other equity interests owned by the Company or a subsidiary of the Company of each of the Company's subsidiaries are (to the extent such concept is applicable) duly authorized, validly issued, fully paid, and non-assessable, are owned by the Company or a subsidiary of the Company free and clear of any Liens and are not subject to any preemptive rights, and (ii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries. Exhibit 3.1-G sets forth a complete and correct list of all subsidiaries of the Company. Except as disclosed by the Company in Exhibit 3.1-G, neither the Company nor any of its subsidiaries holds any interest in a partnership or joint venture of any kind.

          (h) Since January 1, 1997, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 as amended (the "Exchange Act") or the rules and regulations promulgated thereunder (collectively, the "Company Reports"). The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and as of the date of such Company Report, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          (i) (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1999 (as amended by the Form 10-K/A filed on September 20, 2000, the "Company 10-K") and its Report on Form 10-Q for the period ended March 31, 2000 (as amended by the Form 10-Q/A filed on September 20, 2000, the "Company March 10-Q") and its Report on Form 10-Q for the period ended June 30, 2000 (as amended by the Form 10-Q/A filed on September 20, 2000, the "Company June 10-Q") which the Company filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Exchange Act. Without limiting Section 3.1(h), the financial statements included in the Company 10-K and the Company June 10-Q all were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except to the extent that unaudited interim financial information included in the Company Reports does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations and cash flows of the Company and its subsidiaries at the dates, and for the periods, to which they relate. Except as disclosed by the Company on Exhibit 3.1-I(1), at the date of this Agreement, the Company has not filed any reports with the SEC with regard to any period which ended, or any event which occurred after June 30, 2000. The estimates of the Company's revenues and net income for the quarter ended September 30, 2000, which were disclosed by the Company to Parent as of the date hereof, are substantially similar to the Company's actual revenues and net income for the quarter ended September 30, 2000.

          (2) The audited balance sheets of the Company's insurance subsidiaries as of December 31, 1999, and the related statements of operations and statements of cash flows for the year then ended, and their respective annual statements for the fiscal year ended December 31, 1999 (the "Insurance Subsidiary Annual Statements") filed with the insurance regulatory authorities in their respective jurisdictions of domicile (collectively, the "Regulators"), copies of which have been delivered to Parent, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations and cash flows for the year then ended in conformity with SAP. As used herein, "SAP" means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted or promulgated by the respective states of incorporation of the Company's insurance subsidiaries and applied in a consistent manner throughout the periods involved. The other information contained in the Insurance Subsidiary Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with applicable requirements. The balance sheets of the Company and its subsidiaries at dates after December 31, 1999, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to Parent, fairly present in all material respects the applicable insurance subsidiaries' respective statutory financial conditions as of such dates and the results of their respective operations and cash flows for the periods then ended in conformity with SAP consistently applied.

          (j) Except as disclosed by the Company in the Company June 10-Q or in
     Exhibit 3.1-J, since December 31, 1999, (i) the Company and its subsidiaries (other than insignificant subsidiaries not involved in the insurance business) have conducted their respective businesses only in the ordinary course and a manner consistent with past practice and (ii) nothing has occurred and there has been no development or state of circumstances which, individually or in aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

          (k) The assets and properties owned, leased or licensed by the Company and its subsidiaries constitute, in the aggregate, all the assets (including Intellectual Property (as defined herein)) necessary to the conduct of their businesses and operations as they currently are being conducted. All such assets and properties (other than as Parent and the Company may mutually agree) will be owned, leased or licensed by the Company and its subsidiaries at the Effective Time and will as of the Effective Time permit the Surviving Corporation and its subsidiaries to conduct such businesses and operations in substantially the same manner as such businesses and operations have been conducted by the Company and its subsidiaries prior to the Effective Time.

          (l) The Company and its subsidiaries have at all times complied, and currently are complying, with all, and none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any, applicable Federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (m) (1) The Company and its subsidiaries have all licenses, consents, authorizations, franchises, waivers, approvals, certificates, filings and permits ("Permits") which are required to enable them to own and conduct their businesses as they currently are being conducted, and all such Permits are in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company, no material violations exist in respect of any Permit of the Company and its subsidiaries, and no proceeding or investigation is pending, or to the best of the Company's knowledge threatened, that would be reasonably likely to result in the suspension, revocation, limitation or restriction of any Permit and, to the best of the Company's knowledge, there is no reasonable basis for the assertion of any such material violation or the institution of any such proceeding.

          (2) All insurance policies issued by any subsidiary of the Company which are now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities, or have been filed with and not objected to by such authorities within the period provided for such objection.

          (3) The Company and each subsidiary of the Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by the Company or any subsidiary of the Company, respectively, with any applicable Federal, state or local regulatory authorities, including to state insurance regulatory authorities. All such material reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. All premium rates, rating plans and policy forms established or used by the Company or any subsidiary of the Company that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto, except where the failure to make such filing or obtain such approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (n) With the possible exception of Tax Returns (as defined herein) of subsidiaries, which Tax Returns would not be material, the Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns which it has been required to file and has paid all Taxes shown on such Tax Returns to be due. Such Tax Returns are complete and accurate in all material respects. Such Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or its subsidiary and which have been adequately reserved against in accordance with GAAP on the consolidated balance sheet at June 30, 2000 included in the Company June 10-Q. Except as shown on Exhibit 3.1-N, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns or for the assessment or collection of any Tax has been requested or is in effect, (ii) there are no tax liens against the Company or any of its subsidiaries or any of their assets, except with respect to current Taxes not yet due, (iii) no Federal, state, or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently

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     pending or threatened in writing with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary of the Company is a party to or is bound by any agreement or arrangement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary of the Company has participated in or cooperated with any international boycott as that term is used in Section 999 of the Code, (vi) neither the Company nor any subsidiary of the Company has filed a consent pursuant to
     Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary of the Company, (vii) no issues have been raised with the Company or any of its subsidiaries by any taxing authority in connection with any audit or examination of its Tax Returns, (viii) neither the Company nor any of its subsidiaries has any liability for the Taxes of any person (other than the Company and subsidiaries of the Company that are members of the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise, (ix) within the past five years, neither the Company nor any of its subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code and (x) the Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. For the purposes of this Agreement, "Taxes" means all taxes (including withholding taxes), assessments, levies and other like governmental charges, and any related interest or penalties. As used herein, "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

          (o) (i) The Company and its subsidiaries have all material environmental Permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Law (as defined herein), which Permits are in full force and effect, (ii) except as shown on Exhibit 3.1-O, neither the Company nor any subsidiary has received any notice of material noncompliance or material liability under any Environmental Law, (iii) the Company and its subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws and (iv) neither the Company nor any subsidiary is subject to any order of a Governmental Entity requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order or other action, claim, suit, proceeding, investigation or review related to any Environmental Law is pending or, insofar as any officer of the Company is aware, threatened against the Company. As used herein, "Environmental Law" means any Federal, state, local or foreign law, rule, regulation, guideline or other legally enforceable requirement of a Governmental Entity relating to protection of the environment, to environmental conditions which affect human health or safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          (p) None of the software, databases, computer firmware, computer hardware (whether general or special purpose), or other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company or by any of its subsidiaries in the conduct of their respective businesses malfunctioned, ceased to function, generated incorrect data, or provided incorrect results when processing, providing and/or receiving date-related data with respect to dates after December 31, 1999 due to the change from the twentieth to the twenty-first century, and the Company has no reason to expect any such effects in the future.

          (q) Except as shown on Exhibit 3.1-Q, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code as a result of the transactions which are the subject of this Agreement (either alone or in conjunction with any other event).

          (r) Except as shown on Exhibit 3.1-R, there are no material liabilities of the Company or any subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities provided for in the consolidated balance sheet of the Company as of June 30, 2000 as set forth in the Company June 10-Q, contingent liabilities under insurance policies in excess of the reserves required by GAAP, and liabilities incurred since the date of such balance sheet in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and liabilities or obligations under this Agreement.

          (s) (1) Except as disclosed by the Company on Exhibit 3.1-S(1), neither the Company nor any of its subsidiaries is a party to or bound by
     (i) any agreement any of the benefits or costs of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement; (ii) any agreement which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange
     Act) that has not been filed or incorporated by reference in the Company Reports; (iii) any agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement; (iv) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement relating thereto, other than any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $500,000 (other than agreements entered into by the Company or its subsidiaries after the date hereof in accordance with this Agreement in the ordinary course of their businesses (including insurance, reinsurance and surety obligations incurred by the Company's insurance subsidiaries)); (v) any material license, franchise or similar agreement necessary for the operation of the business of the Company and its subsidiaries, taken as a whole, as it is operated as of the date hereof; (vi) any agreement that restricts or prohibits the Company or any subsidiary or affiliate of the Company from competing with any person in any line of business or from competing in, engaging in or entering into any line of business in any geographical area; (vii) any ceded reinsurance agreement applicable to insurance in force written by any subsidiary of the Company; (viii) any agreement containing "change in control" or similar provisions relating to a change in control of the Company or any of its subsidiaries; (ix) any "stop loss" agreement, other than those entered into in the ordinary course of business consistent with past practice; (x) any agreement (other than insurance policies or other similar agreements issued by any subsidiary of the Company in the ordinary course of business) pursuant to which the Company or any subsidiary of the Company is obligated to indemnify any other person; (xi) any agreement (other than any option agreement under a Company Stock Plan) with any affiliate of the Company (other than a subsidiary of the Company) or any director, officer or employee of the Company or any of its subsidiaries or affiliates; (xii) any agreement relating to any joint venture or similar arrangement; (xiii) any other agreement that is, in the Company's judgment, material to the business or operations of the Company and its subsidiaries, taken as a whole, or (xiv) any guaranty of any of the foregoing. As used in this
     Section 3.1(s), "agreement" means any agreement, contract, arrangement, commitment or understanding (whether written or oral).

          (2) The Company has heretofore furnished or made available to Parent complete and correct copies (or, if oral, accurate written summaries) of the items listed in Exhibit 3.1-S(1), each as amended or modified to the date hereof, including any waivers with respect thereto (the "Company Significant Agreements"). Except as specifically disclosed therein: (i) each of the Company Significant Agreements is valid and binding on the Company or its subsidiaries, as applicable, and in full force and effect;
     (ii) the Company and each of its subsidiaries, as applicable, have in all material respects performed all material obligations required to be performed by them to date under each Company Significant Agreement; (iii) neither the Company nor any of its subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement, except in the case of clauses (ii) and (iii) above, such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Set forth on Exhibit 3.1-S(2) is a description of any material changes as of the date hereof to the amount and terms of the indebtedness of the Company and its subsidiaries from that described in the financial statement footnotes in the Company 10-K (or, as to C-BASS and Sherman, from that shown on Exhibit 3.1-S(2)).

          (3) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any insurance subsidiary of the Company is a party or under which the Company or any such insurance subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements as to which the failure to be in full force and effect, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. Except as disclosed by the Company on Exhibit 3.1-S(3)(A), neither the Company nor any insurance subsidiary of the Company, nor, to the best of the Company's knowledge, any other party to a reinsurance or coinsurance treaty or agreement to which the Company or any insurance subsidiary of the Company is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may (whether with notice, lapse of time or both) terminate such agreement solely by reason of the transactions contemplated by this Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. Except as disclosed by the Company on Exhibit 3.1-S(3)(A), as of the date hereof, no insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the ceding to the Company and the insurance subsidiaries of the Company, or the ceding by the Company and the insurance subsidiaries of the Company, of insurance or reinsurance business in an aggregate amount equal to five percent or more of the consolidated gross premiums written by the Company and the insurance subsidiaries of the Company for the year ended December 31, 1999. Except for each of MBIA Inc. and its affiliates ("MBIA"), FGIC (as defined herein) and Connie Lee Insurance Company, in each case as disclosed in Exhibit 3.1-S(3)(B), no ceding company has any rights under any circumstances whatsoever (other than as a result of future downgrades in financial ratings) to terminate on a cut-off basis any reinsurance contract it has entered into with an insurance subsidiary of the Company or will obtain any such rights as a result of the transactions contemplated by this Agreement, provided that nothing in this sentence shall affect Parent's rights under Section 6.1(i).

          (t) Except as shown on Exhibit 3.1-T or for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by the Company or any subsidiary of the Company, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any subsidiary of the Company or any of their respective properties before any Governmental Entity which is reasonably likely to result in damages individually in excess of $500,000 or damages in the aggregate in excess of $1,000,000. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any subsidiary of the Company or any of their respective properties before any Governmental Entity which would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Neither the Company nor any subsidiary of the Company nor any of their respective properties is subject to any material order or judgment which would prevent or delay the consummation of the transactions contemplated hereby.

          (u) (1) Each reserve and other liability amount in respect of the insurance business, including, without limitation, reserve and other liability amounts in respect of insurance policies, established or reflected in the Insurance Subsidiary Annual Statements was reviewed and certified by an independent actuary in accordance with applicable state insurance laws and regulations. Each reserve and other liability amount in respect of the insurance business, including, without limitation, reserve and other liability amounts in respect of insurance policies, established or reflected in any financial statements filed with Regulators with regard to dates or periods after December 31, 1999 was reviewed by an independent actuary to the extent required by applicable state insurance laws and regulations. Each insurance subsidiary of the Company owns assets that qualify as admitted assets under the insurance laws, rules and regulations of the jurisdiction of domicile of such subsidiary in an amount equal to the sum of all the reserves and liability amounts and the minimum statutory capital and surplus as required by the insurance laws, rules and regulations of the jurisdiction of domicile of such subsidiary. The reserves set forth in the Insurance Subsidiary Annual Statements for the years indicated for payment of insurance policy benefits, losses, claims and expenses were considered by management of the Company to be adequate as of the date of such statements to cover the total amount of all reasonably anticipated insurance liabilities of the insurance company subsidiaries of the Company.

          (2) Except as shown in Exhibit 3.1-U(2), each of the insurance subsidiaries of the Company is entitled to take full credit in its statutory financial statements pursuant to applicable insurance laws for ceded reinsurance under all ceded reinsurance agreements in effect on the date hereof to which any insurance subsidiary is a ceding party and under which there is liability of either party to the agreement (collectively the "Company Existing Reinsurance Agreements"), and except as disclosed by the Company in Exhibit 3.1-U(2), there is no claim under any Company Existing Reinsurance Agreement that is disputed by any other party to such Company Existing Reinsurance Agreement.

          (v) Other than with respect to Credit2B.com Inc., a Delaware corporation ("Credit2B") as shown on Exhibit 3.1-V or in the ordinary course of its portfolio investment activities or loss mitigation activities, neither the Company nor any of its subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other person in excess of $500,000 with respect to any individual person or $1,000,000 in the aggregate.

          (w) (1) Exhibit 3.1-W(1) includes a complete list of each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether formal or informal, written or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change in control or fringe benefit plan, program or agreement under which the Company or any of its subsidiaries provides or may be required to provide benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof (each, an "Employee Benefit Plan"). Except as disclosed by the Company on
     Exhibit 3.1-W(2), neither the Company nor any subsidiary is a party to any agreement or arrangement providing for annual future compensation of $500,000 or more with any officer, consultant, director or employee.

          (2) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of:
     (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts, other funding vehicles and any amendments thereto (including, without limitation, the Vice President Agreement Amendments); (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any, or the pending determination letter request submitted to the IRS for the Qualified Plans listed on
     Exhibit 3.1-W(3). The Company has also delivered or made available to Parent a true, correct and complete copy of each handbook, manual or similar document, as currently in effect, which is distributed by the Company or any subsidiary to its employees which lists or describes the Employee Benefit Plans in which they are, or are entitled to be, participants, which documents are consistent with the materials provided or made available to Parent pursuant to the preceding sentence. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved, nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

          (3) Exhibit 3.1-W(3) identifies each Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (each, a "Qualified Plan"). The IRS has issued, or (in the case of Qualified Plans listed on Exhibit 3.1-W(3)) there is a pending request for, a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Employee Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (4) All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or to the extent any Employee Benefit Plan is unfunded, have been fully reflected on the financial statements included in the Company June 10-Q and/or the financial statements of C-BASS and/or Sherman previously provided to Parent or have been otherwise disclosed to Parent. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either
     (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) unfunded.

          (5) With respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all other laws and regulations applicable to such Employee Benefit Plan and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security or the imposition of any Lien on the assets of the Company or any of its subsidiaries with respect to an Employee Benefit Plan under ERISA or the Code.

          (6) With respect to each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived;
     (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate such Employee Benefit Plan and, to the best of the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

          (7) (i) Except as set forth in Exhibit 3.1-W(7), no Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); (ii) none of the Company and its subsidiaries nor any of their respective ERISA Affiliates (as defined herein) has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

          (8) There does not now exist, nor do any circumstances exist that could result in, any liability (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the

     Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, or (v) under corresponding or similar provisions of foreign laws or regulations that would be a liability of the Company or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (9) Exhibit 3.1-W(9) sets forth (i) an accurate and complete description of each provision of any Employee Benefit Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or could limit the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (ii) the name of each "disqualified individual" within the meaning of Section 280G of the Code,
     (iii) the name of each person who has a contractual right to receive an excise tax gross-up and (iv) the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by the Company and its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

          (10) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (11) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to the best of the Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any of the Employee Benefit Plans, or against any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Employee Benefit Plans, which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Employee Benefit Plan or a participant therein.

          (12) The Company, its subsidiaries and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws (collectively, "WARN") and the financial statements of the Company and each of its subsidiaries included in the Company Reports reflect adequate accruals for all current and expected liabilities (including pay in lieu of notice) under WARN.

          (13) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

          (14) As used herein, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (x) The Company and its subsidiaries own or otherwise have rights to use and, as of and from the Effective Time, will own or otherwise have rights to use (in each case, free and clear of any material

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     Liens or other material limitations or restrictions) all Intellectual
     Property used in their respective businesses as currently conducted and as contemplated to be conducted; the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the best of the Company's knowledge, no person is challenging, infringing on or otherwise violating any right of the Company or any subsidiary of the Company with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. From and after the Effective Time, the Company and its subsidiaries will own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Intellectual Property used in the conduct of their respective businesses and operations as currently conducted in the same manner as such Intellectual Property has been used to conduct such businesses and operations prior to the date hereof. As used herein, "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings, software, computer code and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (y) To the best of the Company's knowledge, there are no circumstances, and neither the Company nor its subsidiaries nor, to the best of the Company's knowledge, any of its other affiliates has taken or agreed to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (z) The Board of Directors of the Company has duly approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the restrictions on "business combinations" set forth in Section 912 of the NYBCL. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or Federal laws in the United States applicable to the Company or any of its subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

          (aa) Since December 31, 1999, except as shown on Exhibit 3.1-AA(1), there have been no transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's affiliates (other than affiliates that are now and were at such time wholly owned subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act. Except with respect to Credit2B as set forth in Exhibit 3.1-AA(2), the Company is not obligated, without its consent, to make any loan, advance or capital contributions to or investments in any person, including C-BASS, Sherman or Credit2B.

          (bb) Neither the Company nor any of its subsidiaries is an "investment company" as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of its subsidiaries sponsors any person that is such an investment company.

          (cc) The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Company's shareholders.

          (dd) (1) Each contract that is material to Singer's business to which Singer (as defined herein) is a party (each, a "Singer Material Contract" and collectively, the "Singer Material Contracts"), including all contracts with respect to lottery, structured or viatical settlements or securitizations related thereto, is

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     a valid, binding and enforceable obligation of Singer. There is no default under any Singer Material Contract by Singer or, to the Company's knowledge, except as listed on Exhibit 3.1-DD, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Singer, or, to the Company's knowledge, any other party, which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as listed on Exhibit 3.1-DD, as of the date hereof, no party to any Singer Material Contract has given notice to the Company or Singer or made a claim against the Company or Singer with respect to any breach or default thereunder, which breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Each Singer Material Contract, together with any amendments thereto, has been disclosed to Parent, except as set forth on Exhibit 3.1-DD. The enforceability of any Singer Material Contract shall not be impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and, as of the date hereof, no Singer Material Contract requires that a transaction of the kind contemplated by this Agreement receive the approval of any party to such Singer Material Contract, except where such impairments or failures to receive approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (2) Each Singer Material Contract is properly reflected on Singer's servicing system as of the date hereof and the run-off model with respect to Singer (the "Singer Run-Off Model") heretofore provided by the Company to Parent properly reflects each Singer Material Contract, except to the extent that the failure of any or all of the Singer Material Contracts which require servicing of obligations to be properly reflected on Singer's servicing system as of the date hereof and the failure of such Singer Run-Off Model to properly reflect any or all of the Singer Material Contracts to which the Singer Run-Off Model is relevant would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (ee) This Agreement and each certificate or other instrument or document furnished by or on behalf of the Company to Parent pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of circumstances under which they were made, not misleading.

     3.2 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

          (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Sub is a wholly owned subsidiary of Parent.

          (b) Each of Parent and Sub has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of Parent and Sub to enter into this Agreement and carry out the transactions contemplated by it, other than approval by the shareholders of Parent, have been taken. This Agreement has been duly executed by each of Parent and Sub and is a valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms. Parent's Board of Directors has determined that the Merger is fair to Parent's shareholders and has voted to recommend to Parent's shareholders that they vote in favor of adopting this Agreement and approving the Merger.

          (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will contravene, violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of either Parent or Sub, any material agreement or material instrument to which either Parent or Sub or any other subsidiary

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     of Parent is a party or by which any of them is bound, any law, or any order, rule or regulation of any Governmental Entity having jurisdiction over Parent or any of its subsidiaries, including Sub.

          (d) Except for any need to file any forms with or receive any Permits of insurance regulatory authorities, no Permits of Governmental Entities, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, and the Permits or actions contemplated by Section 3.1(d), are required to permit each of Parent and Sub to fulfill all its obligations under this Agreement.

          (e) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Sub has not, and at the Effective Time will not have, engaged in any activities or incurred any obligations or liabilities, except the activities relating to the transactions contemplated by this Agreement and obligations and liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

          (f) Parent and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon Parent.

          (g) The only authorized stock of Parent is 100 million shares of Parent Common Stock and 20 million shares of preferred stock, par value $.001 per share. As of the close of business on November 10, 2000, the only outstanding stock of Parent was 37,839,735 shares of Parent Common Stock and 800,000 shares of $4.125 preferred stock, par value $.001 per share (the "Parent Preferred Stock"). All the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and issued and are fully paid and non-assessable. Except as contemplated by this Agreement and except for the Parent Shareholder Rights and not more than 6,500,000 options to acquire Parent Common Stock, as of the close of business on November 10, 2000, Parent has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent to issue or sell any of its stock.

          (h) (i) Each of Parent's subsidiaries has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all the shares of stock owned by Parent or a subsidiary of Parent of each of Parent's subsidiaries are (to the extent such concept is applicable) duly organized, validly issued, fully paid and non-assessable, are owned by Parent or a subsidiary of Parent free and clear of any Liens and are not subject to any preemptive rights, and (iii) as of the date hereof, neither Parent nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, Parent or any subsidiary to issue or sell any stock or other equity interests in any of Parent's subsidiaries and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of Parent's subsidiaries.

          (i) Since January 1, 1997, Parent has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act, the Exchange Act or the rules under them (collectively, the "Parent Reports"). The Parent Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and as of the date of such Parent Report, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          (j) (1) Parent's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Parent 10-K") and its Report on Form 10-Q for the period ended March 31, 2000 (the "Parent March 10-Q") and its Report on Form 10-Q for the period ended June 30, 2000 (the "Parent June 10-Q") which Parent filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did

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     not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Without limiting what is said in Section 3.2(i), the financial statements included in the Parent 10-K and the Parent June 10-Q all were prepared in accordance with GAAP applied on a consistent basis (except to the extent that unaudited interim financial information included in the Parent Reports does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations and cash flows of Parent and its subsidiaries at the dates, and for the periods, to which they relate. At the date of this Agreement, Parent has not filed any reports with the SEC with regard to any period which ended, or any event which occurred after, June 30, 2000.

          (2) The audited balance sheets of Parent's insurance subsidiaries as of December 31, 1999, and the related statements of operations and statements of cash flows for the year then ended, and their respective annual statements for the fiscal year ended December 31, 1999 (the "Parent Insurance Subsidiary Annual Statements") filed with the Regulators, copies of which have been delivered to the Company, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations and cash flows for the year then ended in conformity with SAP. The other information contained in the Parent Insurance Subsidiary Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with applicable requirements. The balance sheets of Parent and its subsidiaries at dates after December 31, 1999, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to the Company, fairly present in all material respects the applicable insurance subsidiaries' respective statutory financial conditions as of such dates and the results of their respective operations and cash flows for the periods then ended in conformity with SAP consistently applied.

          (k) Except as disclosed by Parent in the Parent June 10-Q, since December 31, 1999, (i) Parent and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and (ii) nothing has occurred and there has been no development or state of circumstances which, individually or in aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

          (l) Parent and its subsidiaries have at all times complied, and currently are complying, with all, and none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any, applicable Federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

          (m) (1) Parent and its subsidiaries have all Permits which are required to enable them to conduct their businesses as they currently are being conducted, and all such Permits are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent, no material violations exist in respect of any Permit of Parent and its subsidiaries, and no proceeding or investigation is pending, or to the best of Parent's knowledge threatened, that would be reasonably likely to result in the suspension, revocation, limitation or restriction of any Permit and, to the best of Parent's knowledge, there is no reasonable basis for the assertion of any such material violation or the institution of any such proceeding.

          (2) Parent and each subsidiary of Parent has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by Parent or any subsidiary of Parent, respectively, with any applicable Federal, state or local regulatory authorities, including to state insurance regulatory authorities. All such material reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents,

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     registrations, filings or submissions that have not been satisfied. All premium rates, rating plans and policy forms established or used by Parent or any subsidiary of Parent that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, and the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto, except where the failure to make such filing or obtain such approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

          (n) Parent and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Such Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by Parent or its subsidiary and which have been adequately reserved against in accordance with GAAP on the consolidated balance sheet at June 30, 2000 included in the Parent June 10-Q.

          (o) To the best of Parent's knowledge, there are no circumstances, and neither Parent nor its subsidiaries nor, to the best of Parent's knowledge, any of its other affiliates has taken or agreed to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.3 Termination of Representations and Warranties. The representations and warranties in Sections 3.1, 3.2 and 7.1 will terminate at the Effective Time, and none of the Company, Parent or Sub will have any rights or claims as a result of any of those representations or warranties after the Effective Time.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE MERGER

     4.1 Company's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, the Company will, and, to the extent it has the power to do so, will cause each of its subsidiaries to, except with the written consent of Parent:

          (a) Operate its business in the ordinary course and in a manner consistent with past practice, except that the Company may sell its interest in Credit2B pursuant to the proviso in Section 4.1(j).

          (b) Use reasonable best efforts to preserve intact its business, maintain the goodwill of its business and the continued employment of its executives and other employees and maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

          (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

          (d) Not incur any indebtedness for borrowed money or issue any debt securities other than borrowings of up to $1,000,000 in the aggregate in the ordinary course of business under working capital lines disclosed in the notes to the consolidated balance sheet at December 31, 1999 included in the Company 10-K; provided, however, that Singer shall use all reasonable efforts to replace its warehouse financing with permanent financing; provided further, however, that in no event shall the consolidated debt on the consolidated balance sheet of the Company and its subsidiaries (excluding C-BASS and Sherman) at any time prior to the Effective Time exceed $250,000,000; provided further, however, that the Company shall not between the date of this Agreement and the Effective Time make or become liable for any guarantees other than the $25,000,000 guarantee with respect to Sherman previously disclosed to Parent (it being understood that this subparagraph does not preclude subsidiaries from entering into suretyship or insurance contracts or giving guarantees in the ordinary course of their businesses consistent with past practice).

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          (e) Not enter into any commitments involving loans, capital contributions or advances (other than loans, capital contributions or advances to or investments in wholly owned subsidiaries of the Company made in the ordinary course consistent with past practice or loans, capital contributions or advances which the Company or a subsidiary is at the date of this Agreement committed to make as disclosed on Exhibit 4.1-E), except in each case in the ordinary course of business in an amount not to exceed $50,000 in the aggregate, and not voluntarily incur any contingent liabilities, except in the ordinary course of the Company's insurance business.

          (f) Not (i) redeem, acquire or purchase any of its stock and not declare, set aside, make or pay any dividends, or other distributions with respect to its capital stock or repayments of debt to its shareholders, other than (x) quarterly dividends not exceeding $.06 per share, (y) payments by subsidiaries of the Company to the Company or to wholly owned subsidiaries of the Company or (z) a dividend of Excess Credit2B Proceeds, where "Excess Credit2B Proceeds" shall equal 60% of the pre-tax cash proceeds derived from a disposition of Credit2B prior to the Closing Date after deducting from such proceeds (A) all transaction costs associated with such disposition, (B) all amounts contributed to Credit2B or required to be contributed to Credit2B by the Company and (C) an appropriate reserve for any liabilities, actual or contingent, of Credit2B for which the Company may remain liable, or (ii) enter into any agreement with respect to the voting of its capital stock.

          (g) Not make (1) any loans, advances or capital contributions to or investments in any person (including C-BASS, Sherman or Credit2B) (other than loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company made in the ordinary course consistent with past practice or loans, advances or capital contributions which the Company or a subsidiary is at the date of this Agreement committed to make as disclosed on Exhibit 4.1-G) or (2) any loans or advances (other than advances for travel and other normal business expenses) to shareholders, directors, officers or employees.

          (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

          (i) Comply in all material respects with all applicable laws and regulations of Governmental Entities.

          (j) Not acquire, purchase, sell or otherwise dispose of or encumber any property or assets, create or assume any Lien on any material assets or engage in any activities or transactions, except in each case in the ordinary course of business consistent with past practices; provided, however, that (1) the Company may sell Credit2B (provided further, however, that such sale shall not have any adverse effect, or otherwise impose any obligation or liability, contingent or otherwise, on the Company or any of its subsidiaries, without Parent's prior written consent), (2) without limiting the foregoing, the Company shall be precluded from selling its interest in C-BASS pursuant to the Partnership Purchase Agreement (as defined herein) in accordance with the terms of such Partnership Purchase Agreement, and (3) the Company will, and will cause each of its subsidiaries to, not sell, assign, transfer or otherwise dispose of, or purchase or otherwise acquire, any assets of Singer Asset Finance Co. ("Singer"), other than assets set forth on Exhibit 4.1-J, which Exhibit shall set forth the terms of any such sale, assignment, transfer, disposition, purchase or acquisition.

          (k) Not (i) increase the compensation payable or to become payable to its officers or employees, (ii) pay annual bonuses for 2000 in excess of the aggregate amount, and subject to the conditions, set forth in Exhibit 4.1-K, (iii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into, become an employer with regard to or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iv) increase the benefits payable under any existing severance or termination pay policies or employment

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     agreements, (v) enter into any employment, deferred compensation or other similar agreement (or amendment to any such existing agreement) or (vi) take any action to accelerate the vesting of any stock-based compensation (other than carrying out the transactions contemplated by this Agreement).

          (l) Not amend its certificate of incorporation or by-laws or equivalent documents.

          (m) Not (i) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of any of its capital stock (except upon exercise of options which are outstanding on the date of this Agreement as disclosed by the Company in
     Exhibit 3.1-F or in payment of directors fees in accordance with past practice under the terms of the Director Stock Ownership Plan for those directors who have elected prior to June 30, 2000 to receive their fees in stock) or any options, warrants, rights of any kind to acquire such capital stock or convertible or exchangeable securities (other than automatic annual stock option grants under the Company's Non-Employee Directors' Option Plan, if the Effective Time is after December 31, 2000, in an aggregate amount not to exceed 70,000 shares of Company Common Stock) or
     (ii) split, combine, or reclassify its capital stock or amend any material term of any outstanding security.

          (n) Not file any income Tax Return other than in the ordinary course of business and consistent with past practice, make any Tax election, settle or compromise any Tax liability or change any method of accounting for Tax purposes.

          (o) Not terminate, cancel or request any material change in, or agree to any material change in, any Company Significant Agreement, or waive any material rights (including any rights under confidentiality agreements) other than in the ordinary course of business, consistent with past practice.

          (p) Not make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $50,000 for the Company and its subsidiaries taken as a whole (it being understood that purchases of assets in the ordinary course of business by C-BASS or other subsidiaries do not, for the purposes of this Agreement, constitute capital expenditures).

          (q) Not change any of its investment policies or any of the accounting principles, practices, methods or policies (including any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, GAAP, SAP or Regulation S-X promulgated under the Securities Act and Exchange Act.

          (r) Not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against prior to the date hereof in the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred thereafter in the ordinary course of business consistent with past practice.

          (s) Not enter into any amendment to any reinsurance agreement (including the proposed amendments referred to in Exhibit 3.1-C).

          (t) Not take any action that would or would reasonably be expected to make any representation and warranty of the Company hereunder untrue in any material respect at, or as of any time prior to, the Effective Time, or result in any condition to the obligation of the parties hereto to consummate the Merger set forth in Article V not being satisfied.

          (u) Not authorize or enter into any agreement, or commit or resolve, to take any of the actions referred to in Sections 4.1(c) through (t) above.

     4.2 Parent's Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, Parent will, and will cause each of its subsidiaries to:

          (a) Operate its business in the ordinary course and in a manner consistent with past practices (provided, however, that Parent may engage in any acquisition, merger or similar transaction if the Board

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     of Directors of Parent determines that such acquisition, merger or similar transaction is in the best interest of the shareholders of Parent).

          (b) Use reasonable best efforts to maintain the goodwill of its business and the continued employment of its executives and other employees and to maintain good relationships with the vendors, supplies, contractors and others with which it does business.

          (c) Comply in all material respects with all applicable laws and regulations of Governmental Entities.

          (d) Not amend its certificate of incorporation or by-laws.

          (e) Not take any action that would or would reasonably be expected to make any representation and warranty of the Company hereunder untrue in any material respect at, or as of any time prior to, the Effective Time, or result in any condition to the obligation of the parties hereto to consummate the Merger set forth in Article V not being satisfied.

          (f) Not authorize or enter into any agreement, or commit, to take any of the actions referred to in Sections 4.2(c) through (e) above.

     4.3 HSR Act Filings. The Company and Parent will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will use reasonable best efforts (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Parent will each provide information and cooperate in all other respects to assist and cooperate with the other of them in making its filing under the HSR Act.

     4.4 Licenses and Permits. The Company and Parent will each, as promptly as practicable, file all applications and use reasonable best efforts to obtain all Permits of Governmental Entities (including approvals of transfers of Permits and of a change in control of the Company and its subsidiaries) which are necessary to enable the Company to effectuate the Merger and the other transactions contemplated hereby and to enable the Company and its subsidiaries to continue to conduct their respective businesses after the Effective Time substantially as they are being conducted immediately before the Effective Time.

     4.5 Registration Statement, Proxy Statements and Shareholders
Meetings. (a) Parent will file with the SEC as promptly as reasonably practicable a registration statement under the Securities Act (the "Registration Statement") on Form S-4 (or whatever other form may be applicable) with respect to the issuance of the shares of Parent Common Stock which will be included in the Merger Consideration, and Parent will use its reasonable best efforts to cause the Registration Statement to become effective as promptly as reasonably practicable. The Registration Statement will include a joint proxy statement/prospectus, which will include the Parent proxy statement described in
Section 4.5(f) and the Company proxy statement described in Section 4.5(g).

     (b) Parent will give lawyers, accountants and other representatives of the Company reasonable access during normal business hours to the relevant books, records and personnel of Parent and its subsidiaries which will be useful to assure them that the disclosures about Parent and its subsidiaries in the Registration Statement or in documents incorporated by reference into the Registration Statement are complete and accurate.

     (c) The Company will supply to Parent all information about the Company and its subsidiaries which Parent is required to include in the Registration Statement, including consolidated financial statements of the Company and its subsidiaries at December 31, 1999 and for the three years ended on that date which have been audited by Deloitte & Touche LLP, and any other required financial statements of the Company and its subsidiaries, and in all other respects cooperate with Parent in its efforts to cause the Registration Statement to become effective as promptly as practicable, including giving lawyers, accountants and other representatives of Parent reasonable access during normal business hours to the books, records and personnel of the Company and its subsidiaries which will be useful to assure them that the disclosures about the Company and its

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subsidiaries in the Registration Statement or in documents incorporated by reference into the Registration Statement are complete and accurate.

     (d) The Company represents and warrants to Parent that the information about the Company and its subsidiaries which the Company provides for inclusion in the Registration Statement will be complete and accurate in all material respects and will not include a misstatement of a material fact or omit to state any material facts necessary to make the statements about the Company and its subsidiaries included in the Registration Statement, in light of the circumstances under which they are made, not misleading.

     (e) Parent represents and warrants to the Company that the information about Parent and its subsidiaries included in the Registration Statement will be complete and accurate in all material respects and will not include a misstatement of a material fact or omit to state any material facts necessary to make the statements included in the Registration Statement, in light of the circumstances under which they are made, not misleading.

     (f) Parent will (i) file with the SEC as promptly as practicable a proxy statement (which may be included in the Registration Statement) relating to a meeting of its shareholders at which they will be asked to vote upon the issuance of Parent Common Stock in the Merger, (ii) use its best efforts to cause review of that proxy statement by the SEC staff to be completed as promptly as practicable, (iii) subject to the last sentence of this Section 4.5(f), include in that proxy statement the recommendation of Parent's Board of Directors that its shareholders vote in favor of the Merger, (iv) as promptly as practicable after the SEC staff completes the review of the proxy statement and informs Parent that it has no further comments about the proxy statement cause the proxy statement and a form of proxy to be mailed to its shareholders (except that if the proxy statement has already been mailed to Parent's shareholders, only the form of proxy and any necessary supplements to the proxy statement need be mailed) and cause a meeting of its shareholders to be held, as promptly as practicable after the Registration Statement becomes effective, for the purpose of voting upon the issuance of Parent Common Stock in the Merger (subject to any adjournments which may be required to comply with law or with any order of a Governmental Entity). Subject to compliance by the Board of Directors of Parent with its fiduciary duties under applicable law as determined in good faith by the Board of Directors of Parent after consultation with outside legal counsel, Parent will use all reasonable best efforts to obtain the approval of its shareholders required to consummate the transactions contemplated by this Agreement and the Board of Directors of Parent shall recommend to the shareholders of Parent that they approve the issuance of Parent Common Stock in the Merger.

     (g) The Company will (i) file with the SEC as promptly as practicable a proxy statement (which may be included in the Registration Statement) relating to a meeting of its shareholders at which they will be asked to vote upon the Merger, (ii) use its best efforts to cause review of that proxy statement by the SEC staff to be completed as promptly as practicable, (iii) subject to the last sentence of this Section 4.5(g), include in that proxy statement the recommendation of the Company's Board of Directors that its shareholders vote in favor of the Merger, (iv) as promptly as practicable after the SEC staff completes the review of the proxy statement and informs the Company that it has no further comments about the proxy statement, cause the proxy statement and a form of proxy to be mailed to its shareholders (except that if the proxy statement has already been mailed to the Company's shareholders, only the form of proxy and any necessary supplements to the proxy statement need be mailed) and cause a meeting of its shareholders to be held, as promptly as practicable after the Registration Statement becomes effective, for the purpose of voting upon the Merger (subject to any adjournments which may be required to comply with law or with any order of a Governmental Entity). Subject to compliance by the Board of Directors of the Company with its fiduciary duties under applicable law as determined in good faith by the Board of Directors of the Company after consultation with outside legal counsel, the Company will use all reasonable best efforts to obtain the approval of its shareholders required to consummate the transactions contemplated by this Agreement and the Board of Directors of the Company shall recommend to the shareholders of the Company that they adopt this Agreement and approve the transactions contemplated hereby; provided, however, that the Board of Directors of the Company may only withdraw, modify or change its recommendation to the shareholders of the Company in connection with an Acquisition Proposal (as defined herein) if that Acquisition Proposal is a Superior Proposal (as defined herein).

     (h) The Company's Board of Directors will not take any action (including terminating this Agreement except under circumstances permitted under Section 6.1) which prevents the Company's shareholders from voting upon the Merger, and Parent's Board of Directors will not take any action (including terminating this Agreement except under circumstances permitted under Section 6.1) which prevents Parent's shareholders from voting upon the Merger.

     4.6 No Solicitation of Offers; Notice of Proposals from Others. (a) The Company will not, and will not permit any of its subsidiaries, officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate (including by providing information) any discussion, negotiation or inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or a purchase of, or tender offer for, all or any significant portion of the Company's equity securities or assets of the Company or any of its insurance subsidiaries on a consolidated basis other than the transactions contemplated by this Agreement (each of these being an "Acquisition Proposal"). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal.

     (b) Section 4.6(a) will not prevent the Company from, in response to an unsolicited written Acquisition Proposal which the Company receives despite complying with Section 4.6(a) and which the Company's Board of Directors determines in good faith (x) after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction (i) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company and (ii) would be more favorable over the long term to the Company's shareholders than the Merger after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of Parent and the Company as a combined company and (y) based upon the written advice of outside counsel that there would be a reasonable probability that the failure to do so would be held to be a breach of the fiduciary duties of the Company's Board of Directors under applicable law (a "Superior Proposal"), furnishing non-public information (after receipt of an appropriate confidentiality agreement that is no less favorable to the Company than the Confidentiality Agreement referred to in Section 9.2 hereof between Parent and the Company) to the person, entity or group (the "Potential Acquiror") which makes the Acquisition Proposal and entering into discussions and negotiations with that Potential Acquiror.

     (c) If the Company or any officer, agent or representative thereof receives or is contacted with respect to an Acquisition Proposal, or the Company learns that any person is contemplating soliciting tenders of Common Stock or otherwise proposes to acquire the Company or a significant portion of its equity securities or all or a significant portion of its and its subsidiaries' assets if the Company's shareholders do not approve the Merger, the Company will promptly (but in any event within 24 hours) notify Parent of that fact and provide Parent with all information in the Company's possession regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly (but in any event within 24 hours), from time to time, provide Parent with any additional material information the Company obtains regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction.

     4.7 Appropriate Action; Consents. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) cause the conditions set forth in Sections 5.1(e) and (f) and 5.2(f) and (g) to be satisfied, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act or any other applicable law; provided that the Company and Parent shall cooperate with each other in connection with the making of all such filings. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

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

     (b) The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use (or shall cause their respective subsidiaries to use) reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to prevent the occurrence of a Material Adverse Effect on the Company or Parent as a result of the transactions contemplated by this Agreement. In the event that either party shall fail to obtain any third party consent described in this Section 4.7(b), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the absence of such consent; provided, however, that such efforts and actions shall not affect the conditions set forth in Article V.

     4.8 Cooperation.  Parent and the Company shall cooperate with each other
(i) with respect to the timing of the respective shareholder meetings contemplated by Sections 4.5(f) and 4.5(g) and shall use their reasonable best efforts to hold such meetings on the same day, (ii) in connection with the preparation of the Registration Statement and the joint proxy statement to be included therein, (iii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the joint proxy statement included therein and seeking timely to obtain any such actions, consents, approvals or waivers.

     4.9 Company Affiliates; Reorganization. (a) Within 30 days of the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons whom the Company believes may be deemed to be, at the date of the Company shareholder meeting contemplated by Section 4.5(g), an affiliate of the Company for purposes of Rule 145 of the Securities Act (each such person, a "Rule 145 Affiliate"). The Company shall use its reasonable best efforts to obtain a written agreement from each person who is identified as a person who may be deemed to be a Rule 145 Affiliate in the letter referred to above as soon as practicable and, in any event, prior to the date of the Company shareholder meeting, substantially in the form of Exhibit 4.9-A.

     (b) Each of the parties hereto shall use its best efforts to cause the transactions contemplated by this Agreement to qualify, and shall not knowingly take any action, except for the transactions contemplated by this Agreement, that could prevent such transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.10 Takeover Statutes. If any takeover statute is or may become applicable to the Merger, each of Parent and the Company shall, to the extent they have the power to do so, take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize any adverse effects of any takeover statute on the Merger.

     4.11 Certain Contracts. (a) The Company will use its reasonable and commercially practicable best efforts, in consultation and cooperation with Parent, to obtain from (1) MBIA prior to the Effective Time its written and irrevocable waiver for at least three years of provisions of the Comprehensive Automatic Treaty Reinsurance Agreement, effective as of January 1, 2000 (the "Treaty"), to the extent such provisions would permit MBIA to terminate the Treaty or any Prior Agreement (as defined in the Treaty) on a cut-off basis as a result of the Merger and (2) Financial Guaranty Insurance Corporation and its affiliates ("FGIC") prior to the Effective Time its written and irrevocable waiver of provisions of the reinsurance agreements between FGIC and subsidiaries of the Company (the "FGIC Agreements"), to the extent such provisions would permit FGIC to terminate the FGIC Agreements as a result of the Company's 1999 ratings downgrade. The Company represents and warrants that the waivers referred to in this Section 4.11(a) may be obtained (1) without the Company or Parent being required to pay or provide any consideration therefor in excess of the amounts set forth on Exhibit 4.11-A and (2) on substantially the terms set forth on Exhibit 4.11-A.

     (b) The Company will use its reasonable and commercially practicable best efforts to ensure that any person or entity that is party to (or entitled to the benefit of) a contract or agreement with Singer or any

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

affiliate of Singer (including any securitization vehicle) pursuant to any provision of which obligations or liabilities of Singer could be accelerated or breached or would arise (or providing for rights or benefits in favor of Singer or any affiliate of Singer that could be terminated or reduced) as a result of this Agreement or the transactions contemplated hereby, including the Merger, shall have agreed in writing, pursuant to a form of consent in form and substance reasonably acceptable to Parent, to waive such provision.

     4.12 C-BASS. If (i) the Company terminates this Agreement under Section 6.1(b), (ii) either Parent or the Company terminates this Agreement under
Section 6.1(d) because the Effective Time did not occur on or before June 30, 2001 as a result of the material breach by Parent of this Agreement, (iii) either Parent or the Company terminates this Agreement under Section 6.1(e) because the issuance of Parent Common Stock pursuant to this Agreement shall have failed to receive the requisite vote for approval at the meeting of Parent's shareholders held in connection with this Agreement or (iv) if the Company terminates this Agreement under Section 6.1(h), then the Company will have the option, exercisable by a notice given to Parent within 5 business days after the Company or Parent terminates this Agreement, to require Parent to purchase (directly or through one or more wholly owned subsidiaries) the 45.6% interest in C-BASS owned by Enhance Residuals, L.P. for a purchase price equal to 90% of (A) the Purchase Price (as defined in the Partnership Interest Purchase Agreement (the "Partnership Purchase Agreement") dated September 28, 2000 among the Company, Enhance C-Bass Residual Finance Corporation, C-BASS, Residential Funding Corporation and RFC Acquisition Corporation) less (B) the Purchase Price Adjustment Amount (as defined in the Partnership Purchase Agreement), if any, calculated under the Partnership Purchase Agreement (i.e., 90% of the sum the Purchasers would have been required to pay under Section 2.2 of the Partnership Purchase Agreement), on customary terms to be mutually agreed, with the closing to be held on the 30th day after the option is exercised or as soon thereafter as practicable. Such purchase shall be subject to any prior rights of third parties and the Company shall cooperate with Parent to ensure that any such rights are honored.

     4.13 Benefits.  The Company shall use all commercially reasonable efforts
(1) to amend, and to obtain any required consents to amend, all the employment agreements between the Company and all of the Senior Vice Presidents, which Senior Vice Presidents are listed on Exhibit 4.13, to eliminate Section 5 (Tax Reimbursement Payment) of each such agreement (each such agreement, as amended, the "Vice President Agreement Amendments"), which Vice President Agreement Amendments shall provide that no such employee has a right or claim for receipt of such tax reimbursement payment, and (2) to reflect the prior agreement of each of Richard J. Dunn and Tony M. Ettinger that the change-in-control agreement which each is a party to expires on December 31, 2000.

     4.14 Support Agreements. Each of Daniel Gross, Wallace O. Sellers, and Allan R. Tessler, within five days of the execution of this Agreement, shall enter into a Shareholders Support Agreement in substantially the form as attached hereto as Exhibit 4.14-A.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

     5.1 Conditions to the Company's Obligations. The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company to the extent permitted by law):

          (a) The representations and warranties of Parent and Sub contained in this Agreement will be true and correct in all material respects (except that representations and warranties that are qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period), and Parent will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of Parent to that effect.

          (b) Parent and Sub will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date, and Parent will have delivered to

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

     the Company a certificate dated that date and signed by the President or a Vice President of Parent to that effect.

          (c) No order will have been entered by any Governmental Entity and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement.

          (d) The Merger will have been approved by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

          (e) The applicable waiting periods under the HSR Act will have expired or been terminated.

          (f) All licenses and approvals from all Governmental Entities (including approvals of transfers of licenses and permits and of a change in control of the Company and its subsidiaries) which are necessary to complete the Merger will have been obtained, and all required approvals and consents of Government Entities necessary to complete the Merger shall have been obtained.

          (g) The Company shall have received an opinion of Clifford Chance Rogers & Wells LLP, counsel to the Company, dated the Merger Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel may require, and rely upon facts and representations contained in, certificates of the officers of the Company, Parent and Sub.

          (h) From the date hereof through the Effective Time, no Material Adverse Effect on Parent shall have occurred, and there shall exist no fact, development or state of circumstances that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

     5.2 Conditions to Parent's and Sub's Obligations. The obligations of Parent and Sub to complete the Merger are subject to the following conditions (any or all of which may be waived by Parent to the extent permitted by law):

          (a) The representations and warranties of the Company contained in this Agreement will be true and correct in all material respects (except that representations and warranties that are qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period), and the Company will have delivered to Parent a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

          (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date, and the Company will have delivered to Parent a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

          (c) No order will have been entered by any Governmental Entity and be in force which invalidates this Agreement or restrains Parent or Sub from completing the transactions which are the subject of this Agreement and no action will be pending against the Company, Parent or Sub relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company, Parent or Sub which would have a Material Adverse Effect after the Merger on Parent and its subsidiaries taken as a whole.

          (d) The issuance of Parent Common Stock in the Merger will have been approved by the holders of at least a majority in voting power of the outstanding shares of Parent Common Stock.

          (e) The Merger will have been approved by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

          (f) The applicable waiting periods under the HSR Act will have expired or been terminated.

          (g) All licenses and approvals from all Governmental Entities (including approvals of transfers of licenses and permits and of a change in control of the Company and its subsidiaries) which are necessary

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

     to enable the Company and its subsidiaries to continue to conduct their respective businesses after the Effective Time substantially as they are being conducted immediately before the Effective Time will have been obtained, and all required approvals and consents of Government Entities and other third parties necessary to complete the Merger shall have been obtained.

          (h) Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Merger Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel may require, and rely upon facts and representations contained in, certificates of the officers of the Company, Parent and Sub.

          (i) The waivers and consents contemplated by Section 4.11(a), Section 4.11(b) and Section 4.13 (in the case of clause (1) of Section 4.13, with respect to any Senior Vice Presidents who will be subject to tax as a result of Section 280G of the Code) shall have been obtained.

          (j) (1) Parent shall have received from the Company an audited balance sheet of Singer as of September 30, 2000, audited by Deloitte & Touche LLP, setting forth all assumptions and accounting policies related thereto, and such assumptions and accounting policies shall be consistently applied from prior periods, fairly presenting in all material respects the financial position of Singer as of such date, and prepared in accordance with GAAP, which audited balance sheet as of September 30, 2000 shall reflect a net worth of Singer, after elimination of the $56 million indebtedness to the Company and its subsidiaries existing at September 30, 2000 (the "Singer September 30 Net Worth"), of at least $1.00, (2) Parent shall be reasonably satisfied that there shall be sufficient and appropriate resources in place for Singer to fulfill its servicing commitments, (3) the consolidated debt of the Company and its subsidiaries (excluding C-BASS and Sherman) as of the Effective Time shall not exceed $250,000,000, (4) the Company shall have secured (for total consideration not to exceed $1,125,000 per year) and have in effect with respect to Asset Guaranty Insurance Co. $75,000,000 of soft capital financing, reinsurance or a similar facility which in any such case is sufficient to cause S&P to reaffirm to Asset Guaranty Insurance Co.'s AA rating, and (5) the Company shall not have made or be liable for any guarantees other than the $25,000,000 guarantee with respect to Sherman previously disclosed to Parent (it being understood that this subparagraph does not preclude subsidiaries from entering into suretyship or insurance contracts or giving guarantees in the ordinary course of their businesses consistent with past practice).

          (k) All of the off-balance sheet financing with respect or relating to the assets of Singer (other than the Loan and Security Agreement, dated as of December 22, 1997, as amended, by and among Working Capital Management Co., L.P., The Industrial Bank of Japan, Singer Asset Loan Receivables L.L.C., and Singer Asset Finance Company, L.L.C., and related transaction documents (the "Omnivore facility")) shall remain in place on comparable terms and conditions after the Effective Time, provided, that the term of any such financing shall be extended to match the duration or maturity of the applicable assets of Singer or such assets shall be sold off on terms and conditions reasonably acceptable to Parent.

          (l) From the date hereof through the Effective Time, no Material Adverse Effect on the Company shall have occurred, and there shall exist no fact, development or state of circumstances that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE VI

                                  TERMINATION

     6.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's or Parent's shareholders have approved the Merger):

          (a) By mutual consent of the Company and Parent.

          (b) By the Company upon a breach of or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice to Parent of such breach or failure) any representation, warranty, covenant or agreement on the part of Parent set forth in

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

     this Agreement, such that the conditions set forth in Sections 5.1(a) or
     (b) would not be satisfied if such breach or failure existed or were continuing on the Merger Date.

          (c) By Parent upon a breach of or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice to the Company of such breach or failure) any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Sections 5.2(a) or (b) would not be satisfied if such breach or failure existed or were continuing on the Merger Date.

          (d) By either Parent or the Company, if the Effective Time shall not have occurred on or before June 30, 2001; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

          (e) By Parent or the Company if this Agreement shall fail to receive the requisite vote for adoption or approval at the meeting of the Company's shareholders or the meeting of Parent's shareholders held in connection with this Agreement, including any adjournment or postponement thereof.

          (f) By Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement in any manner adverse to Parent or shall have resolved to do so, (ii) after receiving a bona fide Acquisition Proposal, the Board of Directors of the Company shall have refused promptly (but in any case within 10 business days) to affirm its recommendation of this Agreement, (iii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Acquisition Proposal or shall have resolved to do so, or (iv) a tender or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against, or states that it is taking no position with respect to, acceptance of such tender or exchange offer by the Company's shareholders.

          (g) By the Company at any time during the two business-day period commencing two days after the Determination Date (as defined herein), if both of the following conditions are satisfied:

             (1) the Average Closing Price (as defined herein) shall be less than $51.35; and

             (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number, the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price (as defined herein) on the Determination Date by the Index Price on the Starting Date (as defined herein) and subtracting 0.15 from such quotient (such number, the "Index Ratio");

     subject to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the two business-day period commencing with its receipt of such notice, Parent shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) the number equal to the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) the number equal to the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence, within such two business-day period, it shall give written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.1(g). For purposes of this Section 6.1(g), the following terms shall have the meanings indicated:

             "Average Closing Price" means the average of the last reported sale prices per share of Parent Common Stock as reported on the New York Stock Exchange consolidated tape (as reported in The

        Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the New York Stock Exchange ending at the close of trading on the Determination Date.

             "Determination Date" means the business day prior to the date of the special meeting of the Company's shareholders.

             "Index Group" means the group of each of the 20 insurance companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights redistributed proportionately for purposes of determining the Index Price. The 20 insurance companies and the weights attributed to them are as follows:

COMPANY                                                      WEIGHTING
-------                                                      ---------
American International Group, Inc..........................       5%
Fannie Mae.................................................       5%
Freddie Mac................................................       5%
Allstate Corporation.......................................       5%
Hartford Financial Services Group, Inc.....................       5%
Chubb Corporation..........................................       5%
St. Paul Companies, Inc....................................       5%
XL Capital Ltd.............................................       5%
Ace Limited................................................       5%
CNA Financial Corporation..................................       5%
MBIA Inc...................................................       5%
MGIC Investment Corporation................................       5%
Cincinnati Financial Corporation...........................       5%
Ambac Financial Group, Inc. ...............................       5%
Countrywide Credit Industries, Inc. .......................       5%
PMI Group Inc. ............................................       5%
Old Republic International Corporation.....................       5%
W.R. Berkley Corporation...................................       5%
Ohio Casualty Corporation..................................       5%
Triad Guaranty Inc. .......................................       5%
                                                                ---
                                                                100%

             "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

             "Starting Date" means November 13, 2000.

             "Starting Price" shall mean $64.19, which was the last reported sale price per share of Parent Common Stock on the Starting Date, as reported on the New York Stock Exchange consolidated tape (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

          If any company belonging to the Index Group or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 6.1(g).

          (h) By the Company if the Board of Directors of Parent withdraws, modifies or changes its recommendation of this Agreement in any manner adverse to the Company or shall have resolved to do so.

          (i) By Parent, if Asset Guaranty Insurance Co. shall be (1) downgraded, (2) placed on credit watch or (3) placed on credit review with negative implications by S&P.

     6.2 Manner of Terminating Agreement. If at any time the Company or Parent has the right under Section 6.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other of them that it is terminating this Agreement.

     6.3 Effect of Termination.  If this Agreement is terminated pursuant to
Section 6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under Section 8.1 and under the Confidentiality Agreement described in Section 9.2. Nothing contained in this Section will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                  ARTICLE VII

                               ABSENCE OF BROKERS

     7.1 Representations and Warranties Regarding Brokers and Others. The Company and Parent each represents and warrants to the other of them that no person acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Goldman, Sachs & Co. Incorporated acted as a financial advisor to Parent and Morgan Stanley Dean Witter acted as a financial advisor to the Company. Parent will pay all the fees and other charges of Goldman, Sachs & Co. Incorporated and the Company will pay all the fees and other charges of Morgan Stanley Dean Witter. The Company indemnifies Parent and Sub against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company in connection with the transactions which are the subject of this Agreement. Parent indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to Parent or Sub in connection with the transactions which are the subject of this Agreement.

                                  ARTICLE VIII

                                OTHER AGREEMENTS

     8.1 Payment to Parent. (a) The Company and Parent agree that if (i) (w) the Company shall fail to receive the requisite vote for adoption of this Agreement at the meeting of the Company's shareholders, (x) Parent or the Company shall terminate this Agreement pursuant to Section 6.1(e), (y) prior to the time of the meeting of the Company's shareholders meeting a bona fide Acquisition Proposal shall have become the subject of a public announcement or any person shall have publicly announced an intention to make a proposal or offer relating thereto and (z) within 12 months of such termination the Company enters into a definitive agreement with any third party with respect to or consummates any transaction contemplated by the definition of "Acquisition Proposal", or (ii) Parent shall terminate this Agreement pursuant to Section 6.1(f) or Section 6.1(c) (in the case of Section 6.1(c), as a result of a material breach by the Company of its obligations under Section 4.5(g) or (h) or as a result of a willful breach by the Company of its obligations under Section 4.6), the Company shall pay Parent an amount equal to $20,000,000; provided, however, that such amount shall equal $25,000,000 if (x) in the case of clause
(i) above, such agreement shall be made or such transaction consummated with, or
(y) in the case of clause (ii) above, an Acquisition Proposal shall be made by, one or more of American International Group, Inc., MGIC Investment Corporation, PMI Group Inc., Old Republic International Corporation or General Electric Company or any of their affiliates. Such payment shall be made (A) in the case of a termination contemplated by clause
(i), prior to or concurrently with (and as a condition to) entering into such definitive agreement or, if earlier, consummating such transaction, or (B) in the case of a termination contemplated by clause (ii), promptly (but in any event within 2 business days) following the receipt by the Company of written notice of such termination from Parent.

     (b) The Company and Parent agree that the payment provided for in Section 8.1(a) shall be the sole and exclusive remedy of Parent upon a termination of this Agreement contemplated by Section 8.1(a), provided that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     (c) Any payment required to be made pursuant to Section 8.1(a), Section 8.1(e), Section 8.1(f) or Section 8.1(g) shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (d) In the event that the Company shall fail to pay the amount contemplated by Section 8.1(a), Section 8.1(e), Section 8.1(f) or Section 8.1(g) when due, such amount shall be increased to include the costs and expenses incurred by Parent (including, without limitation, fees of counsel) in connection with the collection and enforcement of this Section 8.1.

     (e) In the event that (i) the Company shall fail to obtain the waivers and consents referred to in Section 5.2(i) and the Agreement is terminated by Parent pursuant to either Section 6.1(c) or Section 6.1(d), or (ii) the Agreement is terminated by Parent pursuant to Section 6.1(c), then the Company shall pay Parent an amount equal to the actual out of pocket fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby up to a maximum of $5,000,000.

     (f) In the event that the Agreement is terminated by the Company pursuant to Section 6.1(b), then Parent shall pay the Company an amount equal to the actual out of pocket fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby up to a maximum of $5,000,000.

     (g) In the event that the Agreement is terminated by Parent pursuant to
Section 6.1(i), then the Company shall pay Parent an amount equal to $7,500,000.

     8.2 Indemnification for Prior Acts. The Surviving Corporation will (i) honor, and will not amend or modify for a period of not less than six years after the Effective Time, any obligation of the Company to indemnify present and former directors, officers or employees of the Company or its subsidiaries (each, an "Indemnified Party") with respect to matters which occurred or occur prior to the Effective Time and (ii) keep in force for at least six years after the Effective Time directors and officers liability insurance, insuring the persons who were directors or officers of the Company at or before the Effective Time, which provides coverage which is at least as broad as that under the policy which is in force immediately before the Effective Time, and is in an amount at least as great (and with a deductible retention at least as small) as that under the policy which is in force immediately before the Effective Time (or such lesser amount as is the maximum amount which can be obtained for an annual premium equal to 150% of the annual premium for the policy which is in force immediately before the Effective Time).

     8.3 Beneficiaries. The provisions in Section 8.2 are intended to be for the benefit of, and will be enforceable by, the respective directors, officers and employees of the Company or its subsidiaries to which it relates and their heirs and representatives and will be binding upon the Surviving Corporation.

                                   ARTICLE IX

                                    GENERAL

     9.1 Expenses. Except as specifically provided in this Agreement, the Company and Parent will each pay its own expenses (and Parent will pay Sub's expenses) in connection with the transactions which are the subject of this Agreement, including legal fees.

     9.2 Access to Properties, Books and Records. From the date of this Agreement until the Effective Time, the Company will, and will (to the extent it has the power to do so) cause each of its subsidiaries to, give representatives of Parent full access during normal business hours to all of their respective properties, books and records and personnel and shall provide reasonable cooperation in connection with their review and investigation. The information Parent or its representatives receive as a result of their access to the properties, books and records of the Company or its subsidiaries will be subject to the Confidentiality Agreement dated May 19, 2000 between Parent and the Company, which Confidentiality Agreement will remain in effect until the Effective Time. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

     9.3 Press Releases. The Company and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Section 9.3 will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

     9.4 Entire Agreement. This Agreement, the Confidentiality Agreement described in Section 9.2 and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Parent and Sub relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Parent or Sub are superceded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement of those other documents other than those expressly set forth in this Agreement or those other documents.

     9.5 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement, provided that it is apparent on its face from such disclosure that it also applies to the other representations and warranties (or exhibits numbered to correspond to such other representations and warranties) to which such information relates.

     9.6 Captions; Definitions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement. The definitions herein shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."

     9.7 Prohibition Against Assignment; Benefit. Except in connection with a change in structure permitted by Section 1.1(b), neither this Agreement nor any right of any party under it may be assigned. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it was required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the person to which the notice or communication is sent):

          If to the Company:

               Enhance Financial Services Group Inc.
               335 Madison Avenue
               New York, NY 10017
               Attention: General Counsel
               Facsimile: 212-682-5377

          with a copy to:

               David W. Bernstein
               Clifford Chance Rogers & Wells LLP
               200 Park Avenue
               New York, New York 10166
               Facsimile: 212-878-8375

          If to Parent or Sub:

               Radian Group Inc.
               1601 Market Street
               Philadelphia, PA 19103
               Attn: General Counsel
               Facsimile: 215-405-9160

          with a copy to:

               Trevor S. Norwitz
               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York 10019
               Facsimile: 212-403-2000

     9.9 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of New York, without giving effect to the conflict of laws principles thereof that would apply the laws of any other jurisdiction.

     9.10 Amendments. This Agreement may be amended by, but only by, a document in writing signed by both the Company and Parent.

     9.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the Company, Parent and Sub have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                          ENHANCE FINANCIAL SERVICES
                                          GROUP INC.

                                          By: /s/ DANIEL GROSS

                                            ------------------------------------
                                            Name: Daniel Gross
                                            Title: President and CEO

                                          RADIAN GROUP INC.

                                          By: /s/ FRANK FILIPPS

                                            ------------------------------------
                                            Name: Frank Filipps
                                            Title: CEO

                                          GOLD ACQUISITION CORPORATION

                                          By: /s/ FRANK FILIPPS

                                            ------------------------------------
                                            Name: Frank Filipps
                                            Title: President

                                 EXHIBIT 4.9-A

                        FORM OF ENHANCE AFFILIATE LETTER
              ---------------------------------------------------

                                           , 2000

Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103
Ladies and Gentlemen:

     The undersigned, a holder of shares of common stock, par value $.10 per share ("Enhance Common Stock"), of Enhance Financial Services Group Inc., a New York corporation ("Enhance"), is entitled to receive in connection with the merger (the "Merger") of GOLD Acquisition Corporation ("Sub"), a New York corporation and a wholly owned subsidiary of Radian Group Inc., a Delaware corporation ("Radian"), with and into Enhance, securities of Radian (the "Radian Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Enhance as the term affiliate is defined under Rule 144, and interpreted for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Radian Securities received by the undersigned in exchange for any shares of Enhance Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and has discussed with its counsel or counsel for Enhance the nature and condition of such exemptions to the extent it believed necessary. The undersigned understands that neither Radian nor Enhance will be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Radian Securities by the undersigned.

     The undersigned hereby represents to and covenants with Radian that the undersigned will not, directly or indirectly, sell, assign, transfer, or otherwise dispose of any of the Radian Securities issued to the undersigned in exchange for shares of Enhance Common Stock in connection with the Merger except
(i) pursuant to an effective registration statement under the Securities Act,
(ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Radian or other counsel reasonably satisfactory to Radian or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     In the event of a sale or other disposition by the undersigned of Radian Securities pursuant to Rule 145, the undersigned will supply Radian with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Radian may instruct its transfer agent to withhold the transfer of any Radian Securities owned by the undersigned, but that upon receipt of such evidence of compliance or the availability of an exemption from registration under the Securities Act, the transfer agent shall effectuate the transfer of Radian Securities sold as indicated in the letter.

     The undersigned acknowledges and agrees that the legend set forth below may be placed on certificates representing Radian Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legend may be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Radian from independent counsel reasonably satisfactory to Radian to the effect that such legend is no longer required for purposes of the Securities Act.

     There may be placed on the certificates for Radian Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Radian Securities and (ii) the receipt by Radian of this letter is an inducement to Radian's obligations to consummate the Merger.

     If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
                                          Date:

Agreed and accepted this
______ day of __________, 2000

RADIAN GROUP INC.

By
-----------------------------------------------
   Name:
   Title:

                                                                         ANNEX I

                                             , 200

Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103
Attention: Corporate Secretary

     On                     , 200  , the undersigned sold the securities
("Securities") of Radian Group Inc. ("Radian") described below in the space provided for that purpose. The Securities were acquired by the undersigned in connection with the merger of GOLD Acquisition Corporation, a New York corporation and wholly owned subsidiary of Radian, with and into Enhance Financial Services Group Inc., a New York corporation.

     Based upon the most recent report or statement filed by Radian with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     The undersigned hereby represents to Radian that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents to Radian that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

DESCRIPTION OF SECURITIES SOLD:

                                                                  EXHIBIT 4.14-A

     THIS AGREEMENT (this "Agreement"), dated as of             , 2000, is by
and among Radian Group Inc., a Delaware corporation (the "Acquiror") and
            (the "Shareholder").

     WHEREAS, concurrently herewith, Enhance Financial Services Group Inc., a New York corporation (the "Company"), the Acquiror and a wholly-owned subsidiary of the Acquiror are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms used without definition herein have the meanings ascribed thereto in the Merger Agreement);

     WHEREAS, Shareholder is the beneficial owner of the number of shares of Company Common Stock set forth in Schedule I hereto (the "Subject Shares");

     WHEREAS, approval of the Merger Agreement by the shareholders of the Company is a condition to the consummation of the Merger; and

     WHEREAS, as a condition to its entering into the Merger Agreement, the Acquiror has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1. Agreement to Vote. (a) Shareholder hereby agrees to attend the meeting of stockholders of the Company to be called and held for the purpose of obtaining the approval of the Stockholders of the Company of the Merger Agreement and the Merger (the "Company Meeting"), in person or by proxy, and to vote (or cause to be voted) all Subject Shares, and any other voting securities of the Company that Shareholder owns or has the right to vote (whether such ownership or right exists as of the date hereof or is obtained thereafter), (i) for approval and adoption of the Merger Agreement and the Merger and (ii) against any proposals relating to an acquisition of control of the Company by, or any other business combination of the Company or any of its subsidiaries with, any person or entity other than the Acquiror or its affiliates. Such agreement to vote shall apply also to any adjournment or adjournments of the Company Meeting, and to any other meeting of shareholders or action by written consent at which any item of business referred to in the preceding sentence is presented for approval.

     (b) Shareholder hereby agrees that at all times prior to and including the date of the Company Meeting, Shareholder shall continue to own and have the right to vote the number and kind of Subject Shares listed in Schedule I hereto.

     (c) To the extent inconsistent with the foregoing provisions of this
Section 1, Shareholder hereby revokes any and all previous proxies with respect to Shareholder's Subject Shares or any other voting securities of the Company.

     Section 2. No Solicitation. Shareholder shall not, directly or indirectly, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any insurance subsidiary of the Company. Shareholder shall promptly (and in any event, within 24 hours of becoming aware of an inquiry or proposal) advise the Acquiror orally and in writing of any such inquiries or proposals of which Shareholder becomes aware. Notwithstanding the foregoing, no action by a Shareholder who is a director or officer of the Company at the time of such action, to the extent taken in such capacity and in compliance with Section 4.6 of the Merger Agreement, shall be deemed to violate this Section 2.

     Section 3. Securities Act Covenants and Representations. Shareholder hereby agrees and represents to the Acquiror as follows:

          (a) Shareholder has been advised that the offering, sale and delivery of Parent Common Stock pursuant to the Merger will be registered under the Securities Act on the Registration Statement.

     Shareholder has also been advised, however, that to the extent Shareholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted to a vote of the shareholders of the Company, any public offering or sale by Shareholder of any Parent Common Stock received by Shareholder in the Merger will, under current law, require either (i) the further registration under the Securities Act of any shares of Parent Common Stock to be sold by Shareholder, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act. Shareholder hereby acknowledges and agrees that the Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by Shareholder or on Shareholder's behalf under the Securities Act, or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (b) Shareholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon Shareholder's ability to sell, transfer or otherwise dispose of Parent Common Stock, to the extent Shareholder believed necessary, with Shareholder's counsel or counsel for the Company.

          (c) Shareholder also understands that stop transfer instructions will be given to the Acquiror's transfer agent with respect to Parent Common Stock and that a legend will be placed on the certificates for the Parent Common Stock issued to Shareholder, or any substitutions therefor, to the extent Shareholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted to a vote of the shareholders of the Company.

     Section 4. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. If requested by the Acquiror, Shareholder agrees to execute a letter to the Acquiror representing that Shareholder has complied with Shareholder's obligations hereunder as of the date of such letter.

     Section 5. Representations and Warranties of the Shareholder. Shareholder represents and warrants to the Acquiror that: this Agreement (i) has been duly authorized, executed and delivered by Shareholder and (ii) constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles; Shareholder is the record and beneficial owner of the Subject Shares set forth on Schedule I, with sole voting and dispositive power over such Subject Shares (except as may be described on Schedule I); the Subject Shares listed on Schedule I hereto are the only voting securities of the Company owned (beneficially or of record) by Shareholder; the Subject Shares are owned by Shareholder free and clear of all liens, charges, encumbrances, agreements and commitments of every kind; and neither the execution or delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will violate any provisions of any law, rule or regulation applicable to Shareholder or any contract or agreement to which Shareholder is a party, other than such violations of contracts or agreements as would not prevent or delay the performance by Shareholder of his or her obligations hereunder or impose any liability or obligation on the Company or the Acquiror.

     Section 6. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered by each of the parties thereto and be in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

     Section 7. Miscellaneous.

     (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

     If to Shareholder, at the address of Shareholder as set forth on the shareholder list maintained by or on behalf of the Company;

        If to the Acquiror:

           Radian Group Inc.
           1601 Market Street
           Philadelphia, PA 19103

           Attn: Howard S. Yaruss
           Telecopy: (215) 405-9160

        With a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019

           Attn: Trevor S. Norwitz, Esq.
           Telecopy: (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

     (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Acquiror and Shareholder.

     (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of Shareholder's Subject Shares or other securities subject to this Agreement. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (d) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement.

     (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

     (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (i) No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

     (j) No Jury Trial. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

     (m) Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

     (n) Expenses. Each of the Acquiror and Shareholder shall bear its or his or her own expenses, as the case may be, incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          RADIAN GROUP INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          [SHAREHOLDER]

                                          --------------------------------------
                                          Name:

                                                                      SCHEDULE I

                                SHARE OWNERSHIP

-----------------------------------------------------  -----------------------------------------------------
                        Name                                    Shares owned as of the date hereof

                                                                         ANNEX B

                                                               November 12, 2000

Board of Directors
Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York 10017

Members of the Board:

     We understand that Enhance Financial Services Group Inc. ("Enhance"), Radian Group Inc. ("Radian") and GOLD Acquisition Corporation, a wholly owned subsidiary of Radian ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 5, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Enhance. Pursuant to the Merger, Enhance will become a wholly owned subsidiary of Radian and each outstanding share of common stock, $.10 par value (the "Enhance Common Stock"), other than shares held in treasury or held by any direct or indirect wholly owned subsidiary of Enhance, will be converted into the right to receive 0.22 of a share (the "Exchange Ratio") of common stock, par value $.001 per share, of Radian (the "Radian Common Stock"), subject to adjustment under certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Enhance Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Enhance and Radian;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning Enhance and Radian;

          (iii) analyzed certain financial projections prepared by the management of Enhance;

          (iv) discussed the past and current operations and financial condition and the prospects of Enhance with senior executives of Enhance;

          (v) discussed the past and current operations and financial condition and the prospects of Radian with senior executives of Radian;

          (vi) reviewed the reported prices and trading activity for the Enhance Common Stock and the Radian Common Stock;

          (vii) compared the financial performance of Enhance and Radian and the prices and trading activity of the Enhance Common Stock and the Radian Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (ix) participated in discussion and negotiations among representatives of Enhance and Radian and their financial and legal advisors;

          (x) reviewed the draft Merger Agreement and certain related documents; and

          (xi) considered such other factors and performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Enhance and Radian. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We also have assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of Enhance, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion we have considered several factors which could have a negative impact on Enhance's business and prospects, including the August 1999 decision by Moody's Investor Service ("Moody's") to downgrade the senior long term debt rating from Aa3 to A2 and the insurance financial strength rating of Enhance Reinsurance Company, a wholly owned subsidiary of Enhance, from Aaa to Aa2. In February 2000, Moody's placed such senior long term debt and insurance financial strength ratings under review for possible further downgrade. We have been advised by Enhance that such further downgrades could significantly impact Enhance's ability to retain existing business and write new business. We are also aware that Enhance's net loss incurred for the second quarter of 2000 required Enhance to seek a waiver of certain covenants, which it has received, pursuant to its unsecured credit facility to pay its third quarter 2000 dividend, and that such a waiver will likely be required to pay future dividends.

     We have acted as financial advisor to the Board of Directors of Enhance in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Enhance and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Enhance only and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Radian Common Stock will trade following consummation of the Merger, and Morgan Stanley & Co. Incorporated expresses no opinion or recommendation as to how the shareholders of Enhance and Radian should vote at the shareholders' meetings held in connection with the Merger.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from the financial point of view to the holders of shares of the Enhance Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/   STEVEN J. GOULART
                                            ------------------------------------
                                                     Steven J. Goulart
                                                     Managing Director

                                                                         ANNEX C

PERSONAL AND CONFIDENTIAL
----------------------------------------

November 13, 2000

Board of Directors
Radian Group Inc.
1601 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Radian Group, Inc. ("Parent") of the Exchange Ratio (as defined below) proposed to be paid by Parent pursuant to the Agreement and Plan of Merger, dated as of November 13, 2000 (the "Agreement"), among Enhance Financial Services Group Inc. ("Enhance"), Parent and GOLD Acquisition Corporation, a wholly-owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will merge with and into Enhance (the "Merger") and each issued and outstanding share of Common Stock, par value $0.10 per share (each, a "Share"), of Enhance will be converted into the right to receive 0.22 of a share of Common Stock, par value $0.001 per share ("Parent Common Stock"), of Parent, as such ratio may be adjusted pursuant to the Agreement if the Singer September 30 Net Worth (as defined in the Agreement) shall be less than $36 million (the "Exchange Ratio"). We understand that the Agreement permits Enhance to sell Credit2B prior to closing the Merger and distribute a dividend equal to not more than sixty percent of Excess Credit2B Proceeds (as defined in the Agreement).

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Parent having provided certain investment banking services to Parent from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K for each of Parent and Enhance for the five years ended December 31, 1999; Statutory Financial Statements of Enhance Reinsurance Company and Asset Guaranty Insurance Company, wholly-owned subsidiaries of Enhance, and Radian Guaranty Inc. and Amerin Guaranty Corporation, both wholly-owned subsidiaries of Parent, for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for each of Parent and Enhance; certain other communications from Parent and Enhance to their respective stockholders; certain internal financial analyses and forecasts for Enhance prepared by the management of Enhance; and certain internal financial analyses and forecasts for Enhance and Parent (after giving effect to the Merger), including the forecasts relating to the conduct of the businesses of Singer and Van-American Insurance Company following the closing of the Merger and after giving effect to the loss and loss-adjustment-expense reserves and other accounting adjustments expected to be made at or prior to closing of the Merger (the "accounting adjustments"), prepared by the management of Parent (the "Forecasts"). We also have held discussions with members of the senior management of Parent and Enhance regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. As you are aware, audited financial statements with respect to Singer Asset Finance Company, LLC, a wholly-owned subsidiary of Enhance ("Singer"), do not exist and the Merger is conditioned on, among other things, the receipt of audited financial statements for Singer reflecting a net worth of not less than $1.00. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Parent Common Stock, compared certain financial and stock market information for Parent and Enhance with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the

Radian Group, Inc.
November 13, 2000
Page  2

financial guarantor industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Parent and that the Forecasts will be realized in the amounts and time periods contemplated thereby. We are not actuaries and our services did not include actuarial determinations or evaluations by us or any attempt to evaluate actuarial assumptions and, in that regard, we have assumed the adequacy of the loss and loss-adjustment-expense reserves and the accounting adjustments reflected in the Forecasts and we understand that with respect to all loss and loss-adjustment-expense reserves you have relied upon actuarial opinions, reports and advice of actuarial advisors to Parent. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities, contingent or otherwise, of Enhance or any of its subsidiaries (including any derivative or off-balance-sheet assets or liabilities or loss and loss-adjustment-expense reserves) and we have not been furnished with any such evaluation or appraisal other than the actuarial opinions, reports and advice of actuarial advisors referred to in the preceding sentence. We also have assumed that all governmental, regulatory or other conditions, consents or approvals required for the consummation of the Merger will be obtained or satisfied without any adverse effect on Enhance, Parent or on the contemplated benefits of the transaction contemplated by the Agreement as reflected in Forecasts. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock should vote with respect to the transactions contemplated by the Agreement.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio proposed to be paid by Parent pursuant to the Agreement is fair from a financial point of view to Parent.

Very truly yours,

/s/    GOLDMAN, SACHS & CO.
--------------------------------------
        (GOLDMAN, SACHS & CO.)

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Articles Eighth and Ninth of Radian's Certificate of Incorporation provide that the directors of the corporation shall be protected from personal liability, through indemnification or otherwise, and Article Ninth of Radian's Certificate of Incorporation provides that officers of the corporation shall be indemnified, in each case, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

     Under Section 145 of the Delaware General Corporation Law, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Seventh of Radian's Bylaws provides that Radian will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer or other authorized representative of Radian, or is or was serving at the request of Radian as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article Seventh further permits Radian to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Radian, or is or was serving at the request of Radian as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not Radian would have the power to indemnify such person against such liability under the Delaware General Corporation Law. Article Seven of the Bylaws of Radian facilitates enforcement of the right of directors and officers to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Bylaws were set forth in a separate written contract between Radian and the director or officer.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.  See Index to Exhibits.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on January 24, 2001.


                                          RADIAN GROUP INC.


                                          By: /s/   HOWARD S. YARUSS

                                            ------------------------------------

                                            Howard S. Yaruss


                                            Senior Vice President,


                                            Secretary and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
                         *                           Chairman of the Board and Chief   January 24, 2001
---------------------------------------------------    Executive Officer (Principal
                 Frank P. Filipps                           Executive Officer)

                         *                             Executive Vice President and    January 24, 2001
---------------------------------------------------      Chief Financial Officer
                  C. Robert Quint                        (Principal Financial and
                                                           Accounting Officer)

               /s/ HOWARD S. YARUSS                       Senior Vice President,       January 24, 2001
---------------------------------------------------       Secretary and General
                 Howard S. Yaruss                                Counsel

                         *                                       Director              January 24, 2001
---------------------------------------------------
                Stephen T. Hopkins

                         *                                       Director              January 24, 2001
---------------------------------------------------
                Robert W. Richards

                                                                 Director
---------------------------------------------------
               Anthony W. Schweiger

                         *                                       Director              January 24, 2001
---------------------------------------------------
                  James C. Miller

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
                         *                                       Director              January 24, 2001
---------------------------------------------------
                 James W. Jennings

                                                                 Director
---------------------------------------------------
                   Roy J. Kasmar

                         *                                       Director              January 24, 2001
---------------------------------------------------
                 Larry E. Swedroe

                         *                                       Director              January 24, 2001
---------------------------------------------------
                  Herbert Wender

                         *                                       Director              January 24, 2001
---------------------------------------------------
                  David C. Carney

                         *                                       Director              January 24, 2001
---------------------------------------------------
                 Howard B. Culang

                         *                                       Director              January 24, 2001
---------------------------------------------------
                Dr. Claire M. Fagin

                                                                 Director
---------------------------------------------------
                  Rosemarie Greco

                         *                                       Director              January 24, 2001
---------------------------------------------------
                  Ronald W. Moore

             *By: /s/ HOWARD S. YARUSS
   ---------------------------------------------
                 Howard S. Yaruss
                 Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Merger, dated as of November 13, 2000, by and between Radian Group Inc., GOLD Acquisition
          Corporation and Enhance Financial Services Group Inc.
          (included as Annex A to the accompanying Joint Proxy
          Statement/Prospectus included in this Registration
          Statement).*
 2.2      Shareholder Support Agreement by and among Radian Group Inc.
          and Daniel Gross, dated as of November 18, 2000.*
 2.3      Shareholder Support Agreement by and among Radian Group Inc.
          and Wallace O. Sellers, dated as of November 18, 2000.*
 2.4      Shareholder Support Agreement by and among Radian Group Inc.
          and Allan R. Tessler, dated as of November 18, 2000.*
 3.1      Certificate of Incorporation of the Registrant, as amended
          (incorporated by reference to Exhibit 3.1 to the
          Registrant's Form 10-K filed on March 31, 2000,
          incorporating by reference to Appendix II to the
          Registrant's DEF 14A filed May 11, 1999).
 3.2      Bylaws of the Registrant, as amended (incorporated by
          reference to Exhibit 3.2 to the Registrant's Form 10-K filed on March 31, 2000, incorporating by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 filed
          May 6, 1999).
 4.1      Specimen certificate for $4.125 Preferred Stock of the
          Registrant (incorporated by reference to Exhibit 4.1 to the
          Registrant's Form 10-K filed on March 31, 2000).
 4.2      Certificate of Designations relating to $4.125 Preferred
          Stock of the Registrant (incorporated by reference to
          Exhibit 4.2 to the Registrant's Form 10-K filed on March 31,
          2000, incorporating by reference to Exhibit 4.2 to the
          Registrant's Form 10-K filed on March 30, 1993).
 4.3      Amended and Restated Rights Agreement (incorporated by
          reference to Exhibit 4.5 to the Registrant's Form 10-K filed on March 31, 2000, incorporating by reference to Exhibit 4.4 to the Registrant's Registration Statement on Form S-4 filed
          May 6, 1999).
 4.4      Standstill and Voting Agreement dated October 27, 1992
          between the Registrant and Reliance Group Holdings, Inc.
          (incorporated by reference to Exhibit 4.4 to the
          Registrant's Form 10-K filed on March 31, 2000,
          incorporating by reference to Exhibit 4.4 to the
          Registrant's Form 10-K filed on March 30, 1993).
 5.1      Opinion of Howard S. Yaruss, Senior Vice President,
          Secretary and General Counsel of the Registrant, as to the
          legality of the securities being registered.**
 8.1      Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
          federal income tax matters.**
 8.2      Opinion of Clifford Chance Rogers & Wells LLP as to certain
          U.S. federal income tax matters.**
15.1      Letter from Deloitte & Touche LLP regarding unaudited
          interim financial information.**
23.1      Consent of Deloitte & Touche LLP**
23.2      Consent of Deloitte & Touche LLP**
99.1      Form of Proxy to be used by Radian Group Inc.**
99.2      Form of Proxy to be used by Enhance Financial Services Group
          Inc.**
99.3      Opinion of Goldman, Sachs & Co. (included as Annex C to the
          Joint Proxy Statement/ Prospectus included in this
          Registration Statement).*
99.4      Opinion of Morgan Stanley & Co. Incorporated. (included as
          Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement).*


---------------

 * Previously filed



** Filed herewith